Exhibit 10.7

SENIOR SUBORDINATED BRIDGE LOAN AGREEMENT

dated as of

October 12, 2007

and

Amended and Restated as of March 12, 2008

among

VH MERGERSUB, INC.

(TO BE MERGED WITH AND INTO

CDW CORPORATION),

as Borrower,

VH HOLDINGS, INC.,

as Holdings,

The Subsidiary Guarantors Party Hereto,

JPMORGAN CHASE BANK, N.A.

as Administrative Agent,

and

The Other Lenders Party Hereto,

J.P. MORGAN SECURITIES INC.,

as Joint Lead Arranger and Joint Bookrunner,

LEHMAN BROTHERS INC.,

as Joint Lead Arranger, Joint Bookrunner and Co-Syndication Agent,

MORGAN STANLEY SENIOR FUNDING, INC.,

as Joint Bookrunner and Co-Syndication Agent,

DEUTSCHE BANK SECURITIES INC.,

as Joint Bookrunner and Co-Syndication Agent

ARTICLE X Guarantees		143

SECTION 10.01.	Guarantees	143
SECTION 10.02.	[Intentionally Reserved]	145
SECTION 10.03.	Successors and Assigns	146
SECTION 10.04.	No Waiver	146
SECTION 10.05.	Modification	146
SECTION 10.06.	Release of Guarantor	146
SECTION 10.07.	Contribution	147

ARTICLE XI Subordination		147

SECTION 11.01.	Agreement To Subordinate	147
SECTION 11.02.	Liquidation, Dissolution, Bankruptcy	147
SECTION 11.03.	Default on Designated Senior Indebtedness of the Borrower	148
SECTION 11.04.	Acceleration of Payment of Loans	149
SECTION 11.05.	When Distribution Must Be Paid Over	150
SECTION 11.06.	Subrogation	150
SECTION 11.07.	Relative Rights	150
SECTION 11.08.	Subordination May Not Be Impaired by Borrower	150
SECTION 11.09.	Rights of Administrative Agent	150
SECTION 11.10.	Distribution or Notice to Representative	151
SECTION 11.11.	Article XI Not To Prevent Events of Default or Limit Right To Accelerate	151
SECTION 11.12.	Administrative Agent Entitled To Rely	151
SECTION 11.13.	Administrative Agent to Effectuate Subordination	152
SECTION 11.14.	Administrative Agent Not Fiduciary for Lenders of Senior Indebtedness of the Borrower	152
SECTION 11.15.	Reliance by Lenders of Senior Indebtedness of the Borrower on Subordination Provisions	152

SCHEDULES:

Schedule 1.01	Liens
Schedule 2.01	Commitments and Loans
Schedule 3.08	Subsidiaries
Schedule 3.09	Litigation
Schedule 3.15	Environmental Matters
Schedule 3.16	Labor Matters
Schedule 3.18	Intellectual Property
Schedule 6.05	Payments and Agreements in Effect on the Closing Date
Schedule 9.02	Notice Addresses

EXHIBITS:

Exhibit A	Form of Assignment and Assumption

v

Exhibit B	Form of Exchange Note Indenture
Exhibit C	Form of Promissory Note
Exhibit D	Form of Opinion of Borrower’s Counsel
Exhibit E	Form of Registration Rights Agreement

This SENIOR SUBORDINATED BRIDGE LOAN AGREEMENT (“Agreement”) is entered into as of March 12, 2008, among CDW Corporation, an Illinois corporation (“CDW”, the “Company” or the “Borrower”), VH HOLDINGS, INC., a Delaware corporation (“Holdings”), the SUBSIDIARY GUARANTORS party hereto (collectively, the “Subsidiary Guarantors” and, individually, a “Subsidiary Guarantor”), the LENDERS party hereto (collectively the “Lenders” and, individually, a “Lender”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

PRELIMINARY STATEMENTS

The Borrower is party to the Senior Subordinated Bridge Loan Agreement dated as of October 12, 2007 (the “Existing Bridge Facility”) with VH MergerSub, Inc., an Illinois corporation (“Merger Sub”) (which on the Closing Date was merged with and into) the Company, Holdings, the Subsidiary Guarantors, the Lenders party thereto, and the Administrative Agent.

The parties to the Existing Bridge Facility have agreed to amend the Existing Bridge Facility in certain respects and to restate the Existing Bridge Facility as so amended as provided herein (as amended and restated, the “Bridge Facility”).

Accordingly, the parties hereto agree that on the Amendment Closing Date (as defined below) the Existing Bridge Facility will be prepaid in an amount not to exceed $190,000,000 and the Existing Bridge Facility shall be amended and restate to read as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Acquired Debt” means, with respect to any specified Person:

(a) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(b) Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person.

“Additional Cap” means $5,500,000 per annum, the per annum interest rate equivalent of which amount (determined reasonably by the Qualifying Bookrunners based upon the principal amount of the Loans, “Senior Loans” and/or “PIK Election

Loans” each under and as defined in the Senior Bridge Facility, as the case may be, at the time of designation) may be designated by the Qualifying Bookrunners to be used as part of the Total Cap, the “Senior Loans Total Cap” and/or the “PIK Election Loans Total Cap” each under and as defined in the Senior Bridge Facility.

“Administrative Agent” means JPMCB, in its capacity as administrative agent under the Bridge Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified; provided, however, that no Lender (nor any of its Affiliates) shall be deemed to be an Affiliate of the Borrower or any of its subsidiaries by virtue of its capacity as a Lender hereunder.

“Affiliate Transaction” has the meaning provided in Section 6.05.

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Amendment Closing Date” means the date on which the conditions precedent set forth in Section 4.02 shall have been satisfied.

“Applicable Margin” means (a) with respect to any Initial Loan that is a Eurocurrency Rate Loan, (i) 500 basis points for the Interest Period beginning on the Closing Date, (ii) 500 basis points for the second Interest Period applicable thereto, (iii) 550 basis points for the third Interest Period applicable thereto and (iv) 600 basis points for the fourth Interest Period applicable thereto and (b) with respect to any Initial Loan that is a Base Rate Loan, for any period, the Applicable Margin then applicable to Eurocurrency Rate Loans less 100 basis points.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Arrangers” means each of J.P. Morgan Securities Inc. and Lehman Brothers Inc., in its capacity as Joint Lead Arranger under this Agreement.

“Asset Sale” means (1) the sale, conveyance, transfer, lease (as lessor) or other voluntary disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale and Lease-Back Transaction) of the Borrower (other than the sale of Equity Interests of the Borrower) or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”) or (2) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case, other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged or worn out property or equipment in the ordinary course of business or inventory (or other assets) held for sale in the ordinary course of business and dispositions of property no longer used or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries or the disposition of inventory in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Borrower in a manner permitted pursuant to Section 6.08 hereof or any disposition that constitutes a Change of Control;

(c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, pursuant to Section 6.01 hereof or the granting of a Lien permitted by Section 6.06 hereof;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Borrower or a Restricted Subsidiary) in any transaction or series of transactions with an aggregate fair market value of less than $25,000,000;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to another Restricted Subsidiary;

(f) the sale, lease, assignment, sublease, license or sublicense of any real, intangible or personal property in the ordinary course of business;

(g) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(h) foreclosures on assets or transfers by reason of eminent domain;

(i) disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(j) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(k) the issuance by a Restricted Subsidiary of Disqualified Stock or Preferred Stock that is permitted pursuant to Section 6.03 hereof;

(l) any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Closing Date, including Sale and Lease-Back Transactions and Receivables Facility financings permitted under this Agreement;

(m) transfers of property subject to casualty or condemnation proceedings (including in lieu thereof) upon the receipt of the net cash proceeds therefor;

(n) the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Borrower or a Restricted Subsidiary are not material to the conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole;

(o) voluntary terminations of Hedging Obligations;

(p) any Permitted Asset Swap; and

(q) Sale and Lease-Back Transactions involving (i) real property owned on the Closing Date, (ii) property acquired not more than 180 days prior to such Sale and Lease-Back Transaction for cash in an amount at least equal to the cost of such property and (iii) other property for cash consideration if the sale is treated as an Asset Sale.

“Asset Sale Offer” has the meaning provided in Section 6.04.

“Assignee” has the meaning provided in Section 9.07(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.07), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus  1/2 of 1% and (b) the rate of interest per annum in effect for such day as announced from time to time by the Administrative Agent as its “prime rate” at its principal office in New York, New York. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the announcement of such change.

“Base Rate Loan” means a Loan that bears interest at a rate based on the Base Rate.

“Blockage Notice” has the meaning provided in Section 11.03.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the board of directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Borrower or any Restricted Subsidiary to have been duly adopted by the Board of Directors, unless the context specifically requires that such resolution be adopted by a majority of the disinterested directors, in which case by a majority of such directors, and to be in full force and effect on the date of such certification and delivered to the Administrative Agent.

“Borrower Materials” has the meaning assigned to such term in Section 5.01.

“Borrowing” means the incurrence of the Initial Loans.

“Borrowing Request” has the meaning provided in Section 2.02(a).

“Bridge Facility” has the meaning provided in the preliminary statements to this Agreement.

“Bridge Loan Documents” means this Agreement, the promissory notes, if any, executed and delivered pursuant to Section 2.05(e), the Fee Letter, all guarantees of the Loans and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, the Administrative Agent or any of the Lenders in connection with this Agreement or the transactions contemplated hereby, in each case including any annexes, exhibits, appendices or schedules thereto, but excluding the Exchange Notes and the Exchange Note Indenture and any guarantees of the Exchange Notes or other documents related to the Exchange Note Indenture, including the Registration Rights Agreement.

“Business Day” means each day which is not a Legal Holiday; provided that if such day relates to any interest rate settings as to a Eurocurrency Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurocurrency Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Cap Designation Letter” means a letter delivered to the Administrative Agent with a copy to the Borrower by the Qualifying Bookrunners designating all or any portion of the Unused Additional Cap to be used as part of the Total Cap.

“Capital Stock” means:

(a) in the case of a corporation, capital stock;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP (except for temporary treatment of construction-related expenditures under EITF 97-10, “The Effect of Lessee Involvement in Asset Construction,” which will ultimately be treated as operating leases upon a Sale and Lease-Back Transaction).

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Borrower or any other Guarantor described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) U.S. dollars;

(2) (a) Sterling, Canadian Dollars, Euro, or any national currency of any participating member state of the economic and monetary union contemplated by the Treaty on European Union or (b) in the case of the Borrower or a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with (i) any lender under Senior Credit Facilities or an Affiliate thereof or (ii) any commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. Dollar Equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated P-1 by Moody’s or A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar securities having a rating of P-1 or A-1 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above;

(9) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(10) [intentionally reserved];

(11) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated A- (or the equivalent thereof) or better by S&P or A3 (or the equivalent thereof) or better by Moody’s:

(12) shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (1) through (11) above; and

(13) in the case of any Foreign Subsidiary, investments of comparable tenure and credit quality to those described in the foregoing clauses (1) through

(12) above or other high quality short term investments, in each case, customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Interest” has the meaning provided in Section 2.06(c).

“Cash Pooling Arrangements” means a deposit account arrangement among a single depository institution, the Borrower and one or more Foreign Subsidiaries involving the pooling of cash deposits in and overdrafts in respect of one or more deposit accounts (each located outside of the United States and any States and territories thereof) with such institution by the Borrower and such Foreign Subsidiaries for cash management purposes.

A “Change of Control” shall be deemed to have occurred if:

(a) the Permitted Investors cease to have the power, directly or indirectly, to vote or direct the voting of Equity Interests of the Borrower representing a majority of the ordinary voting power for the election of directors (or equivalent governing body) of the Borrower; provided that the occurrence of the foregoing event shall not be deemed a Change of Control if,

(i) any time prior to the consummation of a Qualified Public Offering, and for any reason whatsoever, (A) the Permitted Investors otherwise have the right, directly or indirectly, to designate (and do so designate) a majority of the board of directors of the Borrower or (B) the Permitted Investors own, directly or indirectly, of record and beneficially an amount of Equity Interests of the Borrower having ordinary voting power that is equal to or more than 50% of the amount of Equity Interests of the Borrower having ordinary voting power owned, directly or indirectly, by the Permitted Investors of record and beneficially as of the Closing Date (determined by taking into account any stock splits, stock dividends or other events subsequent to the Closing Date that changed the amount of Equity Interests, but not the percentage of Equity Interests, held by the Permitted Investors) and such ownership by the Permitted Investors represents the largest single block of Equity Interests of the Borrower having ordinary voting power held by any person or related group for purposes of Section 13(d) of the Securities Exchange Act of 1934, or

(ii) at any time after the consummation of a Qualified Public Offering, and for any reason whatsoever, (A) no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 as in effect on the date hereof, but excluding any employee benefit plan of such

Person and its subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), excluding the Permitted Investors, shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than the greater of (x) 35% of outstanding Equity Interests of the Borrower having ordinary voting power and (y) the percentage of the then outstanding Equity Interests of the Borrower having ordinary voting power owned, directly or indirectly, beneficially and of record by the Permitted Investors, and (B) during each period of 12 consecutive months, a majority of the board of directors of the Borrower shall consist of the Continuing Directors; or

(b) any change in control (or similar event, however denominated) with respect to the Borrower or any Restricted Subsidiary shall occur under and as defined in each of the Senior Secured Revolving Credit Agreement, the Senior Secured Term Loan Agreement or the Senior Bridge Loan Agreement to the extent the Indebtedness thereunder constitutes Material Indebtedness of the Borrower or any Restricted Subsidiary; or

(c) at any time prior to the consummation of a Qualified Public Offering, Holdings shall directly or indirectly own, beneficially and of record, less than 100% of the issued and outstanding Equity Interests of the Borrower.

“Change of Control Offer” has the meaning provided in Section 6.09(b).

“Change of Control Payment Date” has the meaning provided in Section 6.09(b).

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01, which date was October 12, 2007.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and rules and regulations related thereto.

“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make an Initial Loan hereunder on the Closing Date, expressed as an amount representing the maximum principal amount of the Loan to be made by such Lender hereunder, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.07. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $940,000,000.

“Common Stock” of any Person means Capital Stock in such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to Capital Stock of any other class in such Person.

“Compensation Period” has the meaning provided in Section 2.11(d)(ii).

“consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, and other non-cash charges (excluding any non-cash item that represents an accrual or reserve for a cash expenditure for a future period) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, (f) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (g) costs of surety bonds in connection with financing activities, and excluding (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility; plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that (without duplication),

(1) any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transactions, including, but not limited to, up to $20,000,000 in retention bonuses to be paid in 2008 to employees of the Borrower for continued employment through 2007 and the payment of up to $53,000,000 to participants in the Krasny Plan within 60 days of the Closing Date), severance, integration costs, relocation costs, transition costs, other restructuring costs, litigation settlement or losses and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded; provided that, solely for the purpose of determining the amounts available for Restricted Payments under Section 6.01(d)(3), such losses, costs, charges or other expenses shall be excluded only to the extent they are non-cash and will not require cash settlement in the future (it being understood that the payment of up to $53,000,000 referenced above shall be considered “non-cash” for this purpose),

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(3) any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(4) any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of gains or losses (less all accrued fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded,

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided, that Consolidated Net Income of such Person shall be (A) increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to such Person or a Subsidiary thereof that is the Borrower or a Restricted Subsidiary in respect of such period (subject in the case of dividends paid or distributions made to a Restricted Subsidiary (other than a Guarantor) to the limitations contained in clause (6) below) and (B) decreased by the amount of any equity of the Borrower in a net loss of any such Person for such period to the extent the Borrower has funded such net loss in cash with respect to such period,

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (3) of the first paragraph of Section 6.01 hereof, the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not wholly permitted at the date of determination without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided, that Consolidated Net Income of the Borrower will be, subject to the exclusion contained in clause (3) above, increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof (subject to the provisions of this clause (6)) in respect of such period, to the extent not already included therein,

(7) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-up, write-down or write-off of any amounts thereof, net of taxes, shall be excluded,

(8) any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments, in each case to the extent permitted hereunder, shall be excluded,

(9) any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) impairment charge or asset write-off, write-up or write-down (other than write-offs or write-downs of inventory or receivables), in each case, pursuant to GAAP and the amortization of assets or liabilities, including intangibles arising (including goodwill and organizational costs) pursuant to GAAP shall be excluded,

(10) any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of non-cash compensation or other expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights or as a result of the Krasny Plan shall be excluded,

(11) (i) in connection with the operation of the Krasny Plan, (i) tax withholding payments made in cash to the IRS in connection with in-kind withholding for payments to participants in Equity Interests of any indirect or direct parent of the Company shall be excluded; provided that the maximum add-back to Consolidated Net Income shall be no greater than $1,000,000 in any four quarter period; and (ii) payments made in cash to the Circle of Service Foundation, Inc. in an amount not in excess of the amount of the net tax benefit to the Company as a result of the implementation and continuing operation of the Krasny Plan shall be excluded, and

(12) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with the Transactions and any acquisition, Investment, disposition, dividend or similar Restricted Payments, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing or recapitalization transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded.

Notwithstanding the foregoing, for the purpose of Section 6.01 hereof only, there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Borrower and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments made by the Borrower and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments made by the Borrower and any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(d) of the first paragraph of Section 6.01 hereof.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing or having the economic effect of guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor,

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof, or

(4) as an account party with respect to any letter of credit, letter of guaranty or bankers’ acceptance.

“Continuing Directors” means the directors of the Borrower on the Closing Date, as elected or appointed after giving effect to the Merger and the other transactions contemplated hereby, and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Borrower is approved by a majority of the then Continuing Directors, such other director is appointed, approved or recommended by a majority of the then Continuing Directors or such other director receives the vote of the Permitted Investors or is designated or appointed by the Permitted Investors in his or her election by the stockholders of the Borrower.

“Contribution Indebtedness” means Indebtedness of the Borrower or any Guarantor in an aggregate principal amount not greater than one times the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Borrower or such Guarantor after the Closing Date; provided that:

(1) if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contribution amount to the capital of the Borrower or such Guarantor, as applicable, the amount of such excess shall be (a) Subordinated Indebtedness (other than Secured Indebtedness) and (b) Indebtedness with a Stated Maturity equal to or later than the Stated Maturity of the Exchange Notes, and

(2) such cash contribution amount is not applied to make Restricted Payments.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion Date” means October 10, 2008.

“Conversion Spread” means, with respect to any Extended Loan, 50 basis points during the Interest Period beginning on the Conversion Date, which amount shall increase by an additional 50 basis points at the beginning of each subsequent three-month period.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, unless the subject of a good faith dispute (or a good faith dispute that is subsequently cured), (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute (or a good faith dispute that is subsequently cured), or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Borrower or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Borrower or any direct or indirect parent company of the Borrower (other than Disqualified Stock of the Borrower), that is issued for cash (other than to Holdings or any of its Subsidiaries or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3)(b) of the first paragraph of Section 6.01 hereof.

“Designated Senior Indebtedness” means:

(a) any Indebtedness outstanding under the Senior Secured Revolving Credit Facility, Senior Secured Term Loan Facility and Hedging Obligations;

(b) any Indebtedness outstanding under the Senior Exchange Note Indenture and Senior Bridge Loan Agreement; and

(c) any other Senior Indebtedness permitted under this Agreement that, at the date of determination, has an aggregate principal amount outstanding of at least $50,000,000 and is specifically designated by the Borrower in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of this Agreement.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, in each case prior to the earlier of the Maturity Date or the date the Loans are repaid in full; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiaries” means, with respect to any Person, any subsidiary of such Person other than a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period

(1) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital (or any alternative tax in lieu thereof), including, without limitation, foreign, state, franchise and similar taxes and foreign withholding taxes of such Person and such subsidiaries paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income, including payments made pursuant to any tax sharing agreements or arrangements among the Borrower, its Restricted Subsidiaries and any direct or indirect parent company of the Borrower (so long as such tax sharing payments are attributable to the operations of the Borrower and its Restricted Subsidiaries); plus

(b) Fixed Charges of such Person and such subsidiaries for such period to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person and such subsidiaries for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d) any fees, costs, commissions, expenses or other charges (other than Depreciation or Amortization Expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred under this Agreement (including a refinancing thereof) (whether or not successful), including (i) any expensing of bridge, commitment or other financing fees, (ii) such fees, costs, commissions, expenses or other charges related to the offering of the Exchange Notes, the Senior Exchange Notes, the Bridge Facility, the Senior Bridge Facility, the Senior Secured Revolving Credit Facility and the Senior Secured Term Loan Facility, (iii) any such fees, costs (including call premium), commissions, expenses or other charges related to any amendment or other modification of the Exchange Notes, the Senior Exchange Notes, the Bridge Facility, the Senior Bridge Facility, the Senior Secured Revolving Credit Facility and the Senior Secured Term Loan Facility and (iv) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e) any other non-cash charges, expenses or losses including any write-offs or write-downs and any non-cash expense relating to the vesting of warrants, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(f) the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid in such period to the Sponsor pursuant to the Sponsor Management Agreement (as in effect on the Closing Date) deducted (and not added back) in computing Consolidated Net Income; plus

(g) the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility deducted (and not added back) in computing Consolidated Net Income; plus

(h) costs or expense deducted (and not added back) in computing Consolidated Net Income by such Person or any such subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interest of the Borrower (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the amount available for Restricted Payments under clause (3) of the first paragraph of Section 6.01 hereof; plus

(i) the amount of net cost savings and acquisition synergies projected by the Borrower in good faith to be realized during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period) as a result of specified actions taken or initiated in connection with the Transactions or any acquisition or disposition by the Borrower or any Restricted Subsidiary, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of EBITDA from such actions; provided that (i) such cost savings are reasonably identifiable and factually supportable, (ii) such actions are taken within 18 months after the Closing Date or the date of such acquisition or disposition and (iii) the aggregate amount of costs savings added pursuant to this clause (i) shall not exceed the greater of (x) $50,000,000 and (y) 10% of the Borrower’s EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the determination date; plus

(j) any net after-tax non-recurring, extraordinary or unusual gains or losses (less all fees and expenses relating thereto) or expenses; plus

(k) to the extent covered by insurance and actually reimbursed or otherwise paid, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed or otherwise paid by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed or otherwise paid within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed or otherwise paid within such 365 days), expenses with respect to liability or casualty events and expenses or losses relating to business interruption; plus

(l) expenses to the extent covered by contractual indemnification or refunding provisions in favor of the Borrower or a Restricted Subsidiary and actually paid or refunded, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be paid or refunded by the indemnifying party or other obligor and only to the extent that such amount is (i) not denied by the applicable indemnifying party or obligor in writing within 90 days and (ii) in fact reimbursed within 180 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 180 days); plus

(m) any non-cash increase in expenses (A) resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods) or (B) due to purchase accounting associated with the Transactions or any future acquisitions;

(2) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person and such subsidiaries for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; and

(3) increased or decreased by (without duplication):

(a) any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standards No. 39 and their respective related pronouncements and interpretations; plus or minus, as applicable,

(b) any net gain or loss included in calculating Consolidated Net Income resulting in such period from currency translation gains or losses related to currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

“Eligible Assignee” means any assignee permitted by and consented to in accordance with Section 9.07.

“Environmental Laws” means all applicable federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives and orders (including consent orders), having the force and effect of law, in each case, relating to protection of the environment or natural resources, or to human health and safety as it relates to protection from environmental hazards.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Investment” means the contribution by the Equity Investors, to fund a portion of the Merger, of an amount in cash to CDW Holdings LLC, and in turn to Holdings, in exchange for Equity Interests (which cash will be contributed to Merger Sub in exchange for Equity Interests in Merger Sub), which together with the amount of any rollover equity issued to existing shareholders of CDW, shall be no less than 25.0% of the pro forma total consolidated capitalization of Holdings.

“Equity Investors” means the Sponsor and the Management Stockholders.

“Equity Offering” means any public or private sale of Common Stock or Preferred Stock of the Borrower or any of its direct or indirect parent companies (excluding Disqualified Stock of such entity), other than (1) public offerings with respect to Common Stock of the Borrower or of any of its direct or indirect parent companies registered on Form S-4 or Form S-8, (2) any such public or private sale that constitutes an Excluded Contribution or (3) an issuance to any Subsidiary of the Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Loan Party under Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, but excluding any event for which the 30-day notice period is waived, with respect to a Pension Plan, (b) any “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, or the failure to satisfy any statutory funding requirement that results in a Lien, with respect to a Pension Plan, (c) the incurrence by any Loan Party or an ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or the withdrawal or partial withdrawal of any Loan Party or an ERISA Affiliate from any Pension Plan or Multiemployer Plan, (d) the filing or a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice of intent to terminate any Pension Plan or Multiemployer Plan or to appoint a trustee to administer any Pension Plan, (e) the adoption of any amendment to a Pension Plan that would require the provision of security pursuant to the Code, ERISA or other applicable law, (f) the receipt by any Loan Party or any ERISA Affiliate of any notice concerning statutory liability arising from the withdrawal or partial withdrawal of any Loan Party or any ERISA Affiliate from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, (g) the occurrence of a “prohibited transaction” (within the meaning of Section 4975 of the Code) with respect to which the Borrower or any Restricted Subsidiary is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any Restricted Subsidiary could reasonably be expected to have any liability, (h) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of any Pension Plan or Multiemployer Plan or the appointment of a trustee to administer any Pension Plan or (i) any other extraordinary event or condition with respect to a Pension Plan or Multiemployer Plan which could reasonably be expected to result in a Lien or any acceleration of any statutory requirement to fund all or a substantial portion of the unfunded accrued benefit liabilities of such plan.

“Eurocurrency Rate” means, for any Interest Period with respect to any Eurocurrency Rate Loan:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Dow Jones Market screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits of amounts in the relevant currency for delivery on the first day of such Interest Period, or

(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits of amounts in the relevant currency for delivery on the first day of such Interest Period, or

(c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan with a term equivalent to such Interest Period would be offered by a London Affiliate of the Administrative Agent to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period or, if different, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits of amounts in the relevant currency for delivery on the first day of such Interest Period.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.

“Event of Default” has the meaning provided in Article VII.

“Excess Proceeds” has the meaning provided in Section 6.04.

“Exchange” has the meaning provided in Section 2.03(b)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Date” has the meaning provided in Section 2.03(b)(ii).

“Exchange Note” means (a) the Notes (as defined in the Exchange Note Indenture) (including any Increasing Rate Exchange Notes and Fixed Rate Exchange Notes (unless the context otherwise requires)) issued under the Exchange Note Indenture in exchange for one or more Loans, one or more other Exchange Notes or in respect of interest with respect to one or more Exchange Notes, substantially in the form attached as an exhibit to the Exchange Note Indenture and (b) if and when issued as provided in the Registration Rights Agreement or otherwise registered under the Securities Act (as defined herein) and issued, the Borrower’s senior subordinated exchange notes due 2017 issued in the Registered Exchange Offer (as defined in the Registration Rights Agreement) in exchange for any Exchange Notes or otherwise registered under the Securities Act.

“Exchange Note Indenture” means the Senior Subordinated Exchange Note Indenture in the form of Exhibit B hereto to be entered into pursuant to Section 5.08(a) among the Borrower, Holdings, the Subsidiary Guarantors and the trustee thereunder relating to the issuance of the Exchange Notes.

“Exchange Request” has the meaning provided in Section 2.03(b)(iii).

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds, in each case received by the Borrower and its Restricted Subsidiaries from:

(1) contributions to its common equity capital; and

(2) the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower or any Subsidiary) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock), in each case designated as Excluded Contributions pursuant to an Officer’s Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3)(c) of the first paragraph of Section 6.01 hereof.

“Existing Debt” means Indebtedness outstanding under that certain unsecured line of credit of CDW with The Northern Trust Company, as evidenced by that certain Line of Credit Demand Note dated July 25, 2001 of CDW in favor of The Northern Trust Company.

“Existing Inventory Financing Agreements” means the following agreements, in each case, as amended, supplemented, refinanced, refunded or otherwise modified and in effect from time to time: (i) the Inventory Financing Agreement, dated as of the Closing Date, by and among GE Commercial Distribution Finance Corporation, CDW Logistics, Inc., an Illinois corporation, Berbee Information Networks Corporation, a Wisconsin corporation, CDW Government, Inc., an Illinois corporation, and CDW Direct, LLC, an Illinois limited liability company and (ii) the Agreement for Inventory Financing, dated as of the Closing Date, by and among IBM Credit LLC, a Delaware limited liability company, CDW Logistics, Inc., an Illinois corporation, and Berbee Information Networks Corporation, a Wisconsin corporation.

“Extended Loan Interest Rate” has the meaning provided in Section 2.06(a)(ii).

“Extended Loans” means Loans that remain outstanding on and after the Conversion Date.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of  1/100 of 1%) of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means the Amended and Restated Fee Letter dated June 27, 2007, between Holdings, Merger Sub, Lehman Brothers Commercial Bank, Lehman Commercial Paper Inc., Lehman Brothers Inc., JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Morgan Stanley Senior Funding, Inc., Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch and Deutsche Bank Securities Inc.

“Financial Officer” of any Person means the chief executive officer, the president, chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period consisting of such Person and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Borrower or any Restricted Subsidiary incurs, assumes, guarantees or repays any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock, in each case subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or repayment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period and as if the Borrower or Restricted Subsidiary had not earned the interest income actually earned during such period in respect of such cash used to repay, repurchase, defease or otherwise discharge such Indebtedness.

If Investments, acquisitions, dispositions, mergers or consolidations have been made by the Borrower or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date, then the Fixed Charge Coverage Ratio shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers or consolidations (and the change in any associated Fixed Charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period.

If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period) shall have made any

Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation (including, without limitation, the Transactions) and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Borrower and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the SEC, except that such pro forma calculations may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect that (A) have been realized or (B) for which the steps necessary for realization have been taken (or are taken concurrently with such transaction) or (C) for which the steps necessary for realization are reasonably expected to be taken within the 18-month period following such transaction and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead, provided that in each case such adjustments are set forth in an Officer’s Certificate signed by the Borrower’s chief financial officer and another Officer which states (i) the amount of such adjustment or adjustments, (ii) in the case of items (B) or (C) above, that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officer’s Certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to this Agreement. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if the related hedge has a remaining term in excess of twelve months).

Interest on a Capitalized Lease Obligation shall be deemed to accrue at the interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, (1) Consolidated Interest Expense (excluding amortization/accretion of original issue discount (including any original issue discount created by fair value adjustments to Indebtedness in existence as of the Closing Date as a result of purchase accounting)) of such Person for such period and (2) all cash dividends paid during such period (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Subsidiaries.

“Fixed Rate Exchange Note” has the meaning provided in Section 2.03(b)(ii) hereto.

“Foreign Lender” has the meaning specified in Section 9.15(a)(i).

“Foreign Plan” means any pension plan, fund or other similar program (other than a government-sponsored plan) that (a) primarily covers employees of any Loan Party and/or any of its Restricted Subsidiaries who are employed outside of the United States and (b) is subject to any statutory funding requirement as to which the failure to satisfy results in a Lien or other statutory requirement permitting any governmental authority to accelerate the obligation of the Borrower or any Restricted Subsidiary to fund all or a substantial portion of the unfunded, accrued benefit liabilities of such plan.

“Foreign Subsidiary” means, with respect to any Person, (a) any subsidiary of such Person that is organized and existing under the laws of any jurisdiction outside the United States of America or (b) any subsidiary of such Person that has no material assets other than the Capital Stock of one or more subsidiaries described in clause (a) and other assets relating to an ownership interest in any such Capital Stock or subsidiaries.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means the government of the United States of America or any other nation, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning provided in Section 9.07(h).

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the Guaranteed Obligations by a Guarantor in accordance with the provisions of this Agreement. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guaranteed Obligations” has the meaning provided in Section 10.01(a).

“Guarantor” means any Person that incurs a Guarantee of the Guaranteed Obligations; provided that upon the release and discharge of such Person from its Guarantee in accordance with this Agreement, such Person shall cease to be a Guarantor. On the Closing Date, the Guarantors will be Holdings and each Domestic Subsidiary of the Borrower that is a Restricted Subsidiary and a guarantor under the Senior Credit Facilities.

“Hazardous Materials” means any material, substance or waste classified, characterized or regulated as “hazardous,” “toxic,” “pollutant” or “contaminant” under any Environmental Laws.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to manage, hedge or protect such Person with respect to fluctuations in currency exchange, interest rates or commodity, raw materials, utilities and energy prices.

“Holdings” has the meaning provided in the introductory paragraph to this Agreement.

“Increasing Rate Exchange Note” has the meaning assigned to such term in the Exchange Note Indenture.

“Indebtedness” means, with respect to any Person,

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money,

(b) evidenced by bonds, notes, debentures or similar instruments,

(c) evidenced by letters of credit (or, without duplication, reimbursement agreements in respect thereof),

(d) Capitalized Lease Obligations,

(e) representing the deferred and unpaid balance of the purchase price of any property (other than Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor in each case accrued in the ordinary course of business, (ii) liabilities accrued in the ordinary course of business and (iii) earn-outs and other contingent payments in respect of acquisitions except to the extent that the liability on account of any such earn-outs or contingent payment becomes fixed, or

(f) representing any interest rate Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business),

(3) Disqualified Stock of such Person, and

(4) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset (other than a Lien on Capital Stock of an Unrestricted Subsidiary) owned by such Person (whether or not such Indebtedness is assumed by such Person);

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (i) Contingent Obligations incurred in the ordinary course of business, (ii) items that would appear as a liability on a balance sheet prepared in accordance with GAAP as a result of the application of EITF 97-10, “The Effect of Lessee Involvement in Asset Construction,” and (iii) obligations with respect to Receivables Facilities. The amount of Indebtedness of any person under clause (1)(d) above shall be deemed to equal the lesser of (x) the aggregate unpaid amount of such Indebtedness secured by such Lien and (y) the fair market value of the property encumbered thereby as determined by such person in good faith.

“Indemnified Liabilities” has the meaning provided in Section 9.05.

“Indemnitees” has the meaning provided in Section 9.05.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Board of Directors of the Borrower, qualified to perform the task for which it has been engaged.

“Information” has the meaning provided in Section 9.08.

“Initial Lenders” means Lehman Commercial Paper Inc., Morgan Stanley Senior Funding, Inc., JPMorgan Chase Bank, N.A. and Deutsche Bank AG Cayman Islands Branch.

“Initial Loans” has the meaning provided in Section 2.01(a).

“Initial Promissory Note” has the meaning provided in Section 2.03(b)(iii).

“Interest Payment Date” means (a) prior to and on the Conversion Date, (i) with respect to any Base Rate Loan, the last day of each March, June, September and December and (ii) with respect to any Eurocurrency Rate Loan, the last day of the Interest Period applicable to such Loan and, with respect to any Loan, the Conversion Date and (b) following the Conversion Date, with respect to any Loan, the last day of the Interest Period applicable to such Loan.

“Interest Period” means (a) prior to the Conversion Date, the period commencing on the Closing Date and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is three months thereafter, and each successive three-month period commencing on the last day of the preceding interest period and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is three months thereafter, and (b) on and after the Conversion Date, the period commencing on the Conversion Date (in the case of the first such Interest Period) or the last day of the immediately preceding Interest Period (in the case of each subsequent Interest Period) and ending on the earliest of (i) the next succeeding April 15 or October 15 and (ii) the Maturity Date; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Investment Banks” has the meaning provided in Section 5.10.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees or other obligations), advances or capital contributions (including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, but excluding accounts receivable, trade credit, advances to customers, commission, travel, entertainment, relocation, payroll and similar advances to officers, directors and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If the Borrower or any Subsidiary of the Borrower sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Borrower such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Borrower, the Borrower shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the third paragraph of Section 6.01 hereof.

For purposes of the definition of “Unrestricted Subsidiary” and Section 6.01 hereof, (i) “Investments” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Borrower and (iii) any transfer of Capital Stock that results in an entity which became a Restricted Subsidiary after the Closing Date ceasing to be a Restricted Subsidiary shall be deemed to be an Investment in an amount equal to the fair market value (as determined by the Board of Directors of the Borrower in good faith as of the date of initial acquisition) of the Capital Stock of such entity owned by the Borrower and its Restricted Subsidiaries immediately after such transfer.

“IRS” means the United States Internal Revenue Service.

“JPMCB” means JPMorgan Chase Bank, N.A.

“Krasny Plan” means the MPK Coworker Incentive Plan II, as in effect on the Closing Date.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lender” has the meaning provided in the introductory paragraph to this Agreement and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender”.

“Lending Office” means, as to any Lender, the office of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in such asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code or equivalent statutes) of any jurisdiction with respect to such asset; provided that in no event shall an operating lease or occupancy agreement be deemed to constitute a Lien.

“Limited Non-Guarantor Debt Exceptions” has the meaning provided in Section 6.03.

“Loan Obligations” means advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Subsidiaries arising under any Bridge Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any of its Subsidiaries of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Loan Obligations of the Loan Parties and the Guarantors under the Bridge Loan Documents (and any of their Subsidiaries to the extent they have obligations under the Bridge Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees (including, without limitation, the fees referenced in

Section 2.06), Attorney Costs, indemnities and other amounts payable by any Loan Party or any of its Subsidiaries under any Bridge Loan Document and (b) the obligation of any Loan Party or any of its Subsidiaries to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary.

“Loan Parties” means the Borrower and the Guarantors (and each individually, a “Loan Party”).

“Loans” means the loans made by the Lenders to the Borrower pursuant to Section 2.01(a), including the Initial Loans and the Extended Loans.

“Mandatory Principal Redemption” has the meaning provided in Section 2.05(d).

“Mandatory Principal Redemption Amount” has the meaning provided in Section 2.05(d).

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means (a) on or prior to the Closing Date, a Target Material Adverse Effect and (b) after the Closing Date a material adverse effect (i) on the business, operations, assets, financial condition or results of operations of the Borrower and its Restricted Subsidiaries, taken as a whole or (ii) on any material rights and remedies of the Administrative Agent and the Lenders under any Bridge Loan Document, taken as a whole.

“Material Domestic Subsidiary” means, at any date of determination, each of the Borrower’s Domestic Subsidiaries (a) whose total assets at the last day of the most recent Test Period were equal to or greater than 5% of the Total Assets of the Borrower and the Restricted Subsidiaries at such date or (b) whose gross revenues for such Test Period were equal to or greater than 5% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that “Material Domestic Subsidiary” shall also include any of the Borrower’s Subsidiaries selected by the Borrower which is required to ensure that all Material Domestic Subsidiaries have in the aggregate (i) total assets at the last day of the most recent Test Period that were equal to or greater than 95% of the total assets of the Borrower and the Restricted Subsidiaries that are Domestic Subsidiaries at such date and (ii) gross revenues for such Test Period that were equal to or greater than 95% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries that are Domestic Subsidiaries for such period, in each case determined in accordance with GAAP.

“Material Foreign Subsidiary” means, at any date of determination, each of the Borrower’s Foreign Subsidiaries (a) whose total assets at the last day of the most recent Test Period were equal to or greater than 5% of the Total Assets of the Borrower and the Restricted Subsidiaries at such date or (b) whose gross revenues for such Test

Period were equal to or greater than 5% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that “Material Foreign Subsidiary” shall also include any of the Borrower’s Subsidiaries selected by the Borrower which is required to ensure that all Material Foreign Subsidiaries have in the aggregate (i) total assets at the last day of the most recent Test Period that were equal to or greater than 95% of the total assets of the Borrower and the Restricted Subsidiaries that are Foreign Subsidiaries at such date and (ii) gross revenues for such Test Period that were equal to or greater than 95% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries that are Foreign Subsidiaries for such period, in each case determined in accordance with GAAP.

“Material Indebtedness” means Indebtedness (other than the Loans), or Hedging Obligations, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount greater than or equal to $100,000,000. For purposes of determining “Material Indebtedness”, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Hedging Obligation at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if the relevant hedging agreement were terminated at such time.

“Material Subsidiary” means any Material Domestic Subsidiary or any Material Foreign Subsidiary.

“Maturity Date” means October 12, 2017.

“Maximum Rate” has the meaning provided in Section 9.10.

“Merger” has the meaning specified in the preliminary statements to this Agreement.

“Merger Agreement” means that certain Agreement and Plan of Merger dated as of May 29, 2007 among Holdings, Merger Sub and CDW.

“Merger Sub” has the meaning assigned to such term in the preliminary statements to this Agreement.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA under which the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates has any obligation or liability (contingent or otherwise).

“Net Proceeds” means:

(a) with respect to any Asset Sale, Prepayment Asset Sale or Property Loss Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds subsequently received (as and when received) in respect of deferred payments or noncash consideration initially received, net of any costs relating to the disposition thereof), net of (i) out-of-pocket expenses incurred (including reasonable and customary broker’s fees or commissions, investment banking, consultant, legal, accounting or similar fees, survey costs, title insurance premiums, and related search and recording charges, transfer, deed, recording and similar taxes incurred by the Borrower and its Restricted Subsidiaries in connection therewith), and the Borrower’s good faith estimate of taxes paid or payable (including payments under any tax sharing agreement or arrangement), in connection with such Asset Sale (including, in the case of any such Asset Sale in respect of property of any Foreign Subsidiary, taxes payable upon the repatriation of any such proceeds), (ii) amounts provided as a reserve, in accordance with GAAP, against any (x) liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale and (y) other liabilities associated with the asset disposed of and retained by the Borrower or any of its Restricted Subsidiaries after such disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness or other obligation which is secured by a Lien on the asset sold, (iv) in the case of any such Asset Sale by a non-Wholly Owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (iv)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a Wholly Owned Restricted Subsidiary as a result thereof and (v) amounts required to be applied to the repayment of principal, premium, if any, and interest under the Senior Credit Facilities as a result of such transaction and any deduction of appropriate amounts to be provided by the Borrower or any of its Subsidiaries; and

(b) with respect to any issuance, sale or incurrence of Capital Stock or Indebtedness, the cash proceeds of such issuance, sale or incurrence net of (i) attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or incurrence, (ii) taxes paid or payable as a result thereof and (iii) amounts required to be applied to the repayment of principal, premium, if any, and interest under the Senior Credit Facilities as a result of such transaction and any deduction of appropriate amounts to be provided by the Borrower or any of its Subsidiaries.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends or accretion of any Preferred Stock.

“Non-Consenting Lender” has the meaning provided in Section 2.13(c).

“Non-Payment Default” has the meaning provided in Section 11.03.

“Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.

“Offering Document” has the meaning provided in Section 5.10(b).

“Officer’s Certificate” means a certificate signed on behalf of the Borrower by a Responsible Officer of the Borrower.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Administrative Agent. The counsel may be an employee of or counsel to the Borrower or the relevant Loan Party.

“Other Closing Date Representations” shall mean those representations and warranties made by CDW in the Merger Agreement that (a) are material to the interests of the Lenders and (b) a breach of any of which would permit Holdings and/or Merger Sub to terminate their respective obligations under the Merger Agreement.

“Other Taxes” has the meaning provided in Section 2.10(b).

“Parent” means a Person formed for the purpose of owning all of the Equity Interests, directly or indirectly, of Holdings.

“Participant” has the meaning provided in Section 9.07(e).

“Participation” has the meaning provided in Section 9.07(e).

“Payment Blockage Period” has the meaning provided in Section 11.03.

“Payment Default” has the meaning provided in Section 11.03.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Event” means (a) the whole or partial withdrawal of a Loan Party or any Restricted Subsidiary from a Foreign Plan during a Foreign Plan year, (b) the filing or a notice of interest to terminate in whole or in part a Foreign Plan or the treatment of a Foreign Plan amendment as a termination or partial termination, (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Foreign Plan, (d) any other event or condition which might constitute grounds for the termination of, winding up or partial termination or winding up or the appointment of a trustee to administer, any Foreign Plan, (e) the failure to satisfy any statutory funding requirement, (f) the adoption of any amendment to a Foreign Plan that would require the provision of security pursuant to applicable law or (g) any other extraordinary event or condition with respect to a Foreign Plan which, with respect to each of the foregoing clauses, could reasonably be expected to result in a Lien or any acceleration of any statutory requirement to fund all or a substantial portion of the unfunded accrued benefit liabilities of such plan.

“Pension Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan or Foreign Plan) that is subject to Title IV of ERISA and/or Section 412 of the Code or Section 302 of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has any obligation or liability (contingent or otherwise).

“Permitted Asset Swap” means, to the extent allowable under Section 1031 of the Code, the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets (excluding any boot thereon) between the Borrower or any of its Restricted Subsidiaries and another Person.

“Permitted Business” means the business and any services, activities or businesses incidental, or directly related or similar to, or complementary to any line of business engaged in by the Borrower and its Subsidiaries as of the Closing Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Permitted Debt” has the meaning provided in Section 6.03.

“Permitted Investments” means:

(1) any Investment by the Borrower in any Restricted Subsidiary or by a Restricted Subsidiary in the Borrower or another Restricted Subsidiary;

(2) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Borrower or any Restricted Subsidiary in a Person that is engaged in a Permitted Business if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets not constituting cash or Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 6.04 hereof or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Closing Date or made pursuant to binding commitments in effect on the Closing Date or an Investment consisting of any extension, modification, replacement, renewal of any Investment existing on the Closing Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Closing Date or (y) as otherwise permitted under this Agreement;

(6) loans and advances to, or guarantees of Indebtedness of, directors, employees, officers and consultants not in excess of $15,000,000 outstanding at any one time, in the aggregate;

(7) any Investment acquired by the Borrower or any Restricted Subsidiary (A) in exchange for any other Investment or accounts receivable held by the Borrower or Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Borrower or Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (9) of the definition of “Permitted Debt”;

(9) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

(10) any Investment by the Borrower or a Restricted Subsidiary having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding not to exceed the greater of: (x) $150,000,000; and (y) 2.0% of Total Assets of the Borrower; provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) above and shall not be included as having been made pursuant to this clause (10);

(11) Investments the payment for which consists of Equity Interests of the Borrower or any of its direct or indirect parent companies (exclusive of Disqualified Stock); provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (3)(b) of the first paragraph of Section 6.01 hereof;

(12) guarantees (including Guarantees) of Indebtedness permitted under Section 6.03 hereof and performance guarantees consistent with past practice, and the creation of liens on the assets of the Borrower or any of its Restricted Subsidiaries in compliance with Section 6.06 hereof;

(13) Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(14) Investments relating to a Receivables Subsidiary that, in the reasonable good faith determination of the Borrower, are necessary or advisable to effect a Receivables Facility;

(15) Investments consisting of earnest money deposits required in connection with a purchase agreement or other acquisition;

(16) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of Section 6.05 hereof, except transactions permitted by clauses (2), (6), (10), (12) or (13);

(17) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(18) Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(19) additional Investments in joint ventures in an aggregate amount not to exceed $25,000,000 at any time outstanding;

(20) loans and advances relating to indemnification or reimbursement of any officers, directors or employees in respect of liabilities relating to their serving in any such capacity or as otherwise permitted under Section 6.05 hereof;

(21) Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(22) Investments in industrial development or revenue bonds or similar obligations secured by assets leased to and operated by the Borrower or any of its Subsidiaries that were issued in connection with the financing of such assets, so long as the Borrower or any such Subsidiary may obtain title to such assets at any time by optionally canceling such bonds or obligations, paying a nominal fee and terminating such financing transaction;

(23) deposits made by the Borrower and Foreign Subsidiaries in Cash Pooling Arrangements; and

(24) extensions of trade credit in the ordinary course of business.

“Permitted Investors” means (a) the Sponsor, (b) any Person who is an officer or otherwise a member of management of the Parent or any of its subsidiaries on or after the Closing Date; (c) any Related Entity of any of the foregoing Persons and (d) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” such Persons specified in clauses (a), (b) or (c) above (subject, in the case of officers, to the foregoing limitation), collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the voting stock of the Parent or any of its direct or indirect parent entities held by such “group,” and provided further, that, in no event shall the Sponsor own a lesser percentage of voting stock than any other person or group referred to in clauses (b), (c) or (d).

“Permitted Liens” means the following types of Liens:

(1) deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;

(2) Liens in favor of issuers of stay, customs, performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptance issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(3) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary;

(4) Liens on property at the time the Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Borrower or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized for, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary;

(5) Liens securing Hedging Obligations so long as the related Indebtedness is permitted to be incurred under this Agreement and is secured by a Lien on the same property securing such Hedging Obligation;

(6) Liens existing on the Closing Date and described in all material respects on Schedule 1.01 hereto;

(7) Liens in favor of the Borrower or any Restricted Subsidiary;

(8) Liens to secure any Indebtedness that is incurred to refinance any Indebtedness that has been secured by a Lien existing on the Closing Date or referred to in clauses (3), (4) and (l9)(B) of this definition; provided, however, that such Liens (x) are no less favorable to the Lenders taken as a whole, and are not more favorable to the lien holders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced, and (y) do not extend to or cover any property or assets of the Borrower or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;

(9) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility incurred pursuant to clause (17) of the definition of “Permitted Debt”;

(10) Liens for taxes, assessments or other governmental charges or levies not yet overdue or the nonpayment of which in the aggregate would not reasonably be expected to result in a material adverse effect, or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted or for property taxes on property that the Borrower or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(11) judgment liens in respect of judgments that do not constitute an Event of Default;

(12) pledges, deposits or security under workmen’s compensation, unemployment insurance and other social security laws or regulations, or deposits to secure the performance of tenders, contracts (other than for the payment of Indebtedness) or leases, or deposits to secure public or statutory obligations, or deposits as security for contested taxes or import or customs duties or for the payment of rent, or deposits or other security securing liabilities to insurance carriers under insurance or self-insurance arrangements or earnest money deposits required in connection with a purchase agreement or other acquisition, in each case incurred in the ordinary course of business or consistent with past practice;

(13) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable law, (i) arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days, (ii) (A) that are being contested in good faith by appropriate proceedings, (B) the Borrower or a Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation or (iii) the existence of which would not reasonably be expected to result in a material adverse effect;

(14) minor survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of business or to the ownership of properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business;

(15) leases, licenses, subleases, sublicenses or operating agreements (including, without limitation, licenses and sublicenses of intellectual property) granted to others in the ordinary course of business that do not interfere in any material respect with the business of the Borrower or any of its material Restricted Subsidiaries or which do not by their own terms secure any Indebtedness;

(16) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Borrower or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(17) banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(18) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(19) (A) other Liens securing Indebtedness for borrowed money or other obligations with respect to property or assets with an aggregate fair market value (valued at the time of creation thereof) with a principal amount not exceeding $75,000,000 at any time and (B) Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that (x) the Lien may not extend to any other property (except for accessions to such property) owned by such Person or any of its Restricted Subsidiaries at the time the Lien is incurred, (y) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens and (z) with respect to Capitalized Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Lease Obligations; provided that individual financings of property provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(20) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(21) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(22) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(23) Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement;

(24) Liens with respect to the assets of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of such Restricted Subsidiary incurred in accordance with Section 6.03 hereof;

(25) Liens to secure Indebtedness incurred pursuant to clauses (11), (20) and (24) of the definition of “Permitted Debt”;

(26) Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;

(27) security given to a public or private utility or any governmental authority as required in the ordinary course of business;

(28) landlords’ and lessors’ Liens in respect of rent not in default for more than sixty days or the existence of which, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect;

(29) Liens in favor of customs and revenues authorities imposed by applicable law arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) with respect to customs duties in the ordinary course of business, (ii) that are not overdue by more than sixty (60) days, (iii) (A) that are being contested in good faith by appropriate proceedings, (B) the Borrower or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, or (iv) the existence of which would not reasonably be expected to result in a material adverse effect;

(30) Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business;

(31) Liens on the Capital Stock of Unrestricted Subsidiaries;

(32) Liens on inventory or equipment of the Borrower or any of its Restricted Subsidiaries granted in the ordinary course of business to the Borrower’s or such Restricted Subsidiary’s clients or customers at which such inventory or equipment is located;

(33) pledges or deposits made in the ordinary course of business to secure liability to insurance carriers and Liens on insurance policies and the proceeds thereof (whether accrued or not), rights or claims against an insurer or other similar asset securing insurance premium financings permitted under clause (21) of the definition of “Permitted Debt”;

(34) Liens on cash deposits of the Borrower and Foreign Subsidiaries subject to a Cash Pooling Arrangement or otherwise over bank accounts of the Borrower and Foreign Subsidiaries maintained as part of the Cash Pooling Arrangement, in each case securing liabilities for overdrafts of the Borrower and Foreign Subsidiaries participating in such Cash Pooling Arrangements;

(35) any encumbrance or retention (including put and call agreements and rights of first refusal) with respect to the Equity Interests of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement;

(36) Liens on property subject to Sale and Lease-Back Transactions permitted hereunder and general intangibles related thereto;

(37) Liens consisting of customary contractual restrictions on cash and Cash Equivalents; and

(38) (A) Liens securing the Exchange Notes and the Guarantees (including any Exchange Notes issued in exchange therefor pursuant to the Registration Rights Agreement and secured by a Lien (in each case in accordance with the terms of the Indenture) and the related guarantees) and (B) Liens securing Senior Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Platform” has the meaning provided in Section 5.01.

“PORTAL” has the meaning provided in Section 5.08(b).

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prepayment Asset Sale” shall mean any Asset Sale, to the extent that (a) the aggregate Net Proceeds of all such Asset Sales, together with all Property Loss Events, without giving effect to the dollar thresholds in the definition thereof, during any fiscal year exceed $25,000,000 and (b) the aggregate Net Proceeds of all such Asset

Sales, together with all Property Loss Events, without giving effect to the dollar thresholds in the definition thereof, during any five fiscal year period exceed $50,000,000.

“Pro Forma Balance Sheet” has the meaning provided in Section 4.01(g).

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided that if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Projections” has the meaning provided in Section 5.10(b).

“Property Loss Event” shall mean any event that gives rise to the receipt by the Borrower or any of its Restricted Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property; provided, however, for purposes of determining whether a prepayment under Section 2.04(b)(iii) would be required, a Property Loss Event shall be deemed to have occurred only to the extent that the aggregate Net Proceeds (a) of all such events, together with all Asset Sales that constitute Prepayment Asset Sales without giving effect to the dollar thresholds in the definition thereof, during any fiscal year exceed $25,000,000 and (b) of all such events, together with all Asset Sales that constitute Prepayment Asset Sales without giving effect to the dollar thresholds in the definition thereof, during any five-fiscal year period exceed $50,000,000.

“Public Lender” has the meaning assigned to such term in Section 5.01.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors of the Borrower in good faith.

“Qualified Public Offering” means the issuance by the Borrower or any direct or indirect parent of the Borrower of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act.

“Qualifying Bookrunner” means each of (a) J.P. Morgan Securities Inc., (b) Lehman Brothers Inc., (c) Morgan Stanley Senior Funding, Inc. and (d) Deutsche Bank Securities Inc., so long as at the time of determination it, together with its Affiliates, owns at least 10% of each of (i) the aggregate principal amount of the outstanding Loans and (ii) the aggregate principal amount of the outstanding “Loans” under and as defined in the Senior Bridge Facility.

“Rating Agencies” means (a) S&P and Moody’s or (b) if S&P or Moody’s or both of them are not making ratings publicly available, a nationally recognized statistical rating organization within the meaning of Rule 15c3-1(c)(2) under the Exchange Act, as the case may be, selected by the Borrower, which will be substituted for S&P or Moody’s or both, as the case may be.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Borrower or any of its Restricted Subsidiaries sells their accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any subsidiary formed for the purpose of, and that solely engages only in, one or more Receivables Facilities and other activities reasonably related thereto.

“Refinancing Indebtedness” has the meaning provided in Section 6.03(13).

“Refunding Capital Stock” has the meaning provided in clause (2) of the second paragraph of Section 6.01 hereof.

“Register” has the meaning provided in Section 9.07(d).

“Registration Rights Agreement” means the Senior Subordinated Registration Rights Agreement substantially in the form of Exhibit E attached hereto.

“Regulation T” shall mean Regulation T of the Board and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board and all official rulings and interpretations thereunder or thereof.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Permitted Business, provided that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Entity” means (a) with respect to Madison Dearborn Partners, LLC and Providence Equity Partners, (i) any investment fund controlled by or under common control with Madison Dearborn Partners, LLC or Providence Equity Partners, any officer, director or person performing an equivalent function of the foregoing persons, or any entity controlled by any of the foregoing Persons and (ii) any spouse or lineal descendant (including by adoption and stepchildren) of the officers and directors referred to in clause (a)(i); and (b) with respect to any officer of the Borrower or its subsidiaries, (i) any spouse or lineal descendant (including by adoption and stepchildren) of the officer and (ii) any trust, corporation or partnership or other entity, in each case to the extent not an operating company, of which an 80% or more controlling interest is held by the beneficiaries, stockholders, partners or owners who are the officer, any of the persons described in clause (b)(i) above or any combination of these identified relationships.

“Representative” means any trustee, agent or other representative for an issue of Senior Indebtedness of the Borrower.

“Required Lenders” means, as of any date of determination, Lenders having Commitments and Loans representing more than 50% of the sum of all Commitments and Loans outstanding at such time.

“Responsible Officer” of any Person means any Financial Officer or any executive vice president, senior vice president, vice president, secretary or assistant secretary of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement and, as to any document delivered on the Closing Date, any secretary or assistant secretary of such Person.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” has the meaning provided in Section 6.01.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Borrower (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of Restricted Subsidiary.

“Retired Capital Stock” has the meaning provided in clause (2) of the second paragraph of Section 6.01 hereof.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Borrower or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person in contemplation of such leasing

“Same Day Funds” means immediately available funds.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Section 5.01 Financials” means the financial statements delivered, or required to be delivered, pursuant to Sections 5.01(a) and (b).

“Secured Indebtedness” means any Indebtedness secured by a Lien permitted to be incurred by this Agreement.

“Securities” has the meaning provided in Section 5.10(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securities Demand” has the meaning provided in Section 5.10.

“Senior Bridge Facility” means the senior unsecured increasing rate term loan facility made available to the Borrower pursuant to the Senior Bridge Loan Agreement.

“Senior Bridge Loan Agreement” means the new senior unsecured increasing rate term loan agreement entered into as of the Closing Date by and among the Borrower; Holdings; the Subsidiary Guarantors party thereto; JPMorgan Chase Bank, N.A., as administrative agent; and the lenders from time to time party thereto, including any guarantees, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals or restatements thereof.

“Senior Credit Facilities” means the Senior Secured Revolving Credit Facility and the Senior Secured Term Loan Facility to be entered into as of the Closing Date by and among the Borrower and the lenders and agents party thereto in their capacities as such thereunder, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 6.03 hereof).

“Senior Exchange Note Guarantee” means any guarantee of the obligations of the Borrower under the Senior Exchange Note Indenture and the Senior Exchange Notes by any Person in accordance with the provisions of the Senior Exchange Note Indenture.

“Senior Exchange Note Indenture” means the Indenture to be entered into between the Borrower, the Guarantors and the trustee thereunder, pursuant to which the Senior Exchange Notes and the Senior PIK Election Exchange Notes may be issued, as amended or supplemented from time to time.

“Senior Exchange Note Registration Rights Agreement” means the Registration Rights Agreement to be entered into in the form of Exhibit F to the Senior Exchange Note Indenture.

“Senior Exchange Notes” means up to $890,000,000 aggregate principal amount of the Senior Exchange Notes due 2015 of the Borrower.

“Senior Indebtedness” means all Indebtedness of the Borrower or any Restricted Subsidiary, including interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower or any Restricted Subsidiary at the rate specified in the documentation with respect thereto whether or not a claim for post-filing interest is allowed in such proceeding) and other amounts (including fees, expenses, reimbursement obligations under letters of credit and indemnities) owing in respect thereof, whether outstanding on the Closing Date or thereafter incurred, unless the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such obligations are subordinated in right of payment to any other Indebtedness of the Borrower or such Restricted Subsidiary, as applicable; provided, however, that Senior Indebtedness shall not include, as applicable:

(1) any obligation of the Borrower to any Subsidiary of the Borrower or of any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower ,

(2) any liability for Federal, state, local or other taxes owed or owing by the Borrower or such Restricted Subsidiary,

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities),

(4) any Indebtedness or obligation of the Borrower or any Restricted Subsidiary that by its terms is subordinate or junior in any respect to any other Indebtedness or obligation of the Company or such Restricted Subsidiary, as applicable, including any Senior Subordinated Pari Passu Indebtedness,

(5) any obligations with respect to any Capital Stock, or

(6) any Indebtedness incurred in violation of this Agreement but, as to any such Indebtedness incurred under the Senior Secured Revolving Credit Facility, the Senior Secured Term Loan Facility, the Senior Bridge Loan Agreement or the Senior Exchange Note Indenture, no such violation shall be deemed to exist for purposes of this clause (6) if the holders of such Indebtedness or their Representative shall have received an Officer’s Certificate to the effect that the incurrence of such Indebtedness does not (or, in the case of a revolving credit facility thereunder, the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate this Agreement.

If any Senior Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of Section 548 of Title 11 of the United States Code or any applicable state fraudulent conveyance law, such Senior Indebtedness nevertheless will constitute Senior Indebtedness.

“Senior PIK Election Exchange Notes” means up to $300,000,000 plus the amount of any increase in principal amount of loans under the Senior Bridge Loan Agreement resulting from the payment of paid-in-kind interest, aggregate principal amount of the Senior PIK Election Exchange Notes due 2015 of the Borrower.

“Senior Secured Revolving Credit Agreement” means the new senior secured asset backed revolving credit agreement entered into as of the Closing Date by and among the Borrower, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent; J.P. Morgan Securities Inc., as joint lead arranger and joint bookrunner; Lehman Brothers Inc., as joint lead arranger, joint bookrunner and co-syndication agent; Morgan Stanley Senior Funding, Inc., as joint bookrunner and co-syndication agent; Deutsche Bank Securities Inc., as joint bookrunner and co-syndication agent; and the lenders from time to time party thereto, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals or restatements thereof.

“Senior Secured Revolving Credit Facility” means the senior secured asset backed revolving credit facility made available to the Borrower pursuant to the Senior Secured Revolving Credit Agreement.

“Senior Secured Term Loan Agreement” means the new senior secured term loan agreement entered into as of the Closing Date by and among the Borrower; Lehman Commercial Paper Inc., as administrative agent and collateral agent; Lehman

Brothers Inc., as joint lead arranger and joint bookrunner; J.P. Morgan Securities Inc., as joint lead arranger and joint bookrunner; Morgan Stanley Senior Funding, Inc., as joint bookrunner and co-syndication agent; Deutsche Bank Securities Inc., as joint bookrunner and co-syndication agent; JPMorgan Chase Bank, N.A., as co-syndication agent; and the lenders from time to time party thereto, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals or restatements thereof.

“Senior Secured Term Loan Facility” means the senior secured term loan facility made available to the Borrower pursuant to the Senior Secured Term Loan Agreement.

“Senior Subordinated Indebtedness” means, with respect to a Person, the Loans (in the case of the Borrower), a Guarantee (in the case of a Guarantor) and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank pari passu with the Loans or such Guarantee, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person that is not Senior Indebtedness of such Person.

“Senior Subordinated Pari Passu Indebtedness” means:

(1) with respect to the Borrower, the Loans and any Indebtedness that ranks pari passu in right of payment to the Loans; and

(2) with respect to any Guarantor, its Guarantee and any Indebtedness that ranks pari passu in right of payment to such Guarantor’s Guarantee.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Closing Date.

“Similar Business” means any business and any services, activities or businesses incidental, or directly related or similar to, or complementary to any line of business engaged in by CDW and its subsidiaries on the Closing Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Solvent” means, with respect to any Person, (a) on a going concern basis the consolidated fair value of the assets of such Person and its subsidiaries, at a fair valuation, will exceed their consolidated debts and liabilities, subordinated, contingent or otherwise; (b) the consolidated present fair saleable value of the property of such Person and its subsidiaries will be greater than the amount that will be required to pay the probable liability of their consolidated debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person and its subsidiaries will be able to pay their consolidated debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) such Person and its subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning provided in Section 9.07(h).

“Specified Default” has the meaning provided in Section 2.04(b)(iii).

“Sponsor” means Madison Dearborn Partners, LLC and Providence Equity Partners and each of their respective Affiliates but not including, however, any operating portfolio companies of any of the foregoing.

“Sponsor Management Agreement” means the management agreement between certain management companies associated with the Sponsor and the Borrower and any direct or indirect parent company.

“Standard Receivables Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower which the Borrower has determined in good faith to be customary in a Receivables Facility, including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means (a) with respect to the Borrower, any Indebtedness of the Borrower which is by its terms subordinated in right of payment to the Loans and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee.

“Subsidiary” means, with respect to any specified Person:

(a) any corporation, association, or other business entity, of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(b) any partnership, joint venture, limited liability company or similar entity of which

(i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(ii) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means, collectively, the Domestic Subsidiaries of the Borrower that are Guarantors.

“Successor Company” has the meaning provided in Section 6.08(i)(A)(b).

“Supplemental Administrative Agent” has the meaning provided in Section 8.12(a) and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Syndication Agents” means each of Lehman Brothers Inc., Morgan Stanley Senior Funding, Inc. and Deutsche Bank Securities Inc., in its capacity as Co-Syndication Agent under this Agreement.

“Target Material Adverse Effect” means, when used in connection with CDW or Holdings, as the case may be, any change, effect or circumstance, either individually or in the aggregate, that is materially adverse to the business, properties, assets, financial condition or results of operations of CDW and its subsidiaries taken as a whole, or Holdings and its subsidiaries taken as a whole, as the case may be; provided, however, that to the extent any change, effect or circumstance is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a “Material Adverse Effect” with respect to CDW or Holdings, as the case may be: (i) the entry into or the announcement of the execution of the Merger Agreement (including losses or threatened losses of the relationships of CDW or any of its subsidiaries with customers, vendors or suppliers or the loss or departure of officers or other coworkers of CDW or any of its subsidiaries), actions contemplated by the Merger Agreement or the performance of obligations under the Merger Agreement, including the termination of the Company Financing Agreements (as defined in the Merger Agreement) as provided under Section 8.3(c) of the Merger Agreement, (ii) the identity of Holdings or any of its Affiliates as the acquiror of CDW, (iii) changes affecting the United States economy or financial or securities markets as a whole or changes that are the result of factors generally affecting the industries in which CDW and its subsidiaries conduct their business, to the extent such changes do not materially disproportionately impact CDW and its subsidiaries, taken as a whole, relative to other companies in the industries in which CDW and its subsidiaries conduct their business, (iv) the failure, in and of itself (as opposed to the facts underlying such failure), to meet any internal or public projections, forecasts or estimates of revenues or earnings for any period ending on or after the date hereof, (v) any change, in and of itself (as opposed to the facts underlying such change), in the market price or trading volume of the equity securities of CDW on or after the date hereof, (vi) the suspension of trading in securities generally on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market, (vii) any change in any applicable law, rule or regulation of GAAP or interpretation thereof after the date hereof, (viii) the availability or cost of financing to Holdings or Merger Sub, (ix) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism involving or affecting the United States of America or any part thereof and (x) any litigation arising from or relating to allegations of a breach of fiduciary duty relating to the Merger Agreement or the transactions contemplated by the Merger Agreement.

“Taxes” has the meaning provided in Section 2.10(a).

“Test Period” in effect at any time means the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 5.01(a) or (b); provided that, prior to the first date that financial statements have been or are required to be delivered pursuant to Section 5.01(a) or (b), the Test Period in effect shall be the period of four consecutive fiscal quarters of the Borrower and its Subsidiaries ended March 31, 2007. A Test Period may be designated by reference to the last day thereof (i.e., the “March 31, 2007 Test Period” refers to the period of four consecutive fiscal quarters of the Borrower ended March 31, 2007), and a Test Period shall be deemed to end on the last day thereof.

“Total Assets” means the total assets of the Borrower and its Restricted Subsidiaries, on a consolidated basis prepared in accordance with GAAP, shown on the most recent balance sheet of the Borrower and its Restricted Subsidiaries as may be expressly stated.

“Total Cap” has the meaning provided in Section 2.06(a)(iii).

“Total Net Tangible Assets” means total assets of the Borrower and its Restricted Subsidiaries, less all goodwill, trade names, trademarks, patents and any other like intangibles, all on a consolidated basis prepared in accordance with GAAP, shown on the most recent balance sheet of the Borrower and its Restricted Subsidiaries.

“Transaction Expenses” means any fees or expenses incurred or paid by Holdings, the Borrower, or any Restricted Subsidiary in connection with the transactions described in clauses (a) through (g) of the definition of the term “Transactions”, the Sponsor Management Agreement, this Agreement, the other Bridge Loan Documents, the Exchange Note Indenture, the Exchange Notes and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) the Merger and the Krasny Plan, (b) the Equity Investment, (c) the funding of the Senior Secured Term Loan Facility and the Senior Bridge Facility on the Closing Date, (d) the repayment of certain existing indebtedness of the Borrower, (e) the funding of the Loans on the Closing Date, (f) the execution and delivery of the Senior Secured Revolving Credit Agreement and the borrowings of loans and the issuance of letters of credit thereunder, (g) the consummation of any other transactions in connection with the foregoing and (h) the payment of the Transaction Expenses.

“Trustee” has the meaning provided in Section 5.08(a).

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Borrower that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Borrower, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Borrower may designate any Subsidiary of the Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Borrower or any Subsidiary of the Borrower (other than any Unrestricted Subsidiary of the Subsidiary to be so designated); provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Borrower, (b) such designation complies with Section 6.01 hereof and (c) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any Restricted Subsidiary (other than the Capital Stock of such Subsidiary to be so designated). The Board of Directors of the Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing and any Indebtedness assumed or otherwise incurred in connection with such designation shall have been permitted to have been incurred by the Borrower pursuant to Section 6.03 hereof. Any such designation by the Board of Directors of the Borrower shall be notified by the Borrower to the Administrative Agent by promptly delivering to the Administrative Agent a copy of the Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Unused Additional Cap” means, at any time, the portion, if any, of the Additional Cap that has not theretofore been designated to be used as part of the Total Cap or the “Senior Loans Total Cap” or the “PIK Election Loans Total Cap” each under and as defined in the Senior Bridge Facility.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“U.S. Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

Except as described in Section 6.03 hereof, whenever it is necessary to determine whether the Borrower has complied with any covenant in this Agreement or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Lender” has the meaning provided in Section 9.15(b).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Bridge Loan Document, unless otherwise specified herein or in such other Bridge Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Bridge Loan Document shall refer to such Bridge Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Bridge Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(d) Section headings herein and in the other Bridge Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Bridge Loan Document.

(e) The term “date hereof” and words of similar impact mean October 12, 2007.

SECTION 1.03. Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

SECTION 1.04. Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05. References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to documents, agreements (including the Bridge Loan Documents, the Exchange Note Indenture and the Exchange Notes) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Bridge Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.07. Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

ARTICLE II

The Commitments and Loans

SECTION 2.01. Loans. (a) Subject to the terms and conditions set forth herein, each Lender severally agrees to make to the Borrower on the Closing Date a single loan denominated in Dollars (the “Initial Loan”) in a principal amount not to exceed such Lender’s Commitment.

(b) Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Subject to Section 2.07, Loans will be Eurocurrency Rate Loans.

(c) The Commitments shall automatically terminate on the making of the Initial Loans on the Closing Date.

SECTION 2.02. Procedure for Borrowing. (a) The Initial Loans shall be made on the Closing Date upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Such notice must be received by the Administrative Agent not later than 12:00 noon (New York, New York time) three Business Days prior to the Closing Date or such later time as may be acceptable to the Administrative Agent. Telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written notice (a “Borrowing Request”), appropriately completed and signed by a Responsible Officer of the Borrower, specifying (i) the requested date of the Borrowing (which shall be a Business Day), (ii) the principal amount of Initial Loans to be borrowed, and (iii) the number and location of the account to which funds are to be disbursed.

(b) Following receipt of a Borrowing Request for Loans, the Administrative Agent shall promptly notify each Lender holding Commitments of the amount of such Lender’s Initial Loan to be made as part of the requested Borrowing. Each Lender shall make the amount of its Initial Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. (New York, New York time) on the Closing Date. Upon satisfaction of the applicable conditions set forth in Section 4.01, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) The Initial Loans made on the Closing Date shall initially bear interest at the Base Rate and shall convert into Eurocurrency Rate Loans on the third Business Day following delivery by the Borrower to the Administrative Agent of an irrevocable notice of such conversion (which notice shall specify the length of the Interest Period therefore). The Administrative Agent shall promptly notify the Borrower and the Lenders of the Loans of the interest rate applicable to any Interest Period for the Loans upon determination of such interest rate. The determination of the interest rate by the Administrative Agent shall be conclusive in the absence of manifest error.

(d) The failure of any Lender to make the Initial Loan to be made by it shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the Closing Date, but no Lender shall be responsible for the failure of any other Lender to make the Initial Loan to be made by such other Lender on the Closing Date.

(e) Unless the Administrative Agent shall have received notice from a Lender prior to the Closing Date that such Lender will not make available to the Administrative Agent an amount equal to such Lender’s Commitment, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent in accordance with paragraph (b) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to Initial Loans hereunder and (ii) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.02(e) shall be conclusive in the absence of manifest error. If such Lender’s portion of the Initial Loans is not made available to the Administrative Agent by such Lender within three Business Days after the Closing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon accruing from the date on which the Administrative Agent made the funds available to the Borrower at the rate per annum applicable to Base Rate Loans, on demand, from the Borrower. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount (exclusive of interest thereon) shall constitute such Lender’s Loan as part of the Borrowing for purposes of this Agreement, and the Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(e) shall cease. If the Borrower shall pay such amount to the Administrative Agent, then such amount (exclusive of any interest thereon) shall constitute a reduction of such Borrowing.

SECTION 2.03. Extended Loans; Exchange Notes. (a) Subject to the terms and conditions set forth herein, the Initial Loans may remain outstanding as such to, but excluding, the Conversion Date, whereupon the outstanding Initial Loans shall automatically be converted, without the need for any action by any party hereto, to Extended Loans.

(b) (i) Each Lender will have the option at any time on or after the Conversion Date to receive Exchange Notes in exchange for the Extended Loans (or a portion thereof) of such Lender then outstanding pursuant to Section 5.08 (each such event being referred to herein as an “Exchange”); provided that the Borrower shall not be required to issue Exchange Notes until it shall have received Exchange Requests to issue not less than $100,000,000 aggregate principal amount of Exchange Notes; provided further that each Exchange Note shall be in respect of an Extended Loan with an aggregate principal amount of $100,000 or an integral multiple of $50,000 in excess thereof (or the entire remaining amount of any Lender’s Extended Loan). Prior to the first issuance of Exchange Notes, the Administrative Agent shall maintain a record of all Exchange Requests until such Exchange Requests, in the aggregate, request the issuance of Exchange Notes in an aggregate principal amount of $100,000,000 and shall thereafter promptly notify the Borrower, the Trustee and any Lenders who have delivered Exchange Requests that such requests then equal or exceed such $100,000,000 amount. Upon such notification, any Lenders who have delivered Exchange Requests shall notify the Administrative Agent and the Borrower of the Exchange Date selected by such Lender, which Exchange Date will not be fewer than three Business Days after notice of the selected Exchange Date is delivered to the Borrower.

(ii) The principal amount of the Exchange Notes will equal 100.0% of the aggregate principal amount of the Extended Loans (or the portions thereof) for which they are exchanged and will bear interest at a rate per annum equal to the Extended Loan Interest Rate (subject to, as applicable, the Total Cap); provided that any Lender (other than as provided in the next succeeding proviso) that elects to receive Exchange Notes in exchange for Extended Loans or Increasing Rate Exchange Notes may elect to have the interest rate fixed at the rate per annum in effect on the date of such exchange (the resulting Exchange Note, a “Fixed Rate Exchange Note”). The Exchange Notes will rank pari passu with the Extended Loans and will have the terms set forth in the Exchange Note Indenture. If a Default shall have occurred and be continuing on any date an Exchange occurs (an “Exchange Date”), any notices given or cure periods commenced while any Loan was outstanding shall be deemed given or commenced (as of the actual dates thereof) for all purposes with respect to the Exchange Notes (with the same effect as if the Exchange Notes had been outstanding as of the actual dates thereof).

(iii) In order to effect an Exchange, a Lender shall provide the Administrative Agent and the Borrower written or telecopy notice (an “Exchange Request”) at least ten Business Days prior to an Exchange Date (which shall be a Business Day) selected by such Lender for an Exchange in compliance with clauses (i) and (ii) above, together with such other information as may be reasonably requested by the Administrative Agent. Each Exchange Request shall specify (A) the Lender’s legal name; (B) the Exchange Date selected by such Lender; (C) the principal amount of the Extended Loans to be exchanged for Exchange Notes pursuant to the applicable notice; and (D) if the Lender is electing to have the interest rate fixed pursuant to clause (ii) with respect to all or any portion of the Exchange Notes, the principal amount of the Exchange Notes to be represented by a Fixed Rate Exchange Note. Upon receipt of an Exchange Request, the Administrative Agent shall send, on the date that is no later than five days prior to the Exchange Date specified in such Exchange Request, written or telecopy notice of such proposed Exchange to the depositary, with a copy to the Borrower, that shall specify the information contained in such Exchange Request. Promptly upon receipt of an Exchange Note and subject to the immediately following proviso, the Lender receiving such Exchange Note shall return to the Administrative Agent (for prompt delivery to the Borrower) any promissory note delivered to such Lender pursuant to Section 2.05(e) hereof (the “Initial Promissory Note”) in respect of the Loans for which such Exchange Note was issued; provided, however, that if any Loans represented by such promissory note are to remain outstanding after the Exchange, such Lender shall not be obligated to return the Initial Promissory Note until such Lender has received the Exchange Note and a promissory note representing the Loans that remain outstanding.

SECTION 2.04. Prepayments. (a) Optional. The Borrower may, upon prior written notice to the Administrative Agent, at any time or from time to time voluntarily prepay the Loans, in whole or in part, without premium or penalty; provided that such notice must be received by the Administrative Agent not later than 12:00 noon (New York, New York time) one Business Day prior to any date of prepayment. Each such notice shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given, the Borrower shall make such prepayment, and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Loan shall be accompanied by all accrued interest thereon, together with, in the case of a Eurocurrency Rate Loan, any additional amounts required pursuant to Section 2.09. Each prepayment of the Loans pursuant to this Section 2.04(a) shall be paid to the Lenders in accordance with their respective Pro Rata Shares; provided that on or after the Conversion Date, any optional prepayment pursuant to this clause (a) shall be applied pro rata among the Loans and any Exchange Notes that are then callable at par.

(b) Mandatory. If, prior to the Conversion Date:

(i) the Borrower or any of its Subsidiaries shall (1) incur any Indebtedness, Disqualified Stock or Preferred Stock which serves to refund or refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under Section 6.03(1)(w), (1)(x), (2), (13) or (14) (as it relates to Section 6.03(2) and (14) only) or any Indebtedness, Disqualified Stock or Preferred Stock issued to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith or (2) issue any debt securities (including any Securities issued pursuant to a Securities Demand), then an amount equal to 100% of the Net Proceeds thereof shall be applied promptly (but in no event later than three Business Days) after the receipt thereof toward the prepayment of the Initial Loans;

(ii) the Borrower, Holdings or any of the Borrower’s Restricted Subsidiaries shall issue any public equity securities (other than (1) to the Equity Investors, (2) in connection with an acquisition permitted by the terms of this Agreement and (3) to employees pursuant to employee benefit plans in effect on the Closing Date), then an amount equal to 100% of the Net Proceeds thereof shall be applied promptly (but in no event later than ten Business Days) after the receipt thereof toward the prepayment of the Initial Loans; or

(iii) the Borrower or any of its Restricted Subsidiaries shall receive Net Proceeds in respect of any Prepayment Asset Sale or Property Loss Event, then an amount equal to 100% of the Net Proceeds thereof, (subject to the restrictions set forth herein) shall be applied promptly (but not in no event later than ten Business Days) after the receipt thereof toward the prepayment of the Initial Loans; provided that if (A) prior to the date any such prepayment is required to be made, the Borrower notifies the Administrative Agent of its intent to reinvest such Net Proceeds in assets of a kind then used or usable in the business of the Borrower and its Restricted Subsidiaries (including any Related Business Assets) and (B) no Event of Default shall have occurred and be continuing at the time of such proposed reinvestment, and no Event of Default under clause (a) or (f) of Section 7.01 (each, a “Specified Default”) shall have occurred and shall be continuing at the time of proposed reinvestment (unless, in the case of such Specified Default, such reinvestment is made pursuant to a binding commitment entered into at a time when no Specified Default was continuing), then the Borrower shall not be required to prepay Initial Loans hereunder in respect of such Net Proceeds to the extent that such Net Proceeds are so reinvested within 365 days after the date of receipt of such Net Proceeds (or, within such 365 day period, the Borrower or any of its Restricted Subsidiaries enters into a binding commitment to so reinvest in such Net Proceeds, and such Net Proceeds are so reinvested within 180 days after such binding commitment is so entered into); provided, however, that if any Net Proceeds are not reinvested or applied as a repayment on or prior to the last day of the applicable application period, such Net Proceeds shall be applied within five Business Days to the prepayment of the Initial Loans as set forth above (without regard to the immediately preceding proviso); or

(c) If the Borrower shall optionally redeem any Exchange Notes pursuant to the terms of the Exchange Note Indenture, then the Borrower shall prepay Loans on a pro rata basis with the Exchange Notes so redeemed.

(d) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment hereunder at least three Business Days before the date of such prepayment. Each such notice shall specify the prepayment date and provide a reasonably detailed calculation of the amount of such prepayment. If such notice is given, the Borrower shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof and of the amount of such Lender’s Pro Rata Share of such prepayment. All prepayments under this Section 2.04 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Loan pursuant to Section 2.09.

SECTION 2.05. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Extended Loan on the Maturity Date (or such earlier date on which such Loans are required to be repaid in accordance with the provisions of this Agreement). The Borrower hereby further agrees to pay interest on the unpaid principal amount of each Loan from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.06.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any Loan exchanged for an Exchange Note.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (with applicable interest) in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit C. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.07) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(f) For the avoidance of doubt, all Loans shall be repaid, whether pursuant to this Section 2.05 or otherwise, in Dollars.

SECTION 2.06. Interest and Fees. (a) (i) Subject to the provisions of Sections 2.06(b), 2.07 and 2.08, Initial Loans shall bear interest for each Interest Period commencing on or after the Closing Date and ending on or before the Conversion Date on the unpaid principal thereof at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days (or 365 or 366 days, as the case may be, in the case of Initial Loans bearing interest computed by reference to the Base Rate at times when the Base Rate is based on the “prime rate”)) equal to the Eurocurrency Rate in effect for such Interest Period plus the Applicable Margin applicable to such Loan.

(ii) Subject to the provisions of Section 2.06(b) and 2.08, Extended Loans shall bear interest for Interest Periods commencing on or after the Conversion Date on the unpaid principal thereof at a rate per annum (computed on the basis of a 360-day year comprised of twelve 30-day months) (the “Extended Loan Interest Rate”) equal to the sum of (1) the Eurocurrency Rate in effect for the Interest Period immediately prior to the Conversion Date plus (2) the Applicable Margin applicable to such Loan on the date immediately prior to the Conversion Date plus (3) the Conversion Spread.

(iii) Notwithstanding the foregoing clauses (i) and (ii), but subject to Section 2.06(b), the per annum interest rate borne by the Loans shall not exceed 12.25% per annum.plus any Unused Additional Cap at such time designated for such purpose in a Cap Designation Letter (the “Total Cap”) per annum.

(iv) Any change in the interest rate on a Loan resulting from a change in the Eurocurrency Rate shall become effective as of the opening of business on the day on which such change is announced; provided, however, that no change (other than pursuant to Section 2.08(c)) in the Eurocurrency Rate during an Interest Period shall affect the interest rate borne by any outstanding Loan during such Interest Period. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change.

(b) If all or a portion of (i) the principal amount of any of the Loans or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such Loan shall, without limiting the rights of the Lenders under Article VII, bear interest at the rate then applicable to the outstanding Loans plus 2.0% per annum. Notwithstanding anything to the contrary set forth herein, in no event shall the Total Cap limit or affect the Borrower’s obligation to pay interest on overdue amounts at the rate required to be paid by this Section 2.06(b).

(c) Interest on the Loans shall be payable entirely in cash (“Cash Interest”). Notwithstanding anything to the contrary herein, the payment of accrued interest in connection with any repayment of the Loans pursuant to Sections 2.04, 6.08 or 6.09 shall be made solely in cash. Interest shall be payable on arrears on each Interest Payment Date and upon the Maturity Date in respect of which any such interest is accruing; provided that (i) additional interest accruing pursuant to Section 2.06(b) shall be payable from time to time in cash upon demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d) The Borrower agrees to pay to the Agents, for their own account (for distribution, if and as appropriate, to the Lenders), the fees agreed upon in the Fee Letter at the times, in the amounts and on the terms set forth therein.

SECTION 2.07. Alternate Rate of Interest. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurocurrency Rate for any Interest Period, or that the Eurocurrency Rate for any Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and the Interest Period of such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Loans at the Eurocurrency Rate shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, the affected Initial Loans will accrue interest until the Conversion Date at the Base Rate plus the Applicable Margin.

SECTION 2.08. Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans. (a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the date hereof, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Loans, or a reduction in the amount received or receivable by such Lender in connection with the foregoing (excluding for purposes of this Section 2.08(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes covered by Section 2.10, (ii) the imposition of, or any change in the rate of, any taxes payable by such Lender, or (iii) reserve requirements contemplated by Section 2.08(c), then from time to time within 15 days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 9.02), the Borrower shall pay to such Lender such additional amounts in cash as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 9.02), the Borrower shall pay to such Lender in cash such additional amounts as will compensate such Lender for such reduction within 15 days after receipt of such demand.

(c) The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest in the form of Cash Interest on the unpaid principal amount of each Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable in cash on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable 15 days from receipt of such notice.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.08 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to Section 2.08(a), (b) or (c) for any such increased cost or reduction incurred more than 180 days prior to the date that such Lender demands, or notifies the Borrower of its intention to demand, compensation therefor; provided further that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 180-day period shall be extended to include the period of retroactive effect thereof.

(e) If any Lender requests compensation under this Section 2.08, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; and provided further that nothing in this Section 2.08(e) shall affect or postpone any of the Loan Obligations of the Borrower or the rights of such Lender pursuant to Section 2.08(a) or (b).

SECTION 2.09. Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any payment or prepayment of any Eurocurrency Rate Loan on a day other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay or borrow any Eurocurrency Rate Loan on the date or in the amount notified by the Borrower;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.09, each Lender shall be deemed to have funded each Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

SECTION 2.10. Taxes. (a) Except as provided for in Section 9.15, any and all payments by the Borrower or any Guarantor to or for the account of any Agent or any Lender under this Agreement shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding, in the case of each Agent and each Lender, taxes imposed on or measured by its net income (including branch profits), and franchise (and similar) taxes imposed on it in lieu of net income taxes, by the jurisdiction (or any political subdivision thereof) under the Laws of which such Agent or such Lender, as the case may be, is organized or maintains a Lending Office, and all liabilities (including additions to tax, penalties and interest) with respect thereto (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by any Laws to deduct any Taxes or Other Taxes from or in respect of any sum payable under this Agreement to any Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.10), such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment (or, if receipts or evidence are not available within 30 days, as soon as possible thereafter), the Borrower shall furnish to such Agent or such Lender (as the case may be) the original or a facsimile copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. If the Borrower fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to any Agent or any Lender the required receipts or other required documentary evidence, the Borrower shall indemnify each Agent and such Lender for any incremental taxes, interest or penalties that may become payable by such Agent or such Lender arising out of such failure.

(b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under this Agreement or from the execution, delivery, performance or enforcement of, or otherwise with respect to, this Agreement excluding, in each case, such amounts that result from an Assignment and Assumption, grant of a Participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under this Agreement, except to the extent that any such change is requested or required in writing by the Borrower (all such non-excluded taxes described in this Section 2.10(b) being hereinafter referred to as “Other Taxes”).

(c) The Borrower agrees to indemnify each Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable and paid under this Section 2.10 payable by such Agent and such Lender and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided such Agent or Lender, as the case may be, provides the Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts. Payment under this Section 2.10(c) shall be made within ten days after the date such Lender or such Agent makes a demand therefor.

(d) The Borrower shall not be required pursuant to this Section 2.10 to pay any additional amount to, or to indemnify, any Lender or any Agent, as the case may be, to the extent that such Lender or such Agent becomes subject to Taxes subsequent to the Closing Date (or, if later, the date such Lender or such Agent becomes a party to this Agreement) as a result of a change in the place of organization or place of doing business of such Lender or such Agent or a change in the lending office of such Lender, except to the extent that any such change is requested or required in writing by the Borrower (and provided that nothing in this clause (d) shall be construed as relieving the Borrower from any obligation to make such payments or indemnification in the event of a change in lending office or place of organization that precedes a change in Law to the extent such Taxes result from a change in Law).

(e) Notwithstanding anything else herein to the contrary, if a Foreign Lender or an Agent is subject to U.S. federal withholding tax at a rate in excess of zero percent at the time such Lender or such Agent, as the case may be, first becomes a party to this Agreement, U.S. federal withholding tax (including additions to tax, penalties and interest imposed with respect to such U.S. federal withholding tax which is excluded from Taxes under this clause (e)) imposed by such jurisdiction at such rate shall be considered excluded from Taxes unless such Lender or such Agent, as the case may be, is subject to a lesser rate of withholding and provides the appropriate forms certifying that a lesser rate applies, whereupon U.S. federal withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms for which such lesser rate applies; provided that, if at the date of the Assignment and Acceptance pursuant to which a Foreign Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under clause (a) of this Section 2.10 in respect of U.S. federal withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include the U.S. federal withholding tax, if any, applicable with respect to the Lender assignee on such date.

(f) If any Lender or Agent determines, in its reasonable discretion, that it is entitled to receive a refund in respect of any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower pursuant to this Section 2.10, it shall use its reasonable best efforts to receive such refund and upon receipt of any such refund shall promptly remit such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.10 with respect to the Taxes or Other Taxes giving rise to such refund plus any interest included in such refund by the relevant taxing authority attributable thereto) to the Borrower, net of all reasonable out-of-pocket expenses of the Lender or Agent, as the case may be, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that the Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund to such party in the event such party is required to repay such refund to the relevant taxing authority. Such Lender or such Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Lender or such Agent may delete any information therein that such Lender or such Agent deems confidential). Nothing herein contained shall interfere with the right of a Lender or such Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or such Agent to claim any tax refund or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or such Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, relief, remissions or repayments to which it may be entitled.

(g) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a) or (c) with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to legal and regulatory restrictions) to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the sole judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 2.10(g) shall affect or postpone any of the Loan Obligations of the Borrower or the rights of such Lender pursuant to Section 2.10(a) or (c).

SECTION 2.11. Payments Generally; Pro Rata Treatment. (a) All payments to be made by the Borrower hereunder or under any other Bridge Loan Document shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein or in such other Bridge Loan Document, all payments by the Borrowers hereunder shall be made to the

Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m., New York City time, on the date specified. The Administrative Agent will promptly distribute any payments received by it, including prepayments of principal and each payment of cash interest, for the accounts of other Lenders to the relevant Lenders in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m., New York City time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Whenever any payment received by the Administrative Agent under this Agreement or under any other Bridge Loan Document, when combined with any payment received by the Trustee under the Exchange Note Indenture, is insufficient to pay in full all amounts then due and payable to the Administrative Agent, the Trustee, the Lenders and the holders of Exchange Notes under this Agreement and the Exchange Note Indenture, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the following order, with appropriate adjustment being made to account for any payment received by the Trustee in respect of the Exchange Notes: first, to payment of that portion of the Loan Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 9.04 and amounts payable under Article II) payable to each of the Administrative Agent, the Syndication Agents and the Arrangers in its capacity as such (ratably among the Administrative Agent, the Syndication Agents and the Arrangers in proportion to the respective amounts described in this clause First payable to them), and to the fees and expenses due and payable to the Trustee under the Exchange Note Indenture; second, to payment of that portion of the Loan Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and the Exchange Note holders (including Attorney Costs payable under Section 9.05 and amounts payable under Article II), ratably among them in proportion to the amounts described in this clause Second payable to them; third, to payment of that portion of the Loan Obligations constituting accrued and unpaid interest (including any default interest) on the Loans and the Exchange Notes and ratably among the Lenders and Exchange Note holders in proportion to the respective amounts described in this clause Third payable to them; fourth, to payment of that portion of the Loan Obligations constituting unpaid principal of the Loans and the Exchange Notes ratably among the Lenders and Exchange Note holders in proportion to the respective amounts described in this clause Fourth held by them; and fifth, to the payment of all other Loan Obligations of the Loan Parties that are due and payable to the Administrative Agent, the other Lenders and the Exchange Note holders on such date, ratably based upon the respective aggregate amounts of all such Loan Obligations owing to the Administrative Agent, the other Lenders and the Exchange Note holders on such date.

(d) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. Each Lender and the Borrower severally agrees that, if and to the extent that such payment was not in fact made by such Lender or the Borrower, as applicable, to the Administrative Agent in Same Day Funds:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the interest rate applicable at the time to Initial Loans hereunder. If the Borrower shall pay such amount to the Administrative Agent then such amount (exclusive of any interest thereon) shall constitute a reduction of such Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.11 shall be conclusive, absent manifest error.

(e) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.02(e) and 2.11(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid.

(g) Promptly upon the payment of any Loan, whether at maturity, pursuant to Sections 2.04, 6.08, 6.09 or otherwise, any Lender receiving such payment shall return to the Administrative Agent (for prompt delivery to the Borrower) any promissory note delivered to such Lender pursuant to Section 2.05(e); provided, however, that if any Loans represented by such promissory note are to remain outstanding after such payment, such Lender shall not be obligated to return such promissory note until such Lender has received a promissory note representing the Loans to remain outstanding.

(h) Except to the extent otherwise provided herein: (i) each Borrowing shall be made from the applicable Lenders pro rata according to the amounts of the respective Commitments and shall be allocated pro rata among the applicable Lenders according to the amounts of their respective Commitments; (ii) each payment or prepayment of principal of Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by such Lenders; and (iii) each payment of Cash Interest on Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective amounts of Cash Interest on such Loans then due and payable to such Lenders.

SECTION 2.12. Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 9.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 9.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.12 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.12 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Loan Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Loan Obligations purchased.

SECTION 2.13. Replacement of Lenders under Certain Circumstances. (a) If at any time (i) any Lender requests reimbursement for amounts owing pursuant to Section 2.08 or 2.10 as a result of any condition described in such Sections or any Lender ceases to make Loans as a result of any condition described in Section 2.08, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Borrower may, on ten Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 9.07 (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided further that (1) in the case of any such assignment resulting from a claim for compensation under Section 2.08 or payments required to be made pursuant to Section 2.10, such assignment will result in a reduction in such compensation or payments and (2) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Bridge Loan Documents.

(b) Any Lender being replaced pursuant to Section 2.13(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and (ii) deliver any promissory notes evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (1) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans, (2) all obligations of the Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (3) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate promissory note(s) executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c) In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Bridge Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 9.07 and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender”.

(d) All of the Borrower’s obligations under this Article II shall survive termination of the Aggregate Commitments and repayment of all other Loan Obligations hereunder.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants (it being understood that, for purposes of the representations and warranties made in the Bridge Loan Documents on the Closing Date and on the Amendment Closing Date, such representations and warranties shall be construed as though the Transactions have been consummated) to the Administrative Agent and each of the Lenders that:

SECTION 3.01. Organization; Powers. Each Loan Party and each Restricted Subsidiary (a) is duly organized or formed, validly existing and in good standing (where relevant) under the Laws of the jurisdiction of its organization, except where the failure to be duly organized or formed or to exist (other than in the case of the Borrower) or be in good standing could not reasonably be expected to result in a Material Adverse Effect, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, except where the failure to have such power and authority could not reasonably be expected to result in a Material Adverse Effect, (c) is qualified to do business in, and is in good standing (where relevant) in, every jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except where the failure to so qualify or be in good standing could not reasonably be expected to result in a Material Adverse Effect, and (d) has the requisite power and authority to execute, deliver and perform its obligations under each of the Bridge Loan Documents to which it is a party.

SECTION 3.02. Authorization. The execution, delivery and performance of the Bridge Loan Documents, the Exchange Notes Indenture and the Registration

Rights Agreement (a) have been duly authorized by all requisite corporate or other organizational and, if required, stockholder or member action of each Loan Party and (b) will not (i) violate (A) any provision (x) of any applicable Law or (y) of the certificate or articles of incorporation, bylaws or other constitutive documents of any Loan Party, (B) any applicable order of any Governmental Authority, (C) any provision of the documentation for the Senior Secured Revolving Credit Facility, the Senior Secured Term Loan Facility or the Senior Bridge Facility or (D) any provision of the Exchange Note Indenture, the Senior Exchange Note Indenture or any other material indenture, agreement or other instrument to which any Loan Party or any Restricted Subsidiary is a party or by which any of them or any of their property is bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under or give rise to any right to require the prepayment, repurchase or redemption of any obligation under the Exchange Note Indenture, the Senior Exchange Note Indenture or any material indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any Loan Party or any Restricted Subsidiary; except with respect to clauses (b)(i) through (b)(iii) (other than clauses (b)(i)(A)(y), (b)(i)(C) and (b)(ii)), to the extent that such violation, conflict, breach, default, or creation or imposition of Lien could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.03. Enforceability. This Agreement and each other Bridge Loan Document, the Exchange Notes Indenture and the Registration Rights Agreement (when delivered) have been duly executed and delivered by each Loan Party which is a party thereto. This Agreement, the Exchange Notes Indenture, the Registration Rights Agreement and each other Bridge Loan Document delivered on the Closing Date constitutes, and each other Bridge Loan Document when executed and delivered by each Loan Party which is a party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium or similar Laws of general applicability relating to or limiting creditors’ rights generally or by general equity principles.

SECTION 3.04. Governmental Approvals. Except to the extent the failure to obtain or make the same could not reasonably be expected to result in a Material Adverse Effect, no action, consent or approval of, registration or filing with or any other action by any Governmental Authority is necessary or will be required in connection with the execution, delivery and performance of the Bridge Loan Documents, the Exchange Notes Indenture and the Registration Rights Agreement by the Loan Parties, except for such as have been made or obtained and are in full force and effect.

SECTION 3.05. Financial Statements.

(i) The Company’s consolidated balance sheets and related statements of income, stockholder’s equity and cash flows as of and for the fiscal years ended December 31, 2005 and December 31, 2006, audited by and accompanied by the report of PricewaterhouseCoopers LLP present fairly in all material respects the financial condition and results of operations and cash flows of the Company and its consolidated subsidiaries as of such dates and for such periods. Such financial statements were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise noted therein.

(ii) The Company has heretofore delivered to the Administrative Agent its unaudited pro forma consolidated balance sheet and related pro forma statements of income and cash flows as of the fiscal quarter ended June 30, 2007, prepared giving effect to the Transactions as if they had occurred, with respect to such balance sheet, on such date and, with respect to such other financial statements, on the first day of the four-fiscal quarter period ending on such date. Such pro forma financial statements have been prepared in good faith by the Borrower, based on the assumptions believed by the Borrower on the date of delivery thereof to be reasonable, are based in all material respects on the information reasonably available to the Borrower as of the date of delivery thereof, and reflect in all material respects the adjustments required to be made to give effect to the Transactions, it being understood that actual adjustments may vary from the pro forma adjustments and actual results may vary from such projected results and, in each case, such variations may be material.

SECTION 3.06. No Material Adverse Change. Since the December 31, 2006, no event, change or condition has occurred that (individually or in the aggregate) has had, or could reasonably be expected to have, a Material Adverse Effect.

SECTION 3.07. Title to Properties. Each Loan Party and each Restricted Subsidiary has good and indefeasible title in fee simple to, or valid leasehold interests in, all its material properties and assets other than (i) minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes, (ii) except where the failure to have such title or other property interests described above could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (iii) all such material properties and assets are free and clear of Liens, other than Permitted Liens.

SECTION 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all subsidiaries of the Borrower, the jurisdiction of their formation or organization, as the case may be, and the percentage ownership interest of such subsidiary’s parent company therein, and such Schedule shall denote which subsidiaries as of the Closing Date are not Subsidiary Guarantors.

SECTION 3.09. Litigation; Compliance with Laws.

(i) Except as set forth on Schedule 3.09, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened in writing against any Loan Party or any Restricted Subsidiary or any business, property or rights of any such Person that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(ii) None of the Loan Parties or any Restricted Subsidiary or any of their respective material properties is in violation of any applicable Law, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where any such violation or default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. Federal Reserve Regulations.

(i) None of the Loan Parties or any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

(ii) No part of the proceeds of any Loan will be used (i) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or (ii) for a purpose in violation of Regulation T, U or X issued by the Board.

SECTION 3.11. Investment Company Act. None of the Loan Parties or any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.12. Taxes. Each of the Loan Parties and each Restricted Subsidiary has, except where the failure to so file or pay could not reasonably be expected to have a Material Adverse Effect, filed or caused to be filed all federal, state and other Tax returns required to have been filed by it and has paid, caused to be paid, or made provisions for the payment of all Taxes due and payable by it and all material assessments received by it, except such Taxes and assessments that are not overdue by more than 45 days or the amount or validity of which are being contested in good faith by appropriate proceedings and for which such Loan Party or such Restricted Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP.

SECTION 3.13. No Material Misstatements. As of the Closing Date, to the knowledge of the Borrower, the written information, reports, financial statements, exhibits and schedules furnished by (as modified or supplemented by other information so furnished prior to the Closing Date) or on behalf of the Borrower to the Administrative Agent or the Lenders (other than projections and other forward looking information and information of a general economic or industry specific nature) on or prior to the Closing Date in connection with the transactions contemplated hereby (taken as a whole) did not and, as of the Closing Date, does not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.

SECTION 3.14. Employee Benefit Plans. No ERISA Event has occurred or could reasonably be expected to occur, that could reasonably be expected to result in a Material Adverse Effect. Each Pension Plan and/or Foreign Plan is in compliance with the applicable provisions of ERISA, the Code and/or applicable Law, except for such non-compliance that could not reasonably be expected to have a Material Adverse Effect. No Pension Event has occurred or could reasonably be expected to occur, which could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.15. Environmental Matters. Except as otherwise provided in Schedule 3.15, or except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (i) each Loan Party and each of their respective subsidiaries are in compliance with all applicable Environmental Laws, and have obtained, and are in compliance with, all permits required of them under applicable Environmental Laws, (ii) there are no claims, proceedings, investigations or actions by any Governmental Authority or other Person pending, or to the knowledge of the Borrower, threatened against any Loan Party or any of their respective subsidiaries under any Environmental Law, (iii) none of the Loan Parties or any of their respective subsidiaries has agreed to assume or accept responsibility, by contract, for any liability of any other Person under Environmental Laws and (iv) there are no facts, circumstances or conditions relating to the past or present business or operations of any Loan Party, any of their respective subsidiaries, or any of their respective predecessors (including the disposal of any wastes, hazardous substances or other materials), or to any past or present assets of any Loan Party or any of their respective subsidiaries, that could reasonably be expected to result in any Loan Party or any subsidiary incurring any claim or liability under any Environmental Law.

SECTION 3.16. Labor Matters. Except as set forth in Schedule 3.16 and except in the aggregate to the extent the same has not had and could not be reasonably expected to have a Material Adverse Effect, (a) there are no strikes, lockouts, slowdowns or other labor disputes against any Loan Party or any Restricted Subsidiary pending or, to the knowledge of the Borrower, threatened in writing, and (b) the hours worked by and payments made to employees of the Loan Parties and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign Law dealing with such matters.

SECTION 3.17. Solvency. On the Closing Date after giving effect to the Transactions, the Loan Parties, on a consolidated basis, are Solvent.

SECTION 3.18. Intellectual Property. Except as set forth in Schedule 3.18, the Borrower and each of its Restricted Subsidiaries own, license or possess the right to use all intellectual property, free and clear of Liens other than Permitted Liens, from burdensome restrictions, that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights or the imposition of such restrictions or Liens could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.19. [Intentionally Omitted].

SECTION 3.20. Other Closing Date Representations. On the Closing Date, each of the Other Closing Date Representations is true.

ARTICLE IV

Conditions Precedent

SECTION 4.01. Conditions to Initial Loans. The obligation of each Lender to make Initial Loans hereunder is subject to satisfaction of the following conditions precedent except as otherwise agreed between the Borrower and the Arrangers:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of this Agreement;

(ii) a promissory note executed by the Borrower in favor of each Lender that has requested a promissory note at least two Business Days in advance of the Closing Date;

(iii) (1) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement, the Exchange Notes Indenture, the Registration Rights Agreement and the other Bridge Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date and (2) such customary documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of each Loan Party and the authorization of the Transactions;

(iv) an opinion from Kirkland & Ellis LLP, special counsel to the Loan Parties, addressed to the Administrative Agent and the Lenders, and from such other counsel to the Loan Parties satisfactory to the Administrative Agent, in each case, in form and substance satisfactory to the Administrative Agent;

(v) a certificate attesting to the Solvency of the Loan Parties (taken as a whole) on the Closing Date after giving effect to the Transactions, from the Chief Financial Officer of the Borrower;

(vi) certified copies of the Merger Agreement, duly executed by the parties thereto, together with all material agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall reasonably request, each including certification by a Responsible Officer of the Borrower that such documents are in full force and effect as of the Closing Date;

(vii) a Borrowing Request relating to the Initial Loans to be borrowed on the Closing Date; and

(viii) copies of a recent Lien and judgment search in each jurisdiction reasonably requested by the Administrative Agent with respect to the Loan Parties.

(b) All fees and expenses required to be paid hereunder and invoiced on or before the Closing Date shall have been paid in full in cash or will be paid on the Closing Date out of the Borrowing on such date.

(c) From December 31, 2006, no event, change or effect shall have occurred which, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect.

(d) The Merger shall be consummated substantially concurrently with the funding of the Initial Loans on the Closing Date in accordance with and on the terms described in the Merger Agreement, and no material provision of the Merger Agreement shall have been amended or waived in any respect materially adverse to the interests of the Lenders without the prior written consent of the Arrangers, not to be unreasonably withheld or delayed.

(e) Substantially simultaneously with the funding of the Initial Loans on the Closing Date (i) the Equity Investment shall have been made, (ii) Merger Sub shall have received gross cash proceeds of (x) not less than $2,200,000,000 from the loans under the Senior Secured Term Loan Facility and (y) not less than $1,040,000,000 from the loans under the Senior Bridge Facility and (iii) the Senior Secured Revolving Credit Agreement shall have been executed and delivered by the parties thereto.

(f) All amounts due or outstanding in respect of the Existing Debt shall have been (or substantially simultaneously with the funding of the Initial Loans on the Closing Date shall be) paid in full, all commitments (if any) respect thereof terminated and all guarantees (if any) thereof discharged and released. After giving effect to the Transactions, substantially all of the Indebtedness of the Borrower and its subsidiaries shall have been repaid other than (i) Indebtedness under the Bridge Loan Documents, the Senior Secured Revolving Credit Agreement, the Senior Secured Term Loan Agreement and the Senior Bridge Loan Agreement and (ii) other Indebtedness permitted by Section 6.03(3).

(g) The Lenders shall have received (i) the unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries (the “Pro Forma Balance Sheet”), certified by the Borrower as having been prepared giving effect (as if such events had occurred on such date) to (A) the Transactions, including the Initial Loans and the loans under the Senior Bridge Facility and the Senior Secured Term Loan Facility to be made on the Closing Date and the use of the proceeds thereof and (B) the payment of Transaction Expenses; and (ii) the financial statements of the Company and its Subsidiaries referred to in Section 3.05. The Pro Forma Balance Sheet shall have been prepared based upon the best information available to the Borrower as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of the Borrower and its consolidated Subsidiaries as at the end of the fiscal quarter ending June 30, 2007, assuming that the events specified in the preceding sentence had actually occurred at such date, and shall be so certified by the Borrower.

(h) The Administrative Agent shall have received all documentation and other information that is reasonably requested in writing by the Administrative Agent at least ten Business Days prior to the Closing Date in order to allow the Agents to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(i) Satisfaction or waiver of the conditions set forth in Section 4.01 of the Senior Secured Term Loan Agreement and Section 4.01 of the Senior Bridge Loan Agreement.

(j) The representations and warranties set forth in Sections 3.01(d), 3.02(a), 3.03, 3.10 and 3.11 and the Other Closing Date Representations shall be true and correct in all material respects on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

SECTION 4.02. Conditions to Amendment Closing Date. On the Amendment Closing Date:

(a) The amendment and restatement of the Existing Bridge Facility shall have been duly executed and delivered by the Borrower, Holdings, the Administrative Agent and each of the Lenders. In addition, each of the Guarantors shall have executed and delivered its confirmation and consent provided for on the signature pages hereto.

(b) The Administrative Agent shall have received, on behalf of itself and the Lenders, an opinion of Kirkland & Ellis LLP, special counsel for the Loan Parties, addressed to the Agents and the Lenders, and of such other counsel to the Loan Parties satisfactory to the Administrative Agent, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(c) The representations and warranties set forth in Article III and in each other Bridge Loan Document shall be true and correct in all material respects on and as of the Amendment Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(d) The Administrative Agent shall have received a certificate, dated the Amendment Closing Date and signed by a Financial Officer of the Company, certifying compliance with the conditions precedent set forth in Sections 4.01(c) and 4.02(c).

(e) The Borrower shall have prepaid the Loans in an amount not to exceed $190,000,000.

(f) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Amendment Closing Date, including, to the extent invoiced at least one Business Day prior to the Amendment Closing Date, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Bridge Loan Document.

ARTICLE V

Affirmative Covenants

Each Loan Party jointly and severally agrees as to all Loan Parties that from and after the date hereof until the Maturity Date, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 5.01 and 5.02) cause each Restricted Subsidiary to, take the actions in this Article V; provided that the Borrower and each Restricted Subsidiary shall not be subject to the provisions of Sections 5.01 through 5.07 following the Conversion Date:

SECTION 5.01. Financial Statements. Furnish to the Administrative Agent (who will distribute to each Lender):

(a) as soon as available, but in any event not later than the 90th day following the end of each fiscal year of the Borrower, (i) its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Persons during such year, together with comparative figures for the immediately preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP, all audited by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing and (ii) an opinion of such accountants (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP (it being agreed that the furnishing of the Borrower’s annual report on Form 10-K for such year, as filed with the SEC, will satisfy the Borrower’s obligation under this Section 5.01(a)(i));

(b) as soon as available, but in any event not later than the 45th day following the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Persons during such fiscal quarter and the then elapsed portion of the fiscal year, and for each fiscal quarter occurring after the first anniversary of the Closing Date, comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting in all material respects the financial condition and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes (it being agreed that the furnishing of the Borrower’s quarterly report on Form 10-Q for such quarter, as filed with the SEC will satisfy the Borrower’s obligation under this Section 5.01(b) with respect to such quarter);

(c) concurrently with any delivery of Section 5.01 Financials, a certificate of a Financial Officer of the Borrower (i) certifying that to such Financial Officer’s knowledge, no Event of Default or Default has occurred and is continuing or, if such an Event of Default or Default has occurred and is continuing, reasonably specifying the nature thereof, (ii) setting forth computations in reasonable detail demonstrating the Fixed Charge Coverage Ratio as of the date of such financial statements;

(d) as soon as available, but in any event not later than the 90th day after the commencement of each fiscal year of the Borrower, copy of the projections by the Borrower of the operating budget and cash flow budget of the Borrower and its subsidiaries for such fiscal year, such projections to be accompanied by a certificate of a Financial Officer of the Borrower to the effect that such Financial Officer believes such projections to have been prepared on the basis of reasonable assumptions;

(e) simultaneously with the delivery of any Section 5.01 Financials, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries from such consolidated financial statements (but only to the extent such Unrestricted Subsidiaries would not be considered “minor” under Rule 3-10 of Regulation S-X under the Securities Act);

(f) simultaneously with the delivery of any Section 5.01 Financials, management’s discussion and analysis of the important operational and financial developments of the Borrower and its Restricted Subsidiaries during the respective fiscal year or fiscal quarter, as the case may be; it being agreed that the furnishing of the Borrower’s annual report on Form 10-K or quarterly report on Form 10-Q, as filed with the SEC, will satisfy the Borrower’s obligations under this Section 5.01(f);

(g) after the request by any Lender (through the Administrative Agent), all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(h) promptly, from time to time, such other information regarding the operations, business, legal or corporate affairs and financial condition of any Loan Party or any Restricted Subsidiary, or compliance with the terms of the Bridge Loan Documents, the Exchange Note Indenture or the Exchange Notes, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

Information required to be delivered pursuant to this Section 5.01 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on a SyndTrak, IntraLinks or similar site to which the Lenders have been granted access or shall be available (the “Platform”) on the website of the SEC at http://www.sec.gov or on the website of the Borrower. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

SECTION 5.02. Notices. Promptly after obtaining actual knowledge thereof, notify the Administrative Agent:

(i) the occurrence of any Event of Default or Default; and

(ii) the occurrence of any event that has had, or could reasonably be expected to have, a Material Adverse Effect.

SECTION 5.03. Taxes. Pay and discharge when due all Taxes imposed upon it or upon its income or profits or in respect of its property, before the same shall become overdue by more than 45 days; provided, however, that such payment and discharge shall not be required with respect to any such Tax (i) so long as the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves in accordance with GAAP have been established or (ii) with respect to which the failure to pay or discharge could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04. Existence, Compliance with Laws; Businesses and Properties.

(a) Do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence under the laws of its jurisdiction of organization, except (i) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) as otherwise expressly permitted under Section 6.04 or Section 6.08.

(b) Other than where the failure to do so could not reasonably be expected to have a Material Adverse Effect, (i) do or cause to be done all things reasonably necessary to obtain, preserve, renew, extend and keep in full force and effect the material rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names necessary to the conduct of its business, (ii) comply in all material respects with applicable laws, rules, regulations and decrees and orders of any Governmental Authority (including Environmental Laws and ERISA), whether now in effect or hereafter enacted and (iii) maintain and preserve all property necessary to the conduct of such business and keep such property in good repair, working order and condition (ordinary wear and tear, casualty and condemnation excepted) and from time to time make, or cause to be made, all needed repairs, renewals, additions, improvements and replacements thereto necessary in the reasonable judgment of management to the conduct of its business.

SECTION 5.05. Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP are made. Permit any representatives designated by the Administrative Agent or any Lender to visit and inspect during normal business hours the corporate, financial and operating records and the properties of the Borrower or the Restricted Subsidiaries upon reasonable advance notice, and to make extracts from and copies of such records, and permit any such representatives to discuss the affairs, finances and condition of such Person with the officers thereof and independent accountants therefor; provided that the Administrative Agent shall give the Borrower an opportunity to participate in any discussions with its accountants; provided, further, that in the absence of the existence of an Event of Default, (i) only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 5.05 and (ii) the Administrative Agent shall not exercise its rights under this Section 5.05 more often than two times during any fiscal year and only one such time shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender and their respective designees may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.

SECTION 5.06. Insurance. Keep its material insurable properties adequately insured in all material respects at all times by financially sound and reputable insurers to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations.

SECTION 5.07. Use of Proceeds. The proceeds of the Loans, together with the Equity Investment and the loans made pursuant to the Senior Bridge Loan Agreement and the Senior Secured Term Loan Agreement, shall be used solely to pay the cash consideration for the Merger, to repay the Existing Debt, to pay Transaction Expenses.

SECTION 5.08. Exchange Notes. (a) On or prior to the date that is 11 months following the Closing Date, the Borrower shall (i) enter into (x) the Exchange Note Indenture on the terms set forth in Exhibit B hereto with a trustee to be agreed (the “Trustee”) and (y) the Registration Rights Agreement on the terms set forth in Exhibit E hereto and (ii) execute and deliver to the Trustee certificates evidencing the principal amount of the outstanding Loans at such date, to be held by the Trustee, undated and unauthenticated, pending issuance pursuant to the terms hereof.

(b) The Borrower shall use commercially reasonable efforts to (i) no later than ten Business Days prior to the Conversion Date, cause the Exchange Notes to become eligible for deposit at The Depository Trust Company (including, without limitation, by the filing of an appropriately executed letter of representations), (ii) as soon as practicable after the relevant Exchange Date, obtain “CUSIP” and “ISIN” numbers for the Exchange Notes issued on such Exchange Date (and use commercially reasonable efforts to obtain the same “CUSIP” number for all Increasing Rate Exchange Notes and the same “CUSIP” number for all Fixed Rate Exchange Notes that bear the same rate of interest) and (iii) from time to time prior to the issuance of Exchange Notes, cause such Exchange Notes to be eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages (“PORTAL”) market.

(c) On or prior to the tenth Business Day following the receipt of an Exchange Request from a Lender in accordance with Section 2.03(b) that requests the exchange of any Extended Loan (or portion thereof) of such Lender for Exchange Notes, to the extent required under such Section, the Borrower shall cause to be delivered, in accordance with the instructions set forth in such Exchange Request and with the terms of the Exchange Note Indenture, a fully executed Exchange Note or Exchange Notes, which may be Fixed Rate Exchange Notes as specified in such Exchange Request in accordance with Section 2.03(b), bearing interest and with a maturity date as set forth for such Exchange Notes in the Exchange Note Indenture, in exchange for such Extended Loan (or portion thereof), dated the date of the issuance of such Exchange Note. Such Exchange Note shall either (i) be recorded in book-entry form as a beneficial interest in one or more global notes deposited with the Trustee as custodian for The Depository Trust Company and credited to the account of the exchanging Lender directly or indirectly through its participant in The Depository Trust Company system, in each case in the same principal amount as such Extended Loan (or portion thereof) being exchanged or (ii) subject to the terms of the Exchange Note Indenture, be issued as a definitive registered note payable to the order of the holder or beneficial owner, as the case may be, in the same principal amount as such Loan (or portion thereof) being exchanged.

(d) It is understood and agreed that the Extended Loans exchanged for Exchange Notes constitute the same indebtedness as such Exchange Notes and that no novation shall be effected by any such exchange.

SECTION 5.09. Further Assurances. Promptly upon reasonable request by the Administrative Agent (a) correct any material defect or error that may be discovered in the execution and acknowledgment of any Guarantee or other document or instrument relating to any Guarantee, and (b) do, execute, acknowledge, deliver and do such further acts as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purpose of this Agreement.

SECTION 5.10. Take-Out Financing. (a) The Borrower has engaged investment banks pursuant to terms previously identified to the Arrangers (collectively, the “Investment Banks”) to publicly or privately place cash-pay, pay-in-kind, discount or other debt securities (or any combination of the foregoing) of the Borrower (the “Securities”) that will provide proceeds in an aggregate amount sufficient to repay all or any portion of the principal of, and other amounts on, any Loans then outstanding in accordance with this Section 5.10. The Borrower shall, subject to the remainder of this Section, take actions reasonably necessary or desirable so that the Investment Banks can publicly or privately place the Securities, including, without limitation, using its reasonable efforts to cause senior management of Holdings and the Borrower to participate in the “roadshow” referred to below. Upon notice by the Investment Banks (a “Securities Demand”), at any time and from time to time (but not more than twice (it being understood that an Investment Bank’s proposal may relate to one or more series of Securities)) on or after April 11, 2008 and prior to October 10, 2008, if the Loans have not been repaid in full, after completion of a customary “roadshow”, the Borrower shall cause the issuance and sale of the Securities on terms and conditions including ranking, interest or dividend rate, covenants, optional redemption, yields and redemption prices, as are necessary or appropriate in light of then prevailing market conditions, all as reasonably determined by the Investment Banks, in consultation with the Borrower, and consistent with other similar high-yield debt securities transactions for affiliates of the Sponsor; provided that (i) the blended weighted average total effective yield thereof (together with all Loans and all loans made and/or securities issued under the Senior Bridge Facility) shall not exceed 11.67%; (ii) the maturities thereof shall not be less than ten years; (iii) any such issuance shall be pursuant to a purchase or placement agreement and indenture and related documents which shall contain such terms, conditions and covenants as are mutually agreed by the Investment Banks and the Sponsor; (iv) the Securities shall be issued through a public offering or a Rule 144A or other private placement; and (v) other arrangements with respect to such Securities shall be reasonably satisfactory in all respects to the Investment Banks and the Sponsor in light of the then prevailing market conditions.

(b) The Borrower shall prepare a prospectus and/or private placement memorandum or other document to be used in connection with the issuance of the

Securities (the “Offering Document”) which shall include all reasonably available information with respect to the Borrower and the transactions contemplated thereunder, including, without limitation, all reasonably available financial information concerning the Borrower (excluding (other than in a public offering) financial statements required by Rule 3-10 of Regulation S-X and omitting from any financial statements included therein a note with respect thereto) that the Lenders may reasonably request for inclusion in any Offering Document that would typically be included in a public offering or a Rule 144A offering or other private placement and that would enable the Lenders to obtain customary comfort letters from the Borrower’s independent public accountants In addition, the Borrower shall make available all financial information required to be available in order to offer and sell the Securities pursuant to Rule 144A of the Securities Act. To the extent reasonably requested by the Lenders for diligence purposes in connection with the issuance of the Securities or for use in connection with private placements other than a Rule 144A offering, the Borrower shall prepare projections relating to the Borrower and the transactions contemplated under such Offering Document.

(c) The Borrower shall use the Net Proceeds received by it from the sale of the Securities to repay the Loans to the extent required by Section 2.04.

SECTION 5.11. Reports and Other Information. Notwithstanding that the Borrower may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, following the Conversion Date, the Borrower shall furnish to the Administrative Agent, without cost to the Administrative Agent (who, at the Borrower’s expense, will furnish by Intralinks or similar site to which the Lenders have been granted access or shall be available to each Lender):

(a) within 105 days after the end of each fiscal year of the Borrower ending after the Conversion Date, the audited consolidated financial statements of the Borrower for such year prepared in accordance with GAAP, together with a report thereon by the Borrower’s independent auditors, a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to such financial statements substantially similar to that which would be included in an Annual Report on Form 10-K (as in effect on the Closing Date); it being understood that the Borrower shall not be required to include (i) any consolidating financial information with respect to the Borrower, any Subsidiary Guarantor or any other affiliate of the Borrower, or any separate financial statements or information for the Borrower, any Subsidiary Guarantor or any other affiliate of the Borrower or (ii) except as otherwise provided in this paragraph (a), any other adjustment that would be required by any SEC rule, regulation or interpretation, including but not limited to any “push down” accounting adjustment;

(b) within 60 days after the end of each of the first three fiscal quarters in each fiscal year of the Borrower, the condensed consolidated financial statements of the Borrower for such quarter prepared in accordance with GAAP, together with a “Management’s Discussion and Analysis of Financial Condition and Results of

Operations” with respect to such financial statements substantially similar to that which would be included in a Quarterly Report on Form 10-Q (as in effect on the Closing Date); it being understood that the Borrower shall not be required to include (i) any consolidating financial information with respect to the Borrower, any Subsidiary Guarantor or any other affiliate of the Borrower, or any separate financial statements or information for the Borrower, any Subsidiary Guarantor or any other affiliate of the Borrower or (ii) except as otherwise provided in this paragraph (b), any other adjustment that would be required by any SEC rule, regulation or interpretation, including but not limited to any “push down” accounting adjustment, or (iii) quarterly financial statements or other information with respect to any other fiscal quarter ended on or prior to the Conversion Date, or any comparison to any such quarterly period in any such “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and

(c) within 20 days after the occurrence of an event that would require the filing of a Current Report on Form 8-K (as in effect on the Closing Date) if the Borrower were required to file such reports with the SEC, any such current report; provided, however, that no such current report shall be required to be furnished or made available if the Borrower determines in good faith that such current report is not material to the Lenders.

(d) Substantially concurrently with the furnishing to the Administrative Agent of the information specified in clause (a), (b) or (c) above, the Borrower shall also (i) use its commercially reasonable efforts to post copies of such reports on a nonpublic website to be maintained by the Borrower to which access is given to the Lenders, or (ii) to the extent the Borrower determines in good faith that it cannot make such reports available in the manner described in the preceding clause after the use of its commercially reasonable efforts, furnish such reports to the Lenders, upon their request.

(e) Prior to the disclosure of the annual, quarterly and periodic information required by clauses (a) through (c) above, the Borrower shall notify the Lenders that such information will be made available and direct such Lenders to contact the Borrower to obtain such information. The Borrower shall either post such information to the website referenced above or distribute via electronic mail such information to the Lenders who request to receive such distributions. In addition, the Borrower shall, for so long as any Loans remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, furnish to the Lenders and prospective lenders, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(f) If any direct or indirect parent company of the Borrower is or becomes a Guarantor, the Borrower may satisfy its obligations under this Section with respect to financial information relating to the Borrower by furnishing financial information relating to such other parent Guarantor; provided that the same are accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent Guarantor, on the one hand, and the information relating to the Borrower and its Restricted Subsidiaries on a standalone basis, on the other hand.

SECTION 5.12. Additional Guarantees. After the Closing Date, the Borrower shall cause (i) each of its Domestic Subsidiaries (other than any Unrestricted Subsidiary) that incurs any Indebtedness in excess of $25,000,000 (other than Indebtedness permitted to be incurred pursuant to clauses (5), (6), (7), (8), (9), (10) and (15) of the second paragraph of Section 6.03 hereof) and (ii) each Restricted Subsidiary that guarantees any Indebtedness of the Borrower or any of the Guarantors, in each case, within ten (10) Business Days of such incurrence of any such Indebtedness or guarantee of such Indebtedness, to execute and deliver to the Administrative Agent a Guarantee, together with an Opinion of Counsel, pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest on the Loans and all other obligations under this Agreement on the same terms and conditions as those set forth in this Agreement.

ARTICLE VI

Negative Covenants

Each Loan Party jointly and severally agrees as to all Loan Parties that from and after the date hereof until the Maturity Date:

SECTION 6.01. Limitation on Restricted Payments. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a) declare or pay any dividend or make any other distribution on account of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (i) dividends or distributions by the Borrower payable in Equity Interests (other than Disqualified Stock) of the Borrower or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock), (ii) dividends or distributions by a Restricted Subsidiary payable to the Borrower or any other Restricted Subsidiary or (iii), in the case of any dividend or distribution payable on or in respect of any class or series of Equity Interests issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, pro rata dividends or distributions to minority stockholders of such Restricted Subsidiary (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation), provided that the Borrower or one of its Restricted Subsidiaries receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(b) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Borrower or any direct or indirect parent entity of the Borrower held by any Person (other than by a Restricted Subsidiary), including in connection with any merger or consolidation;

(c) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness (other than (x) Indebtedness permitted under clause (7) of the definition of “Permitted Debt” or (y) the purchase, repurchase or other acquisition or retirement of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, acquisition or retirement); or

(d) make any Restricted Investment;

(all such payments and other actions set forth in these clauses (a) through (d) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) the Borrower would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 6.03 hereof; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries after the Closing Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (9), (11), (13), (14), (15), (16) and (17) of the next succeeding paragraph; provided that the calculation of Restricted Payments shall also exclude the amounts paid or distributed pursuant to clause (1) of the next paragraph to the extent that the declaration of such dividend or other distribution shall have previously been included as a Restricted Payment), is less than the sum, without duplication, of

(a) 50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from October 1, 2007 to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors of the Borrower, of property and marketable securities received by the Borrower after the Closing Date from the issue or sale of (x) Equity Interests of the Borrower (including Retired Capital Stock (as defined below) but excluding (i) cash proceeds received from the sale of Equity Interests of the Borrower and, to the extent actually contributed to the Borrower, Equity Interests of any direct or indirect parent company of the Borrower to members of management, directors or consultants of the Borrower, any direct or indirect parent company of the Borrower and the Subsidiaries of the Borrower after the Closing Date, in each case to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph, (ii) cash proceeds received from the sale of Refunding Capital Stock (as defined below) to the extent such amounts have been applied to Restricted Payments made in accordance with clause (2) of the next succeeding paragraph, (iii) Designated Preferred Stock, (iv) the Cash Contribution Amount and (v) Disqualified Stock) or (y) debt securities of the Borrower that have been converted into or exchanged for Equity Interests of the Borrower (other than Refunding Capital Stock or Equity Interests or convertible debt securities of Holdings or any other direct or indirect parent company sold to a Restricted Subsidiary or Holdings and other than Disqualified Stock or Designated Preferred Stock or debt securities that have been converted into Disqualified Stock or Designated Preferred Stock), plus

(c) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Board of Directors of the Borrower, of property and marketable securities contributed to the capital of the Borrower after the Closing Date (other than (i) by a Restricted Subsidiary, (ii) any Excluded Contributions, (iii) any Disqualified Stock, (iv) any Refunding Capital Stock, (v) any Designated Preferred Stock, (vi) the Cash Contribution Amount and (vii) cash proceeds applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph), plus

(d) to the extent not already included in Consolidated Net Income, 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Board of Directors of the Borrower, of property and marketable securities received after the Closing Date by means of (A) the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of, or interest, return, profits, distribution, income or similar amounts in respect of, Restricted Investments made by the Borrower or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Borrower or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments of the Borrower or its Restricted Subsidiaries or (B) the sale (other than to the Borrower or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than, in each case, to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend or other distribution from an Unrestricted Subsidiary, plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into the Borrower or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to the Borrower or a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Board of Directors of the Borrower in good faith at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer of assets (other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment).

The preceding provisions will not prohibit:

(1) the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(2) (A) the redemption, prepayment, repurchase, retirement or other acquisition of any Equity Interests of the Borrower or any direct or indirect parent of the Borrower (“Retired Capital Stock”) or Subordinated Indebtedness in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or the Borrower) of Equity Interests of the Borrower or contributions to the equity capital of the Borrower (in each case, other than Disqualified Stock and the Cash Contribution Amount) (“Refunding Capital Stock”) and (B) the declaration and payment of dividends on the Retired Capital Stock out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower or to an employee stock ownership plan or any trust established by the Borrower or any of its Subsidiaries) of Refunding Capital Stock;

(3) the redemption, prepayment, repurchase or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the borrower thereof which is incurred in compliance with Section 6.03 hereof so long as (A) such new Indebtedness is subordinated to the Loans and any Guarantees thereof at least to the same extent as such Subordinated Indebtedness so prepaid, redeemed, repurchased, acquired or retired, (B) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so prepaid, redeemed, repurchased, acquired or retired, (C) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the

Subordinated Indebtedness being so prepaid, redeemed, repurchased, acquired or retired and (D) the principal amount, including any accrued and unpaid interest, of such Indebtedness does not exceed the principal amount (or accreted value, if applicable) of such Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, plus the amount of any reasonable premium required to be paid under the terms of the instrument governing such Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness;

(4) a Restricted Payment to pay for the repurchase, retirement, redemption or other acquisition or retirement for value of Equity Interests of the Borrower or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of the Borrower, any Subsidiary or any of its direct or indirect parent companies (or their permitted transferees, assigns, estates or heirs) pursuant to the Krasny Plan, any management unit purchase agreement, management equity plan or stock option plan or any other management or employee benefit agreement, agreement or arrangement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Borrower or any direct or indirect parent company in connection with any such repurchase, retirement or other acquisition or retirement), provided, however, that the aggregate amount of Restricted Payments made under this clause (4) does not exceed in any calendar year (x) on or prior to December 31, 2008, $40,000,000 and (y) thereafter, $50,000,000 (which, in either case, shall increase to $70,000,000 subsequent to the consummation of an underwritten Equity Offering by the Borrower or any direct or indirect parent company of the Borrower) with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $70,000,000 in any calendar year (which shall increase to $90,000,000 subsequent to the consummation of an underwritten Equity Offering by the Borrower or any direct or indirect parent company of the Borrower); and provided, further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Borrower and, to the extent contributed to the Borrower, Equity Interests of any of its direct or indirect parent companies, in each case to members of management, directors or consultants of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Closing Date plus (B) the cash proceeds of “key man” life insurance policies received by the Borrower or its Restricted Subsidiaries after the Closing Date (provided that the Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year) (it being understood that the forgiveness of any debt by such Person shall not be a Restricted Payment hereunder) less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4);

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Borrower or any Restricted Subsidiary issued or incurred in accordance with Section 6.03 hereof to the extent such dividends are included in the definition of “Fixed Charges” for such entity;

(6) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Closing Date and the declaration and payment of dividends to any direct or indirect parent company of the Borrower the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent company of the Borrower issued after the Closing Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions thereon) on a pro forma basis, the Borrower would have had a Fixed Charge Coverage Ratio of at least 2.0 to 1.0 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by the Borrower from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Closing Date;

(7) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(8) the payment of dividends on the Borrower’s common stock (or the payment of dividends to any direct or indirect parent company of the Borrower, as the case may be, to fund the payment by any such parent company of the Borrower of dividends on such entity’s common stock) following the first public offering of the Borrower’s common stock or the common stock of any of its direct or indirect parent companies after the Closing Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Borrower after the Closing Date in any such public offering, other than public offerings of common stock of the Borrower (or any direct or indirect parent company of the Borrower) registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(9) Investments that are made with Excluded Contributions;

(10) other Restricted Payments after the Closing Date in an aggregate amount not to exceed the greater of: (i) &75,000,000; and (ii) 1.0% of Total Assets;

(11) distributions or payments of Receivables Fees and purchase of any assets in connection with a Receivables Facility made in the ordinary course of business by the applicable Receivables Subsidiary;

(12) the repurchase, prepayment, redemption or other acquisition or retirement for value of any Subordinated Indebtedness or Disqualified Stock pursuant to provisions for repurchases at the option of holders following changes of control or asset sales; provided that all Loans to be repaid or repurchased in connection with a Change of Control or Asset Sale have been repaid, repurchased, redeemed or acquired for value

(13) the declaration and payment of dividends or the payment of other distributions by the Borrower to, or the making of loans or advances to, any of their respective direct or indirect parents or the equity interest holders thereof in amounts required for any direct or indirect parent companies or the equity interest holders thereof to pay, in each case without duplication,

(i) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(ii) federal, foreign, state and local income or franchise taxes (or any alternative tax in lieu thereof); provided, that, in each fiscal year, the amount of such payments shall be equal to the amount that the Borrower and its Restricted Subsidiaries would be required to pay in respect of federal, foreign, state and local income or franchise taxes if such entities were corporations paying taxes separately from any parent entity at the highest combined applicable federal, foreign, state, local or franchise tax rate for such fiscal year;

(iii) customary salary, bonus, severance, indemnification obligations and other benefits payable to officers and employees of any direct or indirect parent company of the Borrower and any payroll, social security or similar taxes thereof to the extent such salaries, bonuses, severance, indemnification obligations and other benefits are reasonably attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(iv) general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Borrower to the extent such costs and expenses are reasonably attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(v) amounts payable to the Sponsor pursuant to the Sponsor Management Agreement as in effect on the Closing Date;

(vi) fees and expenses other than to Affiliates of the Borrower related to (1) any equity or debt offering of such parent entity (whether or not successful), (2) any Investment otherwise permitted under this section (whether or not successful) and (3) any transaction of the type described in under Section 6.08 hereof;

(vii) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower or any direct or indirect parent company of the Borrower;

(viii) amounts to finance Investments otherwise permitted to be made pursuant to this Agreement; provided, that (1) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (2) such direct or indirect parent company shall, immediately following the closing thereof, cause (x) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Borrower or one of its Restricted Subsidiaries or (y) the merger of the Person formed or acquired into the Borrower or one of its Restricted Subsidiaries (to the extent not prohibited by Section 6.08 hereof) in order to consummate such Investment; (3) such direct or indirect parent company and its Affiliates (other than the Borrower or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction, (4) any property received by the Borrower shall not increase amounts available for Restricted Payments pursuant to clause (3) of the first paragraph of this Section 6.01 and (5) such Investment shall be deemed to be made by the Borrower or such Restricted Subsidiary by another paragraph of this paragraph (other than pursuant to clause (9) hereof) or pursuant to the definition of “Permitted Investments” (other than clause (11) thereof);

(ix) reasonable and customary fees payable to any directors of any direct or indirect parent of the Borrower and reimbursement of reasonable out-of-pocket costs of the directors of any direct or indirect parent of the Borrower in the ordinary course of business, to the extent reasonably attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries; and

(x) reasonable and customary indemnities to directors, officers and employee of any direct or indirect parent of the Borrower in the ordinary course of business, to the extent reasonably attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(14) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Borrower; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of this Section 6.01 (as determined in good faith by the Board of Directors of the Borrower);

(15) distributions, by dividends or otherwise, of Capital Stock of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(16) cash dividends or other distributions on the Borrower’s or any Restricted Subsidiary’s Capital Stock used to, or the making of loans the proceeds of which will be used to, fund the payment of fees and expenses, including any severance and indemnification obligations or deferred compensation, incurred in connection with the Transactions or this offering, in each case to the extent permitted (to the extent applicable) by Section 6.05 hereof;

(17) any Restricted Payment used to fund (A) the Transactions and the fees and expenses related thereto, including the payment of up to $53,000,000 to participants in the Krasny Plan within 60 days of the Closing Date, (B) the repurchase, redemption, defeasance or other acquisition or retirement for value of any existing Equity Interests of the Borrower in connection with the Transactions in an amount not to exceed $350,000,000 within 10 Business Days after the Closing Date and (c) the payment of fees and expenses related thereto;

(18) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (18) that are at the time outstanding, without giving effect to any distribution pursuant to clause (15) of this paragraph or the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed $75,000,000 at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(19) payments and distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries taken as a whole that complies with the terms of this Agreement, including Section 6.08 hereof; and

(20) (i) in connection with the operation of the Krasny Plan, (i) tax withholding payments made in cash to the IRS in connection with in-kind withholding for payments to participants in Equity Interests of any indirect or direct parent of the Company and (ii) payments made in cash to the Circle of Service Foundation, Inc. representing the amount of the net tax benefit to the Company as a result of the implementation and continuing operation of the Krasny Plan.

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (5), (6), (8), (10), (12) and (13)(v) and (vi) above, no default which, with the passage of time would be an Event of Default, or an Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Borrower or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this Section 6.01 will be determined in good faith by the Board of Directors of the Borrower.

As of the Closing Date, all of the Borrower’s Subsidiaries will be Restricted Subsidiaries. The Borrower will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the second paragraph of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time under this Section 6.01 or the definition of “Permitted Investments” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants of this Agreement.

For the avoidance of doubt, any dividend or distribution otherwise permitted pursuant to this Section 6.01 may be in the form of a loan.

SECTION 6.02. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Borrower or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries;

(2) make loans or advances to the Borrower or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect (x) pursuant to the Bridge Loan Documents, the Senior Credit Facilities, the Senior Bridge Facility or related documents as in effect on the Closing Date or (y) on the Closing Date, including, without limitation, pursuant to Indebtedness in existence on the Closing Date;

(2) (a) the Exchange Note Indenture, the Exchange Notes and Guarantees (including any notes to be issued in exchange for Exchange Notes pursuant to the Registration Rights Agreement and related exchange Guarantees) and (b) the Senior Exchange Note Indenture, the Senior Exchange Notes and

Senior Exchange Note Guarantees (including any notes to be issued in exchange for Senior Exchange Notes pursuant to the Senior Exchange Note Registration Rights Agreement and related exchange guarantees);

(3) purchase money obligations or other obligations described in clause (4) of the second paragraph of Section 6.03 hereof that, in each case, impose restrictions of the nature discussed in clause (3) above in the first paragraph of this Section 6.02 on the property so acquired;

(4) applicable law or any applicable rule, regulation or order;

(5) any agreement or other instrument of a Person acquired by the Borrower or any Restricted Subsidiary in existence at the time of such acquisition (but not created in connection therewith or in contemplation thereof or to provide all or a portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(6) contracts for the sale of assets, including without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7) Secured Indebtedness otherwise permitted to be incurred pursuant to Sections 6.03 and 6.06 hereof that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9) other Indebtedness or Preferred Stock of any Restricted Subsidiary (i) that is a Guarantor that is incurred subsequent to the Closing Date pursuant to Section 6.03 hereof or (ii) that is incurred by a Foreign Subsidiary of the Borrower subsequent to the Closing Date pursuant to Section 6.03 hereof, provided, that the terms of such agreements are not materially more restrictive, taken as a whole, with respect to such encumbrances or restrictions than those in the Senior Credit Facilities, the Exchange Note Indenture, the Senior Bridge Facility, the Senior Exchange Note Indenture or this Agreement on the Closing Date;

(10) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(11) customary provisions contained in leases, subleases, licenses or asset sale agreements and other agreements;

(12) restrictions and conditions by the terms of the documentation governing any Receivables Facility that in the good faith determination of the Borrower are necessary or advisable to effect such Receivables Facility;

(13) negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under this Agreement; and

(14) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of the first paragraph of this Section 6.02 hereof imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that the encumbrances or restrictions imposed by such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors of the Borrower, not materially less favorable to the Lenders than encumbrances and restrictions contained in such predecessor agreements and do not affect the Borrower’s and Guarantors’ ability, taken as a whole, to make payments of interest and scheduled payments of principal in respect of the Loans, in each case as and when due; provided further, however, that with respect to agreements existing on the Closing Date, any refinancings or amendments thereof contain such encumbrances or restrictions that are not materially less favorable to the Lenders than the encumbrances or restrictions contained in such agreements as in effect on the Closing Date.

SECTION 6.03. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Borrower and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) and issue Preferred Stock if the Fixed Charge Coverage Ratio of the Borrower and its Restricted Subsidiaries (on a consolidated basis) for the Borrower’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock is issued would have been at least 2.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided further, that any incurrence of Indebtedness or issuance of Preferred Stock by a Restricted Subsidiary that is not a Guarantor pursuant to this paragraph is subject to the limitations of set forth in the sixth paragraph of this Section 6.03.

The first paragraph of this Section 6.03 will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) (w) the incurrence by the Borrower or a Restricted Subsidiary of Indebtedness pursuant to this Bridge Facility, (x) the incurrence by the Borrower or a Restricted Subsidiary of Indebtedness pursuant to the Senior Bridge Facility; provided that after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (x) and then outstanding does not exceed $1,190,000,000 less all principal payments with respect to such Indebtedness made following the Closing Date, (y) the incurrence by the Borrower or a Restricted Subsidiary of Indebtedness pursuant to the Senior Secured Revolving Credit Facility; provided that immediately after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (y) and then outstanding does not exceed the greater of (A) $900,000,000 less all principal payments with respect to such Indebtedness made following the Closing Date pursuant to clause (1) of the third paragraph under Section 6.04 hereof, less the aggregate principal amount of outstanding obligations under or in respect of any Receivables Subsidiary and (B) (i) 85% of the book value of accounts receivable of the Borrower and its Restricted Subsidiaries plus (ii) 65% of the book value of the inventory of the Borrower and its Restricted Subsidiaries and (z) the incurrence by the Borrower or a Restricted Subsidiary of Indebtedness pursuant to the Senior Secured Term Loan Facility; provided that after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (z) and then outstanding does not exceed $2,700,000,000 less all principal payments with respect to such Indebtedness made following the Closing Date pursuant to clause (1) of the third paragraph under Section 6.04 hereof;

(2) (x) the incurrence by the Borrower and the Guarantors of Indebtedness represented by the Exchange Notes (including any Guarantees thereof) and any notes to be issued in exchange for the Exchange Notes (including any Guarantee thereof) pursuant to the Registration Rights Agreement and (y) the incurrence by the Borrower and the Guarantors of Indebtedness represented by the Senior Exchange Notes (including any Senior Exchange Note Guarantees thereof) and any notes to be issued in exchange for the Senior Exchange Notes (including any related guarantee thereof) pursuant to the Senior Exchange Note Registration Rights Agreement;

(3) any Indebtedness of the Borrower and its Restricted Subsidiaries in existence on the Closing Date (other than Indebtedness described in clauses (1) or (2) above);

(4) Indebtedness (including Capitalized Lease Obligations) incurred by the Borrower or any Restricted Subsidiary to finance the purchase, construction, lease or improvement of property (real or personal) or equipment that is used or useful in a Permitted Business in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (4) does not exceed $50,000,000 at any time outstanding so long as such Indebtedness exists at the date of such purchase, construction, lease or improvement or is created within 270 days thereafter;

(5) Indebtedness incurred by the Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, or letters of credit in the nature of security deposit (or similar deposit or security) given to a lessor under an operating lease of real property under which such Person is a lessee; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 45 days following such drawing or incurrence;

(6) Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (A) such Indebtedness is not reflected on the balance sheet (other than by application of Interpretation Number 45 of the Financial Accounting Standards Board (commonly known as FIN 45) as a result of an amendment to an obligation in existence on the Closing Date) of the Borrower or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6)) and (B) in the case of a disposition, the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by the Borrower and any Restricted Subsidiaries in connection with such disposition;

(7) Indebtedness of the Borrower owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Borrower or any other Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Borrower or a Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to constitute the incurrence of such Indebtedness not permitted by this clause (7) and (B) if the Borrower or a Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated in right of payment to all obligations of the Borrower or such Guarantor with respect to the Loans;

(8) shares of Preferred Stock of a Restricted Subsidiary issued to the Borrower or a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Borrower or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (8);

(9) Hedging Obligations of the Borrower or any Restricted Subsidiary (excluding Hedging Obligations entered into for speculative purposes);

(10) obligations in respect of customs, stay, bid, appeal, performance and surety bonds, appeal bonds and other similar types of bonds and performance and completion guarantees and other obligations of a like nature provided by the Borrower or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

(11) Indebtedness of the Borrower or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness and Preferred Stock then outstanding and incurred pursuant to this clause (11) does not at any one time outstanding exceed $150,000,000; provided, that any Indebtedness or Preferred Stock incurred pursuant to this clause (11) shall cease to be deemed incurred or outstanding for purposes of this clause (11) but shall be deemed incurred and outstanding for the purposes of the first paragraph of this Section 6.03 from and after the first date on which the Borrower or such Restricted Subsidiary could have incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock under the first paragraph of this Section 6.03 without reliance on this clause;

(12) (x) any guarantee by the Borrower or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness or other obligations incurred by such Restricted Subsidiary is permitted under the terms of this Agreement; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Loans or the Guarantee of such Restricted Subsidiary or the Borrower, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s Guarantee with respect to the Loans substantially to the same extent as such Indebtedness is subordinated to the Loans or the Guarantee of such Restricted Subsidiary, as applicable, and (y) any guarantee by a Restricted Subsidiary of Indebtedness or other obligations of the Borrower incurred in accordance with the terms of this Agreement;

(13) the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness or Preferred Stock that serves to refund, replace or refinance any Indebtedness incurred as permitted under the first paragraph of this Section 6.03 and clauses (2) and (4) above, this clause (13) and clause (14) and (19) below or any Indebtedness issued to so refund, replace or refinance such Indebtedness including additional Indebtedness incurred to pay premiums and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the earlier of (x) the

Stated Maturity of the Indebtedness being refunded or refinanced, and (y) 90 days after the Stated Maturity of any Loans then outstanding, (B) to the extent such Refinancing Indebtedness refinances Subordinated Indebtedness or Indebtedness pari passu to the Loans or the Guarantees, such Refinancing Indebtedness is subordinated or pari passu to the Loans or the Guarantees at least to the same extent as the Indebtedness being refinanced or refunded, (C) shall not include (x) Indebtedness or Preferred Stock of a Subsidiary that is not a Guarantor that refinances Indebtedness or Preferred Stock of the Borrower or a Guarantor or (y) Indebtedness or Preferred Stock of the Borrower or a Restricted Subsidiary that refinances Indebtedness or Preferred Stock of an Unrestricted Subsidiary, and (D) shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Indebtedness being refunded, replaced or refinanced (including any premium, expenses, costs and fees incurred in connection with such refund, replacement or refinancing);

(14) (i) Indebtedness or Preferred Stock of a Person incurred and outstanding prior to the date on which such Person was acquired by, the Borrower or any Restricted Subsidiary or merged into the Borrower or a Restricted Subsidiary in accordance with the terms of this Agreement or (ii) Indebtedness of the Borrower or any Restricted Subsidiary incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the acquisition by the Borrower or such Restricted Subsidiary of property used or useful in a Permitted Business (whether through the direct purchase of assets or the purchase of Capital Stock of, or merger or consolidation with, any Person owning such assets); provided, that after giving pro forma effect to such incurrence of Indebtedness (x) the Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this Section 6.03 or (y) the Fixed Charge Coverage Ratio would be equal to or greater than the Fixed Charge Coverage Ratio immediately prior to such acquisition;

(15) Indebtedness arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within two (2) Business Days of its incurrence;

(16) Indebtedness of the Borrower or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the Senior Secured Revolving Credit Facility in a principal amount not in excess of the stated amount of such letter of credit;

(17) Indebtedness incurred by a Receivables Subsidiary in connection with a Receivables Facility that is not recourse to the Borrower or any of its Restricted Subsidiaries, other than a Receivables Subsidiary (except for Standard Receivables Undertakings);

(18) Indebtedness consisting of promissory notes issued by the Borrower or any Guarantor to current or former officers, directors, consultants and employees, their respective estates, spouses, former spouses, heirs or family members to finance the purchase or redemption of Equity Interests of the Borrower or any of its direct or indirect parent companies permitted by Section 6.01 hereof;

(19) Contribution Indebtedness (it being understood that any Contribution Indebtedness issued pursuant to this clause (19) shall cease to be deemed incurred or outstanding for purposes of this clause (19) but shall be deemed incurred for the purposes of the first paragraph of this Section 6.03 hereof from and after the first date on which the Borrower or such Restricted Subsidiary could have incurred such Contribution Indebtedness under the first paragraph of this Section 6.03 hereof without reliance on this clause (19));

(20) Indebtedness of the Borrower or any Restricted Subsidiary to the extent the proceeds of such Indebtedness are deposited and used to defease the Exchange Notes as described in Article VIII of the Exchange Note Indenture;

(21) Indebtedness of the Borrower or any Restricted Subsidiary consisting of the financing of insurance premiums in the ordinary course of business;

(22) cash management obligations and Indebtedness in respect of netting services, overdraft facilities, employee credit card programs, Cash Pooling Arrangements or similar arrangements in connection with cash management and deposit accounts; provided that, with respect to any Cash Pooling Arrangements, the total amount of all deposits subject to any such Cash Pooling Arrangement at all times equals or exceeds the total amount of overdrafts that may be subject to such Cash Pooling Arrangements;

(23) Indebtedness representing deferred compensation to employees of the Borrower or any Restricted Subsidiary incurred in the ordinary course of business; and

(24) Indebtedness under (x) the Existing Inventory Financing Agreements and (y) other inventory financing agreements which, when aggregated with the principal amount of all other Indebtedness outstanding and incurred pursuant to clause (x) and this clause (y), does not at any one time outstanding exceed $400,000,000.

For purposes of determining compliance with this Section 6.03 in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (24) above, or is entitled to be incurred pursuant to the first paragraph of this Section 6.03, the Borrower will be permitted to classify and later reclassify such item of Indebtedness in any manner that complies with this Section 6.03, and such item of Indebtedness will be treated as having been incurred pursuant to only one of such categories. Accrual of interest or dividends, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness or Preferred Stock will not be deemed to be an incurrence of Indebtedness or Preferred Stock for purposes of this Section 6.03 and Section 6.06 hereof. Notwithstanding the foregoing, Indebtedness under the Bridge Facility, the Senior Bridge Facility, the Senior Secured Revolving Credit Facility and the Senior

Secured Term Loan Facility outstanding on the Closing Date will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of “Permitted Debt” and any such Indebtedness that was outstanding under the Senior Secured Revolving Credit Facility as of the Closing Date may not later be reclassified. Additionally, all or any portion of any other item of Indebtedness may later be reclassified as having been incurred pursuant to the first paragraph of this Section 6.03 or under any category of Permitted Debt described in clauses (1) through (24) above so long as such Indebtedness is permitted to be incurred pursuant to such provision at the time of reclassification.

For purposes of determining compliance with any U.S. dollar restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a currency agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such currency agreement. The principal amount of any refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the U.S. Dollar Equivalent of the Indebtedness being refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a currency agreement, in which case the refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such refinancing Indebtedness is incurred. The maximum amount of Indebtedness that the Borrower and its Restricted Subsidiaries may incur pursuant to this Section 6.03 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

The Borrower shall not, and shall not permit any Restricted Subsidiary that is a Guarantor to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) contractually subordinated or junior in right of payment to any Indebtedness (including Acquired Debt) of the Borrower or such Restricted Subsidiary, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Loans to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Borrower or such Guarantor’s Guarantee of the Loans. Indebtedness shall not be considered subordinate or junior in right of payment by virtue of being secured to a greater or lesser extent or with different priority.

Notwithstanding anything to the contrary contained in the first paragraph of this Section 6.03 or in the definition of Permitted Debt, no Restricted Subsidiary of the Borrower that is not a subsidiary Guarantor shall incur any Indebtedness or issue any Preferred Stock in reliance on the first paragraph of this Section 6.03 or clause (14) of the definition of Permitted Debt (the “Limited Non-Guarantor Debt Exceptions”) if the

amount of such Indebtedness or Preferred Stock, when aggregated with the amount of all other Indebtedness or Preferred Stock outstanding under such Limited Non-Guarantor Debt Exceptions, together with any Refinancing Indebtedness in respect thereof, would exceed the greater of (i) $100,000,000 and (ii) 5.0% of Total Net Tangible Assets of the Borrower’s Subsidiaries; provided, that in no event shall any Indebtedness or Preferred Stock of any Restricted Subsidiary that is not a Guarantor (x) existing at the time it became a Restricted Subsidiary or (y) assumed in connection with any acquisition, merger or acquisition of minority interests of a non-Wholly Owned Subsidiary (and in the case of clauses (x) and (y), not created in contemplation of such Person becoming a Restricted Subsidiary or such acquisition, merger or acquisition of minority interests) be deemed to be Indebtedness outstanding under the Limited Non-Guarantor Debt Exceptions for purposes of this paragraph.

SECTION 6.04. Asset Sales. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Borrower (or such Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by the Borrower or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

For purposes of clause (2) above, the amount of (i) any liabilities other than contingent liabilities (as shown on the Borrower’s or the applicable Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Borrower or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Loans or the Guarantees) that are assumed by the transferee of any such assets and from which the Borrower and all Restricted Subsidiaries have been validly released by the applicable creditor(s) in writing, (ii) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, (iii) any assets described in clauses (2) or (3) below, and (iv) any Designated Non-cash Consideration received by the Borrower or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Board of Directors of the Borrower), taken together with all other Designated Non-cash Consideration received pursuant to this clause (iv) that is at that time outstanding, not to exceed the greater of (x) $75,000,000 and (y) an amount equal to 2% of Total Assets of the Borrower on the date on which such Designated Non-cash Consideration is received (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this paragraph and for no other purpose.

The Net Proceeds of any Prepayment Asset Sale occurring prior to the Conversion Date shall be applied as set forth in Section 2.04(b)(iii). With respect to any Asset Sale occurring on or after the Conversion Date, within 365 days after the receipt of any Net Proceeds from such an Asset Sale, the Borrower or such Restricted Subsidiary, as the case may be, may

(a) apply those Net Proceeds at its option:

(1) (i) to reduce or fulfill Obligations under Secured Indebtedness of the Borrower or any Restricted Subsidiary, and to correspondingly reduce commitments with respect thereto, (ii) to reduce Obligations under Indebtedness of a Restricted Subsidiary that is not a Guarantor (other than Indebtedness owed to the Borrower of another Restricted Subsidiary) and (iii) to reduce or fulfill Obligations under Senior Subordinated Pari Passu Indebtedness, and to correspondingly reduce commitments with respect thereto (provided that if the Borrower or any Guarantor shall so reduce Obligations under unsecured Senior Subordinated Pari Passu Indebtedness, the Borrower will equally and ratably reduce Obligations under the Loans);

(2) to an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Borrower or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that such business constitutes a Restricted Subsidiary, (B) capital expenditures or (C) other non-current assets, in each of (A), (B) and (C), used or useful in a Permitted Business; and/or

(3) to an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Borrower or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that such business constitutes a Restricted Subsidiary, (B) properties or (C) assets that, in each of (A), (B) and (C), replace the businesses, properties and assets that are the subject of such Asset Sale; or

(b) enter into a binding commitment to apply the Net Proceeds pursuant to clause (a)(1), (2) or (3) above, provided that such binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment until the earlier of (x) the date on which such acquisition or expenditure is consummated, and (y) the 180th day following the expiration of the aforementioned 365 day period.

Any Net Proceeds from an Asset Sale occurring on or after the Conversion Date not applied or invested in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Proceeds shall constitute “Excess Proceeds”; provided that if during such 365-day period the Borrower or a Restricted Subsidiary enters into a definitive binding agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (2) or (3) of the immediately preceding paragraph after such 365th day, such 365-day period will be extended with respect to the amount of Net Proceeds so committed for a period not to exceed 180 days until such Net Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement).

When the aggregate amount of Excess Proceeds exceeds $25,000,000, the Borrower or the applicable Restricted Subsidiary will make an offer (an “Asset Sale Offer”) to all Lenders and, if required by the terms of any Senior Subordinated Pari Passu Indebtedness, to the holders of such Senior Subordinated Pari Passu Indebtedness, on a pro rata basis, the maximum principal amount of Loans and such other Senior Subordinated Pari Passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash.

Pending the final application of any Net Proceeds, the Borrower or the applicable Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Agreement.

If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Borrower or the applicable Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by this Agreement. If the aggregate principal amount of Loans prepaid with such Asset Sale Offer exceeds the amount of Excess Proceeds, the Administrative Agent will select the Loans to be prepaid on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

SECTION 6.05. Transactions with Affiliates.

(a) The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, assign, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $10,000,000, unless:

(A) such Affiliate Transaction is on terms that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or Restricted Subsidiary with an unrelated Person; and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25,000,000, a majority of the Board of Directors of the Borrower (and, if any, a majority of the disinterested members of the Board of Directors of the Borrower with respect to such Affiliate Transaction) have determined in good faith that the criteria set forth in the immediately preceding clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a Board Resolution.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any transaction with the Borrower, a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Borrower or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(2) Restricted Payments and Permitted Investments permitted by this Agreement;

(3) the payment to the Sponsor and any of its officers or Affiliates by the Borrower or any of its Restricted Subsidiaries, of management, consulting, monitoring and advisory fees, termination or indemnification payments and related reasonable expenses pursuant to the Sponsor Management Agreement and as in effect on the Closing Date or any amendment thereto (so long as any such amendment (x) does not increase the amount of fees payable to the Sponsor and (y) is not, taken as a whole, less advantageous to the Lenders in any material respect than the Sponsor Management Agreement) or other agreements as in effect on the Closing Date that are entered into in connection with the Transactions and as in effect on the Closing Date or any amendment thereto (so long as any such amendment is not, taken as a whole, less advantageous to the Lenders in any material respect than the original agreement as in effect on the Closing Date);

(4) payments in respect of employment, severance and any other compensation arrangements with, and fees and expenses paid to, and indemnities provided on behalf of (and entering into related agreements with) officers, directors, employees or consultants of the Borrower, any of its direct or indirect parent companies, or any Restricted Subsidiary, in the ordinary course of business and made in good faith by the Board of Directors of the Borrower or senior management thereof;

(5) payments made by the Borrower or any Restricted Subsidiary to the Sponsor for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by majority of the Board of Directors of the Borrower (and, if any, a majority of the disinterested members of the Board of Directors of the Borrower with respect to such Affiliate Transaction) in good faith;

(6) transactions in which the Borrower or any Restricted Subsidiary delivers to the Administrative Agent a letter from an Independent Financial

Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of this first paragraph of this Section 6.05;

(7) payments or loans (or cancellations of loans) to employees or consultants of the Borrower or any of its direct or indirect parent companies or any Restricted Subsidiary which are approved by the Board of Directors of the Borrower in good faith and which are otherwise permitted under this Agreement;

(8) payments made or performance under any agreement as in effect on the Closing Date (other than the Sponsor Management Agreement (which are permitted under clause (3) of the second paragraph of this Section 6.05), but including, without limitation, each of the other agreements entered into in connection with the Transactions) that are disclosed in Schedule 6.05 hereto, including with additional parties that may be added subsequent to the Closing Date and any amendment thereto to the extent such an amendment is not adverse to the interests of the Lenders in any material respect;

(9) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services (including Holdings and its Subsidiaries), in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower or its Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of the Borrower or the senior management thereof, or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party;

(10) if otherwise permitted hereunder, the issuance of Equity Interests (other than Disqualified Stock) of the Borrower to any Permitted Investor, any director, officer, employee or consultant of the Borrower or its Subsidiaries or any other Affiliates of the Borrower (other than a Subsidiary);

(11) any transaction permitted by Section 6.08 hereof;

(12) any transaction with a Receivables Subsidiary effected as part of a Receivables Facility;

(13) the Transactions and the payment of the Transaction Expenses;

(14) payments by the Borrower and its Restricted Subsidiaries to each other pursuant to tax sharing agreements or arrangements among Holdings and its subsidiaries on customary terms (including, without limitation, transfer pricing initiatives); and

(15) transactions among Foreign Subsidiaries for tax planning and tax efficiency purposes.

SECTION 6.06. Liens. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or suffer to exist any Lien on any asset or property of the Borrower or such Restricted Subsidiary securing Indebtedness unless the Loans are equally and ratably secured with the obligations so secured until such time as such obligations are no longer secured by a Lien. The preceding sentence will not require the Borrower or any Restricted Subsidiary to secure the Loans if the Lien consists of a Permitted Lien. Any Lien that is granted to secure the Loans or the Guarantees under this Section 6.06 shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Loans or such Guarantee under this Section 6.06.

SECTION 6.07. Limitation on Business Activities. The Borrower shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Borrower and its Subsidiaries taken as a whole.

SECTION 6.08. Merger, Consolidation or Sale of All or Substantially All Assets.

(i) The Borrower may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Borrower is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets the Borrower and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person unless:

(A) (a) the Borrower is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States, the District of Columbia or any territory thereof (the Borrower or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Company”);

(B) the Successor Company (if other than the Borrower) assumes all the obligations of the Borrower under this Agreement pursuant to agreements reasonably satisfactory to the Administrative Agent;

(C) immediately after such transaction, no Default or Event of Default exists;

(D) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period either (i) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 6.03 hereof or (ii) the Fixed Charge Coverage Ratio for the Successor Company

and its Restricted Subsidiaries would be equal to or greater than the Fixed Charge Coverage Ratio for the Borrower and its Restricted Subsidiaries immediately prior to such transaction; and

(E) each Guarantor (except if it is the other party to the transactions described above, in which case clause (2) above shall apply) shall have confirmed that its Guarantee shall apply to such Person’s obligations under this Agreement.

(ii) Notwithstanding the foregoing, clauses (3), (4) and (5) above will not be applicable to: (a) any Restricted Subsidiary consolidating with, merging into or selling, assigning, transferring, conveying, leasing or otherwise disposing of all or part of its properties and assets to the Borrower or to another Guarantor; (b) the Borrower merging with an Affiliate solely for the purpose of reincorporating the Borrower, as the case may be, in another jurisdiction; and (c) any Foreign Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to any other Foreign Subsidiary; provided that if the Foreign Subsidiary so consolidating, merging or transferring all or part of its properties and assets is a Foreign Subsidiary that is a Guarantor, such Foreign Subsidiary shall, substantially simultaneously with such merger, transfer or disposition, terminate its Guarantee and otherwise be in compliance with the terms of this Agreement.

(iii) For purposes of this Section 6.08, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Borrower, which properties and assets, if held by the Borrower instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of the Borrower on a consolidated basis, shall be deemed to be the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of the Borrower.

(iv) The predecessor company will be released from its obligations under this Agreement and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement, but, in the case of a lease of all or substantially all its assets, the predecessor company will not be released from the obligation to pay the principal of and interest on the Loans.

(v) In connection with any consolidation or merger or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Borrower contemplated by this Section 6.08, the Borrower shall expressly assume the obligations under this Agreement and shall execute and deliver to the Administrative Agent such documentation, in form and substance reasonably satisfactory to the Administrative Agent, evidencing such succession together with an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation or merger or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Borrower contemplated by this Section 6.08 and such documentation in respect thereto complies with this Section 6.08 and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with and that such supplemental indenture constitutes the legal, valid and binding obligation of the successor entity, subject to the customary exceptions.

SECTION 6.09. Change of Control.

(a) Upon the occurrence of a Change of Control, each Lender shall have the right to require that the Borrower prepay such Lender’s Loans at 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of prepayment, in accordance with the terms contemplated in Section 6.09(b).

(b) Within 30 days following any Change of Control, the Borrower shall mail a notice to each Lender by first class mail with a copy to the Administrative Agent (the “Change of Control Offer”) stating:

(1) that a Change of Control Offer is being made pursuant to Section 6.09 and that all Lenders electing to have Loans prepaid will be prepaid by the Borrower;

(2) the prepayment date, which will be no earlier than five Business Days from the date such notice is mailed (the “Change of Control Payment Date);

(3) that any Loan which a Lender does not elect to have prepaid will remain outstanding and continue to accrue interest;

(4) that unless the Borrower defaults in the prepayment pursuant to this Section 6.09, all Loans that Lenders elect to have prepaid will cease to accrue interest on the Change of Control Payment Date;

(5) if such notice is mailed prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(6) the instructions, as determined by the Borrower, consistent with this Section, that a Lender must follow in order to have its Loans prepaid.

(c) Lenders electing to have Loans prepaid shall be required to give notice of such election, with an appropriate form duly completed, to the Administrative Agent at the address specified in the notice at least three Business Days prior to the prepayment date. Lenders shall be entitled to withdraw their election if the Administrative Agent receives not later than one Business Day prior to the prepayment date, a telegram, telex, facsimile transmission or letter setting forth the name of the Lender, the principal amount of the Loan with respect to which a prepayment election was made and a statement that such Lender is withdrawing his election to have such Loan prepaid.

(d) A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(e) Notwithstanding any of the foregoing, the Borrower will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with this Section 6.09 and prepays all Loans subject to prepayment and for which the applicable Lenders’ prepayment election is not withdrawn pursuant to clause (c) herein.

ARTICLE VII

Events of Default

Prior to the Conversion Date, the Events of Default set forth in Section 7.01 and the related provision in Section 7.02 shall apply. On and after the Conversion Date, the Events of Default and the related provisions set forth in such Sections shall be deemed, without notice to, consent of or any action by any Person, to have been replaced by the Events of Default set forth in Section 7.03 and the related provisions set forth in Section 7.04 (which, in each case, shall not apply prior to the Conversion Date). Section 7.06 shall apply from the date hereof until the Maturity Date (or such earlier date on which the Loan Obligations have been fulfilled in accordance with this Agreement).

If a Default or Event of Default shall have occurred and be continuing on the Conversion Date, the provisions of the immediately preceding paragraph shall not affect any such Default or Event of Default (or the actions or circumstances necessary to cure any such Default or Event of Default) and any notices given or cure periods commenced prior to such date with respect to any such Default or Event of Default shall be deemed given or commenced as of the actual dates thereof for all purposes.

SECTION 7.01. Events of Default Prior to Conversion Date. Prior to the Conversion Date (subject to the immediately preceding paragraph), each of the following events referred to in any of clauses (a) through (k) inclusive of this Section 7.01 shall constitute an “Event of Default”:

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Initial Loan, or (ii) within five Business Days after the same becomes due, any interest on any Initial Loan or any other amount payable hereunder or with respect to any other Bridge Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 5.02 or 5.04(a) (solely with respect to the Borrower) or Article VI; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 7.01(a) or (b) above) contained in any Bridge Loan Document on its part to be performed or observed and such failure continues for 30 days after receipt by the Borrower of written notice thereof by the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Bridge Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Acceleration. Any default occurs under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Borrower or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Borrower or any of its Restricted Subsidiaries (other than Indebtedness owed to the Borrower or a Restricted Subsidiary), whether such Indebtedness existed prior to the Closing Date or is created thereafter, if both:

(i) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(ii) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $100,000,000 or more at any one time outstanding; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of the Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days; or an order for relief is entered in any such proceeding; or

(g) Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding $100,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage thereof) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of 60 consecutive days; or

(h) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (iii) a termination, withdrawal or noncompliance with applicable law or plan terms or termination, withdrawal or other event similar to an ERISA Event occurs with respect to a Foreign Plan that could reasonably be expected to result in a Material Adverse Effect; or

(i) Invalidity of Bridge Loan Documents. Any material provision of any Bridge Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.08) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Loan Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Bridge Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Bridge Loan Document (other than as a result of repayment in full of the Loan Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Bridge Loan Document.

SECTION 7.02. Remedies Upon Event of Default Prior to Conversion Date. If any Event of Default under Section 7.01 occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(a) declare the Commitment of each Lender to be terminated, whereupon such Commitments shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Bridge Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under applicable Law.

provided that upon the occurrence of an entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

SECTION 7.03. Events of Default Following Conversion Date. Following the Conversion Date, each of the following events referred to in clause (a) through (h) inclusive of this Section 7.03 shall constitute an “Event of Default”.

(a) Non-Payment of Principal. The Borrower defaults in the payment of the principal of any Extended Loan, when the same becomes due and payable, whether at the due date thereof, upon acceleration or otherwise; or

(b) Non-Payment of Interest. The Borrower defaults in any payment of interest or other costs on any Extended Loan payable hereunder or with respect to any other Bridge Loan Document, when the same becomes due and payable, and such default continues for a period of 30 days; or

(c) Specific Covenants. Any Loan Party fails to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (a) and (b) above) in any Bridge Loan Document, and such failure continues for a period of 60 days (or 120 days in the case of Section 5.11) after receipt of written notice given by the Administrative Agent or the Lenders of not less than 25% in principal amount of the Extended Loans; or

(d) Cross-Acceleration. Any default occurs under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Borrower or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Borrower or any of its Restricted Subsidiaries (other than Indebtedness owed to the Borrower or a Restricted Subsidiary), whether such Indebtedness existed prior to the Closing Date or is created thereafter, if both:

(i) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(ii) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $100,000,000 or more at any one time outstanding; or

(e) Judgments. The Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) fails to pay final judgments aggregating in excess of $100,000,000, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed; or

(f) Insolvency Proceedings, Inability to Pay Debt, Etc. The Borrower or any of its Subsidiaries that is a Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary), pursuant to or within the meaning of any Bankruptcy Law:

(i) commences proceedings to be adjudicated bankrupt or insolvent;

(ii) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(iii) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(iv) makes a general assignment for the benefit of its creditors; or

(v) generally is not paying its debts as they become due; or

(g) Adjudication of Bankruptcy. A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Borrower or any of its Subsidiaries that is a Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary), in a proceeding in which the Borrower or any such Subsidiary, that is a Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary), is to be adjudicated bankrupt or insolvent;

(ii) appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Borrower or any of its Subsidiaries that is a Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary), or for all or substantially all of the property of the Borrower or any of its Subsidiaries that is a Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary); or

(iii) orders the liquidation of the Borrower or any of its Subsidiaries that is a Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary);

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(h) Invalidity of Guarantees. The Guarantee of any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Subsidiaries that together would constitute a Significant Subsidiary), as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of this Agreement or the release of any such Guarantee in accordance with this Agreement.

SECTION 7.04. Remedies Upon Event of Default Following Conversion Date. (a) If any Event of Default under Section 7.03 (other than of a type specified in Section 7.03(f) or (g)) occurs and is continuing, the Administrative Agent or the Lenders of at least 25% in principal amount of the outstanding Extended Loans may declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Bridge Loan Document to be immediately due and payable; provided that so long as any Indebtedness permitted to be incurred under this Agreement as part of the Senior Credit Facilities shall be outstanding, no such acceleration shall be effective until the earlier of (i) acceleration of any such Indebtedness under the Senior Credit Facilities and (ii) five Business Days after the giving of written notice of such acceleration to the Borrower and the Representative with respect to the Senior Credit Facilities. Upon the effectiveness of the declaration referred to in this clause (a), such principal and interest will be due and payable immediately.

(b) If any Event of Default under Section 7.03(f) or (g) occurs, the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Bridge Loan Document shall automatically become immediately due and payable, in each case without further act of the Administrative Agent or any Lender.

(c) The Borrower shall deliver to the Administrative Agent annually a statement regarding compliance with this Agreement, and, within five Business Days upon becoming aware of any Default, the Borrower shall deliver to the Administrative Agent a statement specifying such Default.

SECTION 7.05. Exclusion of Immaterial Subsidiaries. Solely for the purpose of determining whether a Default has occurred under clauses (f) or (g) of Section 7.01, any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Restricted Subsidiary affected by any event or circumstances referred to in any such clause that is not a Material Subsidiary (it being agreed that all Restricted Subsidiaries affected by any event or circumstance referred to in any such clause shall be considered together, as a single consolidated Restricted Subsidiary, for purposes of determining whether the condition specified above is satisfied).

SECTION 7.06. Application of Funds. After the exercise of remedies provided for in Sections 7.02 or 7.04 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Loan Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Loan Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 9.04 and amounts payable under Article II) payable to each of the Administrative Agent, the Syndication Agents and the Arrangers in its capacity as such (ratably among the Administrative Agent, the Syndication Agents and the Arrangers in proportion to the respective amounts described in this clause First payable to them);

Second, to payment of that portion of the Loan Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 9.05 and amounts payable under Article II), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Loan Obligations constituting accrued and unpaid interest (including any default interest) on the Loans and ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Loan Obligations constituting unpaid principal of the Loans ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Fifth, to the payment of all other Loan Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Lenders on such date, ratably based upon the respective aggregate amounts of all such Loan Obligations owing to the Administrative Agent and the other Lenders on such date.

ARTICLE VIII

The Administrative Agent and Other Agents

SECTION 8.01. Appointment and Authorization of Agents. (a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Bridge Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Bridge Loan Document, together with such powers as are reasonably incidental thereto.

Notwithstanding any provision to the contrary contained elsewhere herein or in any other Bridge Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Bridge Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Bridge Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The bank serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

SECTION 8.02. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Bridge Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct by the Administrative Agent (as determined in the final judgment of a court of competent jurisdiction).

SECTION 8.03. Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Bridge Loan Document or the Exchange Note Indenture or the Exchange Notes or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Bridge Loan Document or the Exchange Note Indenture or the Exchange Notes, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Bridge Loan Document or the Exchange Note Indenture or the Exchange Notes, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Bridge Loan Document or the Exchange Note Indenture or the Exchange Notes, or for any failure of any Loan Party or any other party to any Bridge Loan Document or the Exchange Note Indenture or the Exchange Notes to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Bridge Loan Document or the Exchange Note Indenture or the Exchange Notes.

SECTION 8.04. Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Bridge Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Bridge Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Article IV, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 8.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default”. The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Bridge Loan Document, the Exchange Note Indenture or the Exchange Notes, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Bridge Loan Document, the Exchange Note Indenture or the Exchange Notes or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Bridge Loan Document, the Exchange Note Indenture or the Exchange Notes or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Bridge Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required

Lenders in accordance with Article VII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

SECTION 8.06. Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent or Agent-Related Person hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Bridge Loan Documents and the Exchange Note Indenture and the Exchange Notes, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

SECTION 8.07. Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Bridge Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 8.07. In the case of any investigation, litigation or proceeding giving rise to any

Indemnified Liabilities, this Section 8.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Bridge Loan Document, the Exchange Note Indenture, the Exchange Notes or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. The undertaking in this Section 8.07 shall survive termination of the Aggregate Commitments, the payment of all other Loan Obligations and the resignation of the Administrative Agent.

SECTION 8.08. Agents in their Individual Capacities. JPMCB and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and its Affiliates as though JPMCB were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, JPMCB or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, JPMCB shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include JPMCB in its individual capacity.

SECTION 8.09. Successor Agents. The Administrative Agent may resign as the Administrative Agent at any time upon notice to the Lenders and the Borrower, which resignation shall be effective upon the earlier of (a) the date that is 30 days after such notice and (b) the appointment of a successor agent as provided in this paragraph. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 7.01(f) or Section 7.03(f) or (g) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent”, shall mean such successor administrative agent and the retiring

Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article VIII and Sections 9.04 and 9.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is 30 days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Bridge Loan Documents. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article VIII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

SECTION 8.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Loan Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.06(d) and 9.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.06(d) and 9.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Loan Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 8.11. Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent”, “sole bookrunner” or “arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 8.12. Appointment of Supplemental Administrative Agents. (a) It is the purpose of this Agreement and the other Bridge Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Bridge Loan Documents, and in particular in case of the enforcement of any of the Bridge Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Bridge Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to the Loans, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Bridge Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Loans shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Loans and to perform such duties with respect to such Loans, and every covenant and obligation contained in the Bridge Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental

Administrative Agent, and (ii) the provisions of this Article VIII and of Sections 9.04 and 9.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

ARTICLE IX

Miscellaneous

SECTION 9.01. Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Bridge Loan Document (including any waiver of a Default or Event of Default), and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless, in this case of this Agreement, in writing signed by the Required Lenders, the Borrower and the Guarantors, or, in the case of any other such Bridge Loan Document, in writing by the Administrative Agent and the Loan Party or Loan Parties party thereto, in each case, with the consent of the Required Lenders. Each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender directly affected thereby (it being understood that a waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.05 or 2.06 or any fees hereunder without the written consent of each Lender directly affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c) reduce the principal of, or the rate of interest, the Applicable Margin or the Conversion Spread specified herein on, any Loan, or (subject to clause (i)

of the second succeeding proviso to this Section 9.01) any fees or other amounts payable hereunder or under any other Bridge Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) extend the Conversion Date or the Maturity Date, without the written consent of each Lender directly affected thereby;

(e) place additional restrictions on the right to exchange Extended Loans for Exchange Notes or modify the rate of such exchange without the written consent of each Lender affected thereby;

(f) change any provision of the Exchange Note Indenture that requires (or would require if any Exchange Notes were outstanding) the approval of all holders of Exchange Notes without the written consent of each Lender affected thereby;

(g) change any provision of this Section 9.01, the definition of “Required Lenders” or “Pro Rata Share”, Section 2.11(h), Section 2.12 or Section 7.06 without the written consent of each Lender affected thereby;

(h) other than as provided under Section 10.06, release all of substantially all of the aggregate value of the Guarantees, without the written consent of each Lender;

(i) change the currency in which any Loan is denominated without the written consent of each Lender holding such Loan; or

(j) amend the definition of the term “Interest Period” so as to permit intervals in excess of three months without regard to availability to all Lenders, without the written consent of each Lender directly affected thereby;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Bridge Loan Document and (ii) Section 9.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the expiration of the Commitment of such Lender may not be postponed without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders). Notwithstanding anything to the contrary contained in Section 9.01, the Administrative Agent, without the consent of the Required Lenders, may, but shall have no obligation to, amend Section 2.06(a)(iii) of this Agreement to reflect in percentage terms the Total Cap in effect from time to time.

The Administrative Agent will provide to the Trustee a copy of each amendment or waiver of any provision of this Agreement.

Notwithstanding anything to the contrary contained in Section 9.01, guarantees and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such Guarantee or other document to be consistent with this Agreement and the other Bridge Loan Documents.

Notwithstanding any of the foregoing, no amendment or waiver of any provision of the Exchange Note Indenture shall be effective without the consent of the Lenders and the holders of Exchange Notes pursuant to the terms of Sections 9.01 and 9.02 of the Exchange Note Indenture.

SECTION 9.02. Notices and Other Communications; Facsimile Copies. (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Bridge Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 9.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (1) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (2) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (3) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (4) if delivered by electronic mail (which form of delivery is subject to the provisions of

Section 9.02(c)), when delivered; provided that notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Bridge Loan Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

(c) Reliance by Agents and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 9.03. No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Bridge Loan Document, the Exchange Note Indenture or the Exchange Notes shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Bridge Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 9.04. Attorney Costs and Expenses. The Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent, the Syndication Agents and the Arrangers for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Bridge Loan Documents, the Exchange Note Indenture or the Exchange Notes, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of Milbank, Tweed, Hadley & McCloy LLP and one local and foreign counsel in each relevant jurisdiction, and (b) to pay or reimburse the Administrative Agent, the Syndication Agents, the Arrangers and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Bridge Loan Documents, the

Exchange Note Indenture or the Exchange Notes (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of counsel to the Administrative Agent). The foregoing costs and expenses shall include all reasonable, in the case of Section 9.04(a), and all other documented out-of-pocket expenses incurred by any Agent. The agreements in Section 2.06(d) and this Section 9.04 shall survive the termination of the Aggregate Commitments and repayment of all other Loan Obligations. All amounts due under this Section 9.04 shall be paid within ten Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party or Guarantor fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Bridge Loan Document, the Exchange Note Indenture or the Exchange Notes, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

SECTION 9.05. Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Bridge Loan Document, the Exchange Note Indenture or the Exchange Notes or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee or (y) a material breach of the Bridge Loan Documents, the Exchange Note Indenture or the Exchange Notes by such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Bridge Loan Document, the Exchange Note Indenture or the Exchange Notes or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Bridge Loan Documents, the Exchange Note Indenture or the Exchange Notes is consummated. All amounts due under this Section 9.05 shall be paid within ten Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 9.05. The agreements in this Section 9.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Loan Obligations.

SECTION 9.06. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate.

SECTION 9.07. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of Holdings, the Borrower or any Subsidiary Guarantor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee, (ii) by way of participation in accordance with the provisions of Section 9.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.07(g), (iv) to an SPC in accordance with the provisions of Section 9.07(h) or (v) by way of assignment in accordance with Section 9.07(b) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of, until the Conversion Date, the Borrower, if any assignment will result in the Initial Lenders holding less than 50.1% of the aggregate outstanding principal amount of the Initial Loans; provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a) or (f) or Section 7.03(a), (b), (f) or (g), as applicable, has occurred and is continuing;

(ii) Assignments shall be subject to the following additional conditions:

(1) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless the Borrower and the Administrative Agent otherwise consent, provided that (A) no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a) or (f) or Section 7.03(a), (b), (f) or (g), as applicable, has occurred and is continuing and (B) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(2) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(3) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts (as defined in the Administrative Questionnaire) to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws.

(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 9.07(d), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.08, 2.09 and 2.10 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its promissory note, the Borrower (at its expense) shall execute and deliver a promissory note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.07(e).

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Administrative Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Any Lender may at any time, without the consent of, or notice to, the Borrower (but subject to the consent of the Administrative Agent), sell participations (“Participations”) to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a Participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Bridge Loan Documents and the Exchange Note Indenture and the Exchange Notes and to approve any amendment, modification or waiver of any provision of this Agreement or the other Bridge Loan Documents and the Exchange Note Indenture and the Exchange Notes; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to

Section 9.01 that directly affects such Participant. Subject to Section 9.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10 (subject to the requirements of Section 9.15), 2.08 and 2.09 (through the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.07(c). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 3.12 as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Sections 2.08, 2.09 or 2.10 than the applicable Lender would have been entitled to receive with respect to the Participation sold to such Participant, unless the sale of the Participation to such Participant is made with the Borrower’s prior written consent.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its promissory note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing prior to the Closing Date by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Sections 2.08, 2.09 or 2.10, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Bridge Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i) Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the promissory note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the promissory note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 9.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Bridge Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Bridge Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

SECTION 9.08. Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information and to not use or disclose such information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 9.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 9.07(g) or 9.07(i), counterparty to a Hedging Obligation, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.08; (h) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); or (j) in connection with the exercise of any remedies hereunder or under any other Bridge Loan Document, or the Exchange Note Indenture or the Exchange Notes or any action or proceeding relating to this Agreement or any other Bridge Loan Document, or the Exchange Note Indenture or the Exchange Notes or the enforcement of rights hereunder or thereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Bridge Loan Documents, or the Exchange Note Indenture or the Exchange Notes, the Commitments, and the Borrowing. For the purposes of this Section 9.08, “Information” means all information received from any Loan Party or its Affiliates or its Affiliates’ directors, officers, employees, trustees, investment advisors or agents, relating to Holdings, the Borrower or any of their subsidiaries or their business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 9.08; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential or is delivered pursuant to Section 5.01 or 5.02 hereof.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THIS SECTION 9.08 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE LOAN PARTIES AND THEIR AFFILIATES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING WAIVERS AND AMENDMENTS, FURNISHED BY THE LOAN PARTIES OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE LOAN PARTIES AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.09. Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Loan Obligations owing to such Lender and its Affiliates hereunder or under any other Bridge Loan Document now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made a demand under this Agreement or any other Bridge Loan Document and although such Loan Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Notwithstanding anything to the contrary contained herein, no Lender or its Affiliates shall have a right to set off and apply any deposits held or other Indebtedness owning by such Lender or its Affiliates to or for the credit or the account of any Subsidiary of a Loan Party which is not a “United States person” within the meaning of Section 7701(a)(30) of the Code unless such Subsidiary is not a direct or indirect subsidiary of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this Section 9.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Lender may have.

SECTION 9.10. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Bridge Loan Document, the interest paid or agreed to be paid under the Bridge Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Loan Obligations hereunder.

SECTION 9.11. Counterparts. This Agreement and each other Bridge Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier of an executed counterpart of a signature page to this Agreement and each other Bridge Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Bridge Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

SECTION 9.12. Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Bridge Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Bridge Loan Document, the Exchange Note Indenture or the Exchange Notes shall not be deemed a conflict with this Agreement. Each Bridge Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 9.13. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Bridge Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Loan Obligation hereunder shall remain unpaid or unsatisfied.

SECTION 9.14. Severability. If any provision of this Agreement or the other Bridge Loan Documents, the Exchange Note Indenture or the Exchange Notes is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Bridge Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 9.15. Tax Forms. (a) (i) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “Foreign Lender”, which, for the avoidance of doubt, shall include reference to the Administrative Agent if it is not a “United States person”) shall, to the extent it may lawfully do so, deliver to the Borrower and the Administrative Agent, on or prior to the date which is ten Business Days after the Closing Date (or upon accepting an assignment of an interest herein), two duly signed, properly completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, United States withholding tax on all payments to be made to such Foreign Lender by the Borrower or any other Loan Party pursuant to this Agreement or any other Bridge Loan Document) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower or any other Loan Party pursuant to this Agreement or any other Bridge Loan Document) or such other evidence reasonably satisfactory to the Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, United States federal withholding tax, including any exemption pursuant to Section 871(h) or 881(c) of the Code, and in the case of a Foreign Lender claiming such an exemption under Section 881(c) of the Code, a certificate that establishes in writing to the Borrower and the Administrative Agent that such Foreign Lender is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Code, (ii) a 10-percent stockholder within the meaning of Section 871(h)(3)(B) of the Code, or (iii) a controlled foreign corporation related to the Borrower with the meaning of Section 864(d) of the Code. Thereafter and from time to time, each such Foreign Lender shall, to the extent it may lawfully do so, (A) promptly submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States Laws and regulations to avoid, or such evidence as is reasonably satisfactory to the Borrower and the Administrative Agent of any available exemption from, or reduction of, United States federal withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower or other Loan Party pursuant to this Agreement, or any other Bridge Loan Document, in each case, (1) on or before the date that any such form, certificate or other evidence expires or becomes obsolete, (2) after the occurrence of a change in the Lender’s circumstances requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower and the Administrative Agent and (3) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and (B) promptly notify the Borrower and the Administrative Agent of any change in the Lender’s circumstances which would modify or render invalid any claimed exemption or reduction.

(ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Foreign Lender under any of the Bridge Loan Documents, shall, to the extent it may lawfully do so, deliver to the Borrower and the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Borrower or the Administrative Agent (in either case, in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Foreign Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Foreign Lender acts for its own account that is not subject to United States federal withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Foreign Lender is required to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender.

(iii) The Borrower shall not be required to pay any additional amount or any indemnity payment under Section 2.10 to (A) any Foreign Lender if such Foreign Lender shall have failed to satisfy the foregoing provisions of this Section 9.15(a), or (B) any U.S. Lender if such U.S. Lender shall have failed to satisfy the provisions of Section 9.15(b); provided that (i) if such Lender shall have satisfied the requirement of this or Section 9.15(b), as applicable, on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Bridge Loan Documents, nothing in this Section 9.15(a) or Section 9.15(b) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 2.10 in the event that, as a result of any change in any applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Bridge Loan Documents is not subject to withholding or is subject to withholding at a reduced rate and (ii) nothing in this Section 9.15(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.10 in the event that the requirements of 9.15(a)(ii) have not been satisfied if the Borrower is entitled, under applicable Law, to rely on any applicable forms and statements required to be provided under this Section 9.15 by the Foreign Lender that does not act or has ceased to act for its own account under any of the Loan Documents.

(iv) The Administrative Agent may deduct and withhold any taxes required by any Laws to be deducted and withheld from any payment under any of the Bridge Loan Documents.

(b) Each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “U.S. Lender” which, for the avoidance of doubt, shall include reference to the Administrative Agent if it is a “United States person”) shall deliver to the Administrative Agent and the Borrower two duly signed, properly completed copies of IRS Form W-9, or any successor thereto, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete, (iii) after the occurrence of a change in the Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent. If such U.S. Lender fails to deliver such forms, then the Administrative Agent may withhold from any payment to such U.S. Lender an amount equivalent to the applicable backup withholding tax imposed by the Code.

SECTION 9.16. GOVERNING LAW. (a) THIS AGREEMENT AND EACH OTHER BRIDGE LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED THEREIN).

(b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY BRIDGE LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY BRIDGE LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, HOLDINGS, EACH SUBSIDIARY GUARANTOR PARTY HERETO, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, HOLDINGS, EACH SUBSIDIARY GUARANTOR PARTY HERETO, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY BRIDGE LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

SECTION 9.17. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY BRIDGE LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY BRIDGE LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 9.18. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, Holdings and each Subsidiary Guarantor Party hereto and the Administrative Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower, Holdings and the Subsidiary Guarantors shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 6.08.

SECTION 9.19. [Reserved].

SECTION 9.20. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Bridge Loan Documents or the Exchange Note Indenture or the Exchange Notes (to the extent such right or remedy is granted pursuant to the Agreement) (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), without the prior written consent of the Administrative Agent. The provisions of this Section 9.20 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 9.21. USA PATRIOT Act. Each Lender hereby notifies the Borrower and the Guarantors that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of the Borrower and the Guarantors and other information that will allow such Lender to identify the Borrower and the Guarantors in accordance with the USA PATRIOT Act.

SECTION 9.22. Agent for Service of Process. The Borrower agrees that promptly following request by the Administrative Agent it shall cause each Material Foreign Subsidiary to appoint and maintain an agent reasonably satisfactory to the Administrative Agent to receive service of process in New York City on behalf of such Material Foreign Subsidiary.

ARTICLE X

Guarantees

SECTION 10.01. Guarantees. (a) Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, to each Lender and to the Administrative Agent and its successors and assigns (a) the full and punctual payment of the Loan Obligations when due, whether at maturity, by acceleration, by mandatory prepayment or otherwise, and all other monetary obligations of the Borrower under this Agreement and the other Bridge Loan Documents and (b) the full and punctual performance within applicable grace periods of all other Loan Obligations (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor and that such Guarantor will remain bound upon its guarantee notwithstanding any extension or renewal of any Guaranteed Obligation.

(b) Each Guarantor waives presentation to, demand of, payment from and protest to the Borrower or any other Guarantor of any of the Guaranteed Obligations and also waives notice of acceptance of its Guarantee and notice of protest for nonpayment. Each Guarantor waives notice of any default on the Guaranteed Obligations. The obligations of each Guarantor hereunder shall not be affected by (i) the failure of any Lender or the Administrative Agent to assert any claim or demand or to enforce any right or remedy against the Borrower or any other Person (including any Guarantor) under this Agreement, the other Bridge Loan Documents or any other agreement or otherwise; (ii) any extension or renewal of any thereof; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, the other Bridge Loan Documents or any other agreement; (iv) the failure of any Lender or the Administrative Agent to exercise any right or remedy against any other Guarantor of the Guaranteed Obligations; or (v) except as set forth in Section 10.06, any change in the ownership of such Guarantor.

(c) Each Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Lender or the Administrative Agent to any balance of any deposit account or credit on the books of the Administrative Agent or any other Lender in favor of the Borrower or any other person.

(d) Except as expressly set forth in Sections 10.01(f) and 10.06, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation,

impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (i) the failure of any Lender or the Administrative Agent to assert any claim or demand or to enforce any right or remedy under this Agreement, the other Bridge Loan Documents or any other agreement, by (ii) any recession, waiver, amendment or modification of, or any release from any of the terms or provisions of, or any release from any of the terms or provisions of, any thereof, including with respect to any other Guarantor under this Agreement, (iii) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or (iv) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

(e) To the fullest extent permitted by applicable Law, each Guarantor waives any defense based on or arising out of any defense of the Borrower or any other Guarantor or the unenforceability of the Guaranteed Obligations, or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Guarantor. The Administrative Agent and the other Lenders may, at their election, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with the Borrower or any other Guarantor or exercise any other right or remedy available to them against the Borrower or any other Guarantor, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in full in cash. To the fullest extent permitted by applicable Law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Guarantor, as the case may be.

(f) Each Guarantor, and by its acceptance of this Agreement, the Administrative Agent and each other Lender, hereby confirms that it is the intention of all such Persons that this Agreement and the Guaranteed Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guarantee and the Guaranteed Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Lenders and the Guarantors hereby irrevocably agree that the Guaranteed Obligations of each Guarantor under this Guarantee at any time shall be limited to the maximum amount as will result in the Guaranteed Obligations of such Guarantor under this Guarantee not constituting a fraudulent transfer or conveyance.

(g) Each Guarantor acknowledges that it will receive indirect benefits from the financing arrangements contemplated by the Bridge Loan Documents and that the waivers set forth in this Agreement are knowingly made in contemplation of such benefits.

(h) Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Lender or the Administrative Agent upon the bankruptcy or reorganization of the Borrower, any Guarantor or otherwise.

(i) In furtherance of the foregoing clauses (a) through (h) and not in limitation of any other right which any Lender or the Administrative Agent has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Guarantor to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by mandatory prepayment or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall forthwith pay, or cause to be paid, in cash, to the Administrative Agent for distribution to the Lenders an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (iii) all other monetary Guaranteed Obligations of the Borrower to the Lenders and the Administrative Agent.

(j) Each Guarantor agrees that, as between it, on the one hand, and the Lenders and the Administrative Agent, on the other hand, (i) the maturity of the Guaranteed Obligations may be accelerated as provided in Article VII for the purposes of such Guarantor’s Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article VII, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Section.

(k) Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Administrative Agent or any Lender in enforcing any rights under this Section.

(l) Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Guarantor’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations, and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Lenders will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 10.02. [Intentionally Reserved].

SECTION 10.03. Successors and Assigns. This Article X shall be, subject to Section 10.06, binding upon each Guarantor and its successors and assigns and shall enure to the benefit of the successors and assigns of the Administrative Agent and the Lenders and, in the event of any transfer or assignment of rights by any Lender or the Administrative Agent, the rights and privileges conferred upon that party in this Agreement and in the other Bridge Loan Documents shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Agreement.

SECTION 10.04. No Waiver. Neither a failure nor a delay on the part of either the Administrative Agent or the Lenders in exercising any right, power or privilege under this Article X shall operate as a waiver thereof, nor shall a single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or privilege, preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Administrative Agent and the Lenders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article X at law, in equity, by statute or otherwise.

SECTION 10.05. Modification. No modification, amendment or waiver of any provision of this Article X, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstances.

SECTION 10.06. Release of Guarantor. Each Guarantor will be automatically and unconditionally released and discharged from its obligations under this Article X (other than any obligation that may have arisen under Section 10.07) upon:

(1) (a) any sale, exchange or transfer (by merger or otherwise) of (i) the Capital Stock of such Guarantor (including any sale, exchange or transfer), after which, in the case of a Subsidiary Guarantor, the applicable Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all the assets of such Guarantor, in each case made in compliance with the applicable provisions of this Agreement;

(b) the designation of such Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of this Agreement; or

(c) the release or discharge of (i) the guarantee by such Guarantor of Indebtedness under the Senior Credit Facilities and (ii) such Guarantor’s obligations under any Ineligible Indebtedness incurred by such Guarantor, if any, that resulted in the creation of such Guarantee, other than in the case of clause (i), a discharge or release by or as a result of payment under such guarantee; and

(2) such Guarantor delivering to the Trustee an officer’s certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Agreement relating to such transaction have been complied with.

SECTION 10.07. Contribution. Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all Guaranteed Obligations under this Agreement to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

SECTION 10.08. Confirmation of Guarantee. Each Guarantor, by its execution of this Agreement, hereby confirms and ratifies that all of its obligations as a Guarantor shall continue in full force and effect for the benefit of the Administrative Agent and the Lenders with respect to the Guaranteed Obligations as amended by this Amendment and Restatement of the Existing Bridge Facility.

ARTICLE XI

Subordination

SECTION 11.01. Agreement To Subordinate. The Borrower and the Guarantors agree, and each Lender agrees, that the Indebtedness evidenced by the Loans and the Guarantees shall be subordinated in right of payment, to the extent and in the manner provided in this Article XI, to the prior payment of all existing and future Senior Indebtedness of the Borrower and the Guarantors and that the subordination is for the benefit of and enforceable by the holders of such Senior Indebtedness. The Loans and the Guarantees shall in all respects rank pari passu in right of payment with all existing and future Senior Subordinated Pari Passu Indebtedness of the Borrower and the Guarantors, respectively, and shall rank senior in right of payment to all existing and future Subordinated Indebtedness of the Borrower and the Guarantors; and only Indebtedness of the Borrower or a Guarantor that is Senior Indebtedness shall rank senior to the Loans and the Guarantees in accordance with the provisions set forth herein. All provisions of this Article XI shall be subject to Section 11.12 hereof.

SECTION 11.02. Liquidation, Dissolution, Bankruptcy. Upon any payment or distribution of the assets of the Borrower upon (i) a total or partial liquidation or dissolution or (ii) bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Borrower or its property:

(1) the holders of Senior Indebtedness of the Borrower shall be entitled to receive payment in full in cash of such Senior Indebtedness (including interest accruing after, or which would accrue but for, the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness, whether or not a claim for such interest would be allowed) before the Lenders are entitled to receive any payment or distribution of any kind or character with respect to any Obligations on, or relating to, the Loans; and

(2) until the Senior Indebtedness of the Borrower is paid in full in cash, any payment or distribution to which Lenders would be entitled but for this Article XI shall be made to holders of such Senior Indebtedness as their interests may appear.

If a distribution is made to Lenders that, due to the subordination provisions, should not have been made to them, such Lenders are required to hold it in trust for the holders of Senior Indebtedness of the Borrower and pay it over to them as their interests may appear.

SECTION 11.03. Default on Designated Senior Indebtedness of the Borrower. The Borrower or any Guarantor shall not pay the principal of, premium, if any, or interest, if any, on the Loans if either of the following (a “Payment Default”) occurs: (a) any Obligation on Designated Senior Indebtedness of the Borrower is not paid in full in cash when due; or (b) any other default on Designated Senior Indebtedness of the Borrower occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash; provided, however, that the Borrower shall be entitled to pay the Loans without regard to the foregoing if the Borrower and the Administrative Agent receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing and so long as, on the date or dates the respective amount were paid into trust, such payments were made with respect to the Loans without violating the subordination provisions described herein.

During the continuance of any default (other than a Payment Default) (a “Non-Payment Default”) with respect to any Designated Senior Indebtedness of the Borrower pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Borrower shall not repay the Loans for a period (a “Payment Blockage Period”) commencing upon the receipt by the Administrative Agent at least two (2) Business Days prior to any such payment in accordance with Section 11.09 hereof of (with a copy to the Borrower) written notice (a “Blockage Notice”) of such Non-Payment Default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period shall end earlier if such Payment Blockage Period is terminated (i) by written notice to the Administrative Agent and the Borrower from the Person or Persons who gave such Blockage Notice at least two (2) Business Days prior to any such payment in accordance with Section 11.09 hereof; (ii) because the Non-Payment Default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or (iii) because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

Notwithstanding the provisions described in the immediately preceding paragraph (but subject to the provisions contained in the first sentence of this Section 11.03), unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness shall have accelerated the maturity of such Designated Senior Indebtedness or a Payment Default shall have occurred and be continuing, the Borrower and the related Guarantors shall be entitled to resume repayments on the Loans after termination of such Payment Blockage Period. The Loans shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of Non-Payment Defaults with respect to Designated Senior Indebtedness of the Borrower during such period; provided that if any Blockage Notice within such 360-day period is delivered to the Administrative Agent by or on behalf of any holders of Designated Senior Indebtedness of the Borrower (other than holders of Indebtedness under the Senior Secured Revolving Credit Facility and the Senior Secured Term Loan), a Representative of holders of Indebtedness under the Senior Secured Revolving Credit Facility and the Senior Secured Term Loan shall be entitled to give another Blockage Notice within such period; provided further, however, that in no event shall the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any consecutive 365-day period, and there must be at least 186 days during any consecutive 365-day period during which no Payment Blockage Period is in effect. For purposes of this Section 11.03, no Non-Payment Default that existed or was continuing on the date of delivery of any Blockage Notice with respect to any Designated Senior Indebtedness and that was the basis for the initiation of such Blockage Notice shall be, or be made, the basis for a subsequent Blockage Notice by the Representative of such Designated Senior Indebtedness unless such Non-Payment Default has been waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants during the period after the date of delivery of such initial Blockage Notice, that, in either case, would give rise to a Non-Payment Default pursuant to any provisions under which a Non-Payment Default previously existed or was continuing shall constitute a new Non-Payment Default for this purpose). So long as there shall remain outstanding Senior Indebtedness under the Senior Secured Revolving Credit Facility and the Senior Secured Term Loan, a Blockage Notice with respect to the Senior Secured Revolving Credit Facility and the Senior Secured Term Loan may only be given by the Representatives thereunder unless otherwise agreed to in writing by the requisite lenders named therein. If a repayment, deposit, purchase, redemption or other retirement of any Loan is made to or for the benefit of Lenders that due to the subordination provisions of this Agreement should not have been made, such Lenders are required to hold it in trust for the holders of Designated Senior Indebtedness of the Borrower and pay it over to them as their interests may appear.

SECTION 11.04. Acceleration of Payment of Loans. If repayment of the Loans is accelerated because of an Event of Default, the Borrower or the Administrative Agent shall promptly notify the holders of Designated Senior Indebtedness of the Borrower or the Representative of such Designated Senior Indebtedness of the acceleration; provided that any failure to give such notice shall have no effect whatsoever on the provisions of this Article XI. If any Designated Senior Indebtedness of the Borrower is outstanding, neither the Borrower nor any Guarantor may repay the Loans until five (5) Business Days after the Representatives of such Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may repay the Loans only if this Agreement otherwise permits payment at that time.

SECTION 11.05. When Distribution Must Be Paid Over. If a distribution is made to Lenders that because of this Article XI should not have been made to them, the Lenders who receive the distribution shall hold it in trust for holders of Senior Indebtedness of the Borrower and pay it over to them as their interests may appear.

SECTION 11.06. Subrogation. After all Senior Indebtedness of the Borrower is paid in full and until the Loans are repaid in full, the Lenders shall be subrogated to the rights of the holders of such Senior Indebtedness to receive distributions applicable to such Senior Indebtedness. A distribution made under this Article XI to holders of such Senior Indebtedness which otherwise would have been made to Lenders of the Loans is not, as between the Borrower and Lenders, a payment by the Borrower on such Senior Indebtedness.

SECTION 11.07. Relative Rights. This Article XI defines the relative rights of Lenders and holders of Senior Indebtedness of the Borrower. Nothing in this Agreement shall:

(1) impair, as between the Borrower and Lenders, the obligation of the Borrower, which is absolute and unconditional, to repay principal of and interest on the Loans in accordance with their terms; or

(2) prevent the Administrative Agent or any Lender from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders of Senior Indebtedness of the Borrower to receive distributions otherwise payable to Lenders.

SECTION 11.08. Subordination May Not Be Impaired by Borrower. No right of any holder of Senior Indebtedness of the Borrower to enforce the subordination of the Indebtedness evidenced by the Loans shall be impaired by any act or failure to act by the Borrower or by its failure to comply with this Agreement.

SECTION 11.09. Rights of Administrative Agent. (a) Notwithstanding Section 11.03, the Administrative Agent shall continue to make payments on the Loans and shall not be charged with knowledge of the existence of facts that under this Article XI that would prohibit the making of any such payments unless, not less than two (2) Business Days prior to the date of such payment, the Administrative Agent receives written notice satisfactory to it that such payments are prohibited by this Article XI. The Borrower, a Representative or a holder of Senior Indebtedness of the Borrower shall be entitled to give the notice; provided, however, that, if an issue of Senior Indebtedness of the Borrower has a Representative, only the Representative shall be entitled to give the notice; provided that any such notice from the Representative shall be accompanied by an incumbency certificate.

(b) The Administrative Agent in its individual or any other capacity shall be entitled to hold Senior Indebtedness of the Borrower with the same rights it would have if it were not the Administrative Agent. The Administrative Agent shall be entitled to all the rights set forth in this Article XI with respect to any Senior Indebtedness of the Borrower which may at any time be held by it, to the same extent as any other holder of such Senior Indebtedness; and nothing in Article IX shall deprive the Administrative Agent of any of its rights as such holder. Nothing in this Article XI shall apply to claims of, or payments to, the Administrative Agent under or pursuant to Section 8.07 hereof.

SECTION 11.10. Distribution or Notice to Representative. Whenever any Person is to make a distribution or give a notice to holders of Senior Indebtedness of the Borrower, such Person shall be entitled to make such distribution or give such notice to their Representative (if any).

SECTION 11.11. Article XI Not To Prevent Events of Default or Limit Right To Accelerate. The failure to make a repayment of the Loans by reason of any provision in this Article XI shall not be construed as preventing the occurrence of a Default. Nothing in this Article XI shall have any effect on the right of the Lenders or the Administrative Agent to accelerate the maturity of the Loans.

SECTION 11.12. Administrative Agent Entitled To Rely. Upon any payment or distribution pursuant to this Article XI, the Administrative Agent and the Lenders shall be entitled to rely (a) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 11.02 are pending, (b) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Administrative Agent or to the Lenders or (c) upon the Representatives of Senior Indebtedness of the Borrower for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of such Senior Indebtedness and other Indebtedness of the Borrower, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article XI. In the event that the Administrative Agent determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Senior Indebtedness of the Borrower to participate in any payment or distribution pursuant to this Article XI, the Administrative Agent may request such Person to furnish evidence to the reasonable satisfaction of the Administrative Agent as to the amount of such Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article XI, and, if such evidence is not furnished, the Administrative Agent may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The provisions of Section 8.02 shall be applicable to all actions or omissions of actions by the Administrative Agent pursuant to this Article XI.

SECTION 11.13. Administrative Agent to Effectuate Subordination. Each Lender authorizes and directs the Administrative Agent, on its behalf, to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the Lenders and the holders of Senior Indebtedness of the Borrower as provided in this Article XI and appoints the Administrative Agent as attorney-in-fact for any and all such purposes.

SECTION 11.14. Administrative Agent Not Fiduciary for Lenders of Senior Indebtedness of the Borrower. The Administrative Agent shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness of the Borrower and shall not be liable to any such holders if it shall mistakenly pay over or distribute to Lenders or the Borrower or any other Person, money or assets to which any holders of Senior Indebtedness of the Borrower shall be entitled by virtue of this Article XI or otherwise.

SECTION 11.15. Reliance by Lenders of Senior Indebtedness of the Borrower on Subordination Provisions. Each Lender acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness of the Borrower, whether such Senior Indebtedness was created or acquired before or after the extension of the Loans, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness and such holder of such Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CDW CORPORATION

By:	/s/ Robert J. Welyki
Name:	Robert J. Welyki
Title:	Vice President, Treasurer, Assistant Secretary

Signature Page to Amended and Restated Senior Subordinated Bridge Loan Agreement

By its signature below, the undersigned hereby consents to the foregoing Amendment and Restatement of the Existing Senior Subordinated Bridge Loan Agreement and confirms that the obligations of the Borrower under said Senior Subordinated Bridge Loan Agreement as amended by said Amendment and Restatement shall constitute "Guaranteed Obligations" under Section 10.1 of said Senior Subordinated Bridge Loan Agreement. By its signature below, the undersigned hereby confirms that all of its obligations under Section 10.1 of said Senior Subordinated Bridge Loan Agreement shall continue unchanged and in full force and effect for the benefit of the Agents and the Lenders with respect to this Amendment and Restatement of the Existing Senior Subordinated Bridge Loan Agreement.

VH HOLDINGS, INC.

By:	/s/ Barbara A. Klein
Name:	Barbara A. Klein
Title:	Chief Financial Officer

CDW DIRECT, LLC

By:	/s/ Robert J. Welyki
Name:	Robert J. Welyki
Title:	Vice President, Treasurer, Assistant Secretary

CDW GOVERNMENT, INC.

By:	/s/ Robert J. Welyki
Name:	Robert J. Welyki
Title:	Vice President, Treasurer, Assistant Secretary

BERBEE INFORMATION NETWORKS CORPORATION

By:	/s/ Robert J. Welyki
Name:	Robert J. Welyki
Title:	Vice President, Treasurer, Assistant Secretary

CDW LOGISTICS, INC.

By:	/s/ Robert J. Welyki
Name:	Robert J. Welyki
Title:	Vice President, Treasurer, Asst. Secretary

Signature Page to Amended and Restated Senior Subordinated Bridge Loan Agreement

CDW ASIA HOLDINGS, LLC

By:	/s/ Robert J. Welyki
Name:	Robert J. Welyki
Title:	Vice President, Treasurer, Assistant Secretary

CDW CORPORATION

By:	/s/ Robert J. Welyki
Name:	Robert J. Welyki
Title:	Vice President, Treasurer, Assistant Secretary

FORESIGHT TECHNOLOGY GROUP, INC.

By:	/s/ Christine A. Leahy
Name:	Christine A. Leahy
Title:	Secretary

Signature Page to Amended and Restated Senior Subordinated Bridge Loan Agreement

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:	/s/ Ann B. Kerns
Name:	Ann B. Kerns
Title:	Vice President

Signature Page to Amended and Restated Senior Subordinated Bridge Loan Agreement

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ David Mayhew
Name:	David Mayhew
Title:	Managing Director

By:	/s/ STEPHEN CAYER
Name:	STEPHEN CAYER
Title:	DIRECTOR

Signature Page to Amended and Restated Senior Subordinated Bridge Loan Agreement

LEHMAN COMMERCIAL PAPER INC. as a Lender

By:	/s/ Frank P. Turner
Name:	Frank P. Turner
Tide:	Authorized Signatory

Signature Page to Amended and Restated Senior Subordinated Bridge Loan Agreement

MORGAN STANLEY BANK, as a Lender

By:	/s/ Gene Martin
Name:	Gene Martin
Title:	Authorized Signatory

Signature Page to Amended and Restated Senior Subordinated Bridge Loan Agreement